As filed with the Securities and Exchange Commission on January 11, 2007
Registration No. 333-138081

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Activant Solutions Inc.
(Exact name of registrant issuer as specified in its charter)
SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	7371	94-2160013
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7683 Southfront Road, Livermore, CA 94551
(800) 678-7423
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Timothy F. Taich
Vice President and General Counsel
7683 Southfront Road, Livermore, CA 94551
(925) 449-0606
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Richard A. Fenyes, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Tel: (212) 455-2000

     Approximate date of commencement of proposed exchange offers:  As soon as practicable after this Registration Statement is declared effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	Maximum	Maximum
Title of Each Class of	be	Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price Per Note	Offering Price(1)	Registration Fee

9 1/2% Senior Subordinated Notes due 2016	$175,000,000	100%	$175,000,000	$18,725

Guarantees of 9 1/2% Senior Subordinated Notes due 2016	N/A(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	See inside facing page for additional registrant guarantors.

(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

State or Other
Exact Name of	Jurisdiction of	I.R.S. Employer		Address, Including Zip Code and Telephone
Registrant Guarantor as	Incorporation or	Identification		Number, Including Area Code, of Registrant
Specified in its Charter	Organization	Number		Guarantor’s Principal Executive Offices

Enterprise Computer Systems, Inc.	South Carolina	57-0672234		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
HM Coop, LLC	Delaware	94-2160013 (Parent EIN	)	804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
Prelude Systems, Inc.	Texas	75-1772775		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
Prophet 21, Inc.	Delaware	23-2746447		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
Prophet 21 (New Jersey), Inc.	New Jersey	22-2048638		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
Speedware Holdings, Inc.	Delaware	32-0070686		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
Speedware USA Inc.	New York	13-3320017		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
STANPAK Systems, Inc.	Massachusetts	04-2689074		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300
Triad Systems Financial Corporation	California	94-2525826		804 Las Cimas Parkway Austin, Texas 78746 (Travis County) 512-328-2300

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED JANUARY 11, 2007
PRELIMINARY PROSPECTUS
Activant Solutions Inc.
Offers to Exchange
       $175,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2016 (the “notes”), which have been registered under the Securities Act of 1933, for any and all of its outstanding 9 1/2% Senior Subordinated Notes due 2016.

       We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.
The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 12:00 a.m. midnight, New York City time, on , unless extended. We do not currently intend to extend the expiration date.

•	The exchange notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.
Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market.
      All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

       See “Risk Factors” beginning on page 17 for a discussion of certain risks that you should consider before participating in the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2007.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer if these securities in any state where the offer is not permitted.
TRADEMARKS AND SERVICE MARKS
      Several trademarks and tradenames appear in this Prospectus. Activant, the Activant stylized logo design, J-CON, A-DIS, VISTA, AConneX, PartExpert, Activant Eagle, Activant Cover to Cover, Activant Falcon, Activant Prism, ePartInsight, LaserCat, Prelude Systems, Enterprise, Speedware and Prophet 21 are registered trademarks of ours. Other trademarks of ours include Ultimate, Series 12, Eclipse, Eagle, Falcon, CSD, IDW, IDX, Data Warehouse, ePartExpert, LOADSTAR, INet, Version 2, 4GL, Open ERP Solutions, ECS Pro, Dimensions, Prelude, and CommerceCenter. Windows is either a registered trademark or trademark of Microsoft Corporation in the United States and/or other countries. Other trademarks and tradenames are used in this Prospectus that identify other entities claiming the marks and names of their products. We disclaim proprietary interest in such marks and names of others. References herein to AutoZone, O’Reilly, Home Depot, Honsador, and Lowe’s, mean, respectively, AutoZone, Inc., O’Reilly Automotive, Inc., The Home Depot, Inc., Honsador Holding LLC, and Lowe’s Home Centers, Inc.
INDUSTRY AND MARKET DATA
      In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information.

i

ii

PROSPECTUS SUMMARY
      This summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the financial data and related notes and section entitled “Risk Factors.” On March 12, 2006, Lone Star Holdings Corp., a Delaware corporation, now known as Activant Group, Inc., or Activant Group, and Lone Star Merger Corp., a Delaware corporation (“Merger Sub”), entities formed by investment funds associated with Hellman & Friedman LLC and Thoma Cressey Equity Partners, entered into an agreement and plan of merger (the “Merger Agreement”) with Activant Solutions Holdings Inc. (“Activant Holdings” or the “Predecessor”) pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub merged with and into Activant Holdings. Immediately after that merger, Activant Holdings, as the survivor of that merger, merged with and into Activant Solutions Inc. (“Activant” or the “Successor”). In this prospectus, we refer to these two mergers as the “Mergers.” Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us” and “the company” refer to Activant Solutions Inc. and its consolidated subsidiaries or its Predecessor. “Speedware” refers to Speedware Corporation Inc. and its subsidiaries and “Prophet 21” refers to Prophet 21, Inc. and its subsidiaries. The “Acquisitions” refers to the acquisitions of Speedware and Prophet 21 in March 2005 and September 2005, respectively. References to “fiscal year” or “fiscal years” in this prospectus mean our fiscal year or years beginning October 1 and ending September 30.
Our Company
      We are a leading provider of business management solutions with vertical-specific functionality to distribution businesses. With over 30 years of operating history, we have developed substantial expertise in serving businesses in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. The vertical markets we serve have the shared characteristic of being complex distribution businesses with advanced inventory management needs. Using a combination of proprietary software and extensive expertise in these vertical markets, we provide complete business management solutions consisting of tailored systems, product support and content and supply chain services designed to meet the unique requirements of our customers. Our fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. We believe our solutions allow our customers to increase sales, boost productivity, operate more cost efficiently, improve inventory turns and enhance trading partner relationships.
      We have built a large base of approximately 13,500 product support customers, which are small and medium-sized retail and wholesale distribution businesses, operating in approximately 30,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (a subset of which includes certain product support customers). Based on number of customers and revenues, we believe we have the leading position in the United States serving the independently owned and operated hardlines and lumber vertical market, the automotive parts aftermarket and one of the leading positions serving the wholesale distribution vertical market.
      Our systems consist of proprietary software applications, implementation and training and third-party software, hardware and peripherals. Depending on our customers’ size, complexity of business and technology requirements, we have a range of systems offerings that enables us to access a broad segment of the addressable market in each of the vertical markets we serve. We also provide add-on modules, such as business intelligence, credit card signature capture and delivery tracking, that provide our customers with flexibility to deploy or implement our offerings individually or incrementally.
      Our services consist of product support, content and data services and other services. Our services revenues are generally recurring in nature since they are derived primarily from subscriptions to our support and maintenance services, our electronic automotive parts and application catalog, databases, connectivity and other services. For fiscal year 2006, our services revenues accounted for approximately 59% of our total revenues.

      In our experience, our systems and services are integral to the operations of our customers’ businesses and switching from our systems generally requires a great deal of time and expense and may present a significant operating risk for our customers. As a result, we have historically had high levels of customer retention. For example, our average annual product support retention rates for the fiscal years 2004, 2005 and 2006 for our Eagle, Falcon, Prelude and Prophet 21 products, four of our primary business management solutions, have been greater than 93%.
      We have developed strategic relationships with many well known and influential market participants in each of our primary vertical markets who have a significant effect on their customers’ buying decisions. For example, in the hardlines segment we are a preferred or recommended business management solutions provider for the members of Ace Hardware Corp. and Do it Best Corp. cooperatives pursuant to agreements we have entered into with each of them and their members who are our customers. Similarly, we have entered into an agreement with Aftermarket Auto Parts Alliance, Inc. to provide their members in the automotive parts aftermarket business management systems. In addition, we have licensing agreements with many well known participants in each of the vertical markets we serve, including O’Reilly Automotive, Inc., the Industry Data Exchange Association and Honsador, each of which is one of our top five customers within their vertical market and sales to each of which represented less than 2% of our total revenues for fiscal year 2006. We believe that these relationships are evidence of the strength of our solutions and differentiate us from our competitors within these vertical markets.
Vertical Market Focus
      Our business management solutions serve distribution customers that operate in three primary vertical markets where we have developed specific expertise and have a significant presence as a technology provider.
      Hardlines and lumber. The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and garden centers and independent lumber and building material yards.
      Wholesale distribution. The wholesale distribution vertical market includes distributors of a range of products including electrical supply, medical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies, fluid power, janitorial and sanitation products, paper and packaging and service establishment equipment.
      Automotive parts aftermarket. The automotive parts aftermarket consists of businesses engaged in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks.
Market Opportunity
      The vast majority of our customer base is comprised of small and medium-sized businesses. We believe that these businesses are increasingly taking advantage of information technology to more effectively manage their operations. We have identified a number of common factors driving this demand for technology solutions within small and medium-sized retail and wholesale distribution businesses in our vertical markets:

•	Need for turnkey business management solutions with vertical-specific functionality. To meet the challenges of today’s competitive environment, our customers demand turnkey products and services designed to fulfill unique business needs within a particular vertical market.

•	Complex supply chains. Our customers operate in markets that have multi-level supply chains consisting of service dealers, builders and other professional installers and do-it-yourselfers that order parts or products from local or regional stores, distributors and warehouses.

•	Inventory management. Our customers operate in complex distribution environments and manage, market and sell large quantities of diverse types of products, requiring them to manage extensive inventory.

•	Under-utilization of technology. We believe small and medium-sized businesses are under-utilizing technology and need to upgrade their older systems or purchase new systems in order to remain competitive.

•	High customer service requirements. Our customers seek to differentiate themselves in their respective marketplaces by providing a high degree of customer service.

Growth Strategy
      Our objective is to maintain and enhance our position as a leading provider of turnkey vertical oriented business management solutions to businesses with complex distribution requirements. The key components of our growth strategy to achieve this objective are:

•	Grow our customer base through new systems sales in the hardlines and lumber, wholesale distribution and automotive parts aftermarkets vertical markets;

•	Upgrade existing customers from older products to next generation platforms;

•	Penetrate our installed base of customers by cross-selling additional products and services;

•	Invest in product development;

•	Enhance the features of our product portfolio to better address the needs of customers in certain sub-verticals of our current markets; and

•	Selectively pursue strategic acquisitions.
      In connection with the implementation of our growth strategy through the pursuit of strategic acquisitions, we acquired Prophet 21 in September 2005 for approximately $218.2 million and we acquired Speedware in March 2005 for approximately $100.8 million. We believe that the operations of Prophet 21 and Speedware acquisitions have been substantially integrated and expected synergies substantially realized.
The Transactions
      On March 12, 2006, Lone Star Holding Corp., now known as Activant Group Inc., or Activant Group, Lone Star Merger Corp., a wholly-owned subsidiary of Activant Group (which we refer to as “Merger Sub”), and Activant Solutions Holdings Inc. (which we refer to as “Activant Holdings” or the “Predecessor”), entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Merger Sub merged with and into Activant Holdings, subject to the terms and conditions set forth in the Merger Agreement. The survivor merged with and into Activant Solutions Inc. (“Activant” or the “Successor”). These transactions are referred to in this prospectus as the “Mergers.” Activant Group was incorporated on March 7, 2006 (“Inception”) for the purpose of acquiring Activant Holdings and did not have any operations prior to May 2, 2006 other than in connection with the Activant Holdings acquisition. At the effective time of the merger of Merger Sub into Activant Holdings, each share of (a) Activant Holdings common stock issued and outstanding immediately prior to the effective time of that merger (other than shares held in the treasury of Activant Holdings, owned by Merger Sub, Activant Group or any direct or indirect wholly-owned subsidiary of Activant Holdings or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) were converted into the right to receive $4.00 in cash, without interest, and (b) Activant Holdings Class A common stock issued and outstanding immediately prior to the effective time of that merger (other than shares held in the treasury of Activant Holdings, owned by Merger Sub, Activant Group or any direct or indirect wholly-owned subsidiary of Activant Holdings or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) were converted into the right to receive $7.2965 per share in cash, without interest. In addition, except with respect to any members of our management who agreed prior to the merger of Merger Sub with and into Activant Holdings to retain some or all of their existing options, all options to acquire Activant Holdings common stock that were vested and exercisable immediately prior to that merger were cancelled and converted into the right to receive a payment in cash, without interest, equal to the product of (A) the total number of shares of

Activant Holdings common stock as to which the option is vested and exercisable immediately prior to the Mergers and (B) the excess, if any, of $4.00 over the exercise price per share of Activant Holdings common stock subject to such option, less applicable withholding taxes. All other options were cancelled and terminated without the right to receive any payment.
      As described below and in “The Transactions” and “Certain Relationships and Related Party Transactions,” Pervez Qureshi, who was the chief operating officer of Activant Holdings and Activant, became our chief executive officer and president upon completion of the Mergers and made an equity investment in Activant Group in connection with the Mergers. Other members of our management made equity investments in Activant Group through the acquisition of common stock of Activant Group. Mr. Qureshi and these other members of our management are referred to collectively in this prospectus as the “Management Participants.”
      In addition, investment funds affiliated with Hellman & Friedman LLC invested approximately $185.8 million, investment funds affiliated with Thoma Cressey Equity Partners, Inc. invested approximately $48.9 million and investment funds affiliated with JMI Equity invested approximately $10.0 million in equity securities of Activant Group in connection with the Mergers. Further, there were approximately $1.9 million of investments in Activant Group by the Management Participants. These investment funds are referred to in this prospectus as the “Investors.”
      On March 30, 2006, we commenced cash tender offers to purchase Activant’s outstanding 10 1/2% Senior Notes due 2011 ($156.8 million aggregate principal amount outstanding) and outstanding Floating Rate Notes due 2010 ($265.0 million aggregate principal amount outstanding) (the “Existing Notes”) and solicitations of consents from the holders of the Existing Notes with respect to an amendment to the indenture governing the Existing Notes that would eliminate substantially all of the restrictive covenants contained in the indenture and in the Existing Notes and also eliminate certain events of default, certain covenants relating to mergers and certain conditions to legal defeasance and covenant defeasance, but would not eliminate, among other things, certain repurchase obligations in respect of the Existing Notes. At 5:00 p.m. New York time on April 12, 2006, the holders of a majority in aggregate principal amount of each series of the Existing Notes had validly tendered, and not validly withdrawn, their Existing Notes and consented to, and not withdrawn their consents relating to, the amendment to the indenture with respect to the Existing Notes. On April 13, 2006, we executed the proposed amendment to the indenture for the Existing Notes, which amendment became operative immediately prior to the Mergers.
      The Mergers, the repurchase of the Existing Notes and the fees and expenses relating to the Transactions were financed by borrowings under Activant’s senior secured credit agreement, the issuance of the notes offered in the Transactions, the equity investments and participations described above and the Company’s cash on hand at the closing of the Mergers.
      The initial offering of the notes, the initial borrowings under Activant’s senior secured credit facilities, the tender offers and consent solicitations with respect to the Existing Notes, the equity investment and participations by the Investors and the Management Participants, the Mergers and the other related transactions are collectively referred to in this prospectus as the “Transactions.” For a more complete description of the Transactions, see “The Transactions,” “Certain Relationships and Related Party Transactions” and “Description of Other Indebtedness— Senior Secured Credit Facilities.”

Corporate Structure

(1)	The revolving credit facility was undrawn at the consummation of the Transactions and approximately $39.5 million was available for borrowing, after giving effect to $0.5 million letters of credit outstanding.
(2)	Foreign Subsidiaries do not guarantee the notes or the senior secured credit facilities.

The Sponsors
      Approximately 75.6% of Activant Group’s outstanding common stock is owned by funds affiliated with Hellman & Friedman LLC and its permitted assignees, approximately 19.9% of Activant Group’s common stock is owned by funds affiliated with Thoma Cressey Equity Partners, Inc. and approximately 4.1% of Activant Group’s common stock is owned by funds affiliated with JMI Equity. The “Sponsors” refers collectively to Hellman & Friedman LLC, Thoma Cressey Equity Partners, Inc. and JMI Equity.
      Hellman & Friedman LLC is a San Francisco-based private equity investment firm with additional offices in New York City and London. Since its founding in 1984, Hellman & Friedman has raised, and through its affiliated funds managed, over $14 billion of committed capital. Hellman & Friedman’s strategy is to invest in superior business franchises and to be a value-added partner to management in select industries including financial services, media, professional services, energy and information services and software. Hellman & Friedman is one of the leading private equity firms investing in vertical market software businesses. Its relevant current and prior investments include Blackbaud, Inc. (BLKB), DoubleClick, Inc., Intergraph Corporation, Mitchell International, Inc. and Vertafore, Inc.
      Thoma Cressey Equity Partners, Inc. is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 25 years. In the software industry, Thoma Cressey has amassed a portfolio of software earnings in excess of $400 million. Thoma Cressey’s investment focus is on companies in the software, healthcare, business services and consumer products industries. Thoma Cressey currently manages approximately $2 billion of equity capital. Its portfolio companies include Datatel, Inc., Attachmate Corporation, Made2Manage Systems, Inc., Vision Solutions, Inc., iTera, Inc., Sirius Computer Solutions and JDA Software Group, Inc. Thoma Cressey has offices in Boston, Massachusetts, Chicago, Illinois and San Francisco, California.
      JMI Equity, based in Baltimore and San Diego, is a private equity firm exclusively focused on investments in the software and business services industries. Founded in 1992, JMI has invested in over 70 companies throughout North America and has approximately $700 million of capital under management. JMI invests in growing businesses. The firm’s focus is on providing the first institutional capital to self-funded companies. JMI also invests in select recapitalization and management buyout financings. Representative investments include Blackbaud (Nasdaq: BLKB), DoubleClick, Jackson Hewitt (NYSE: JTX), NEON Systems (Nasdaq: NEON), Transaction Systems Architects (Nasdaq: TSAI) and Unica Corporation (Nasdaq: UNCA).
Corporate Information
      Each of Lone Star Holding Corp. and Lone Star Merger Corp. was incorporated under the laws of Delaware on March 7, 2006. Activant Solutions Holdings Inc. was incorporated under the laws of Texas in 1976 and re-incorporated under the laws of Delaware in 1999. Activant Solutions Inc. was incorporated under the laws of California in 1972 and re-incorporated under the laws of Delaware in 1997. On May 2, 2006, Lone Star Merger Corp. merged with and into Activant Solutions Holdings Inc. and the survivor then merged with and into Activant Solutions Inc., with Activant Solutions Inc. continuing as the surviving corporation. Activant’s principal executive offices are located at 7683 Southfront Road, Livermore, CA 94551 and our telephone number is (800) 678-7423.

Sources and Uses
      The sources and uses of the funds for the Transactions are shown in the table below.

Sources		Uses

(Dollars in millions)
Revolving credit facility(1)	$0.0	Merger consideration and related amounts(5)	$295.1
Term loan facility(2)	390.0	Refinance existing debt and pay accrued
Notes	175.0	interest and liquidated damages(6)	495.9
Equity contribution(3)	245.6	Transactions fees and expenses(7)	31.1
Cash from balance sheet(4)	11.5

Total sources	$822.1	Total uses	$822.1

(1)	Upon the closing of the Transactions, we entered into a $40.0 million senior secured revolving credit facility with a five-year maturity.

(2)	Upon the closing of the Transactions, we entered into a $390.0 million senior secured term loan facility with a seven-year maturity.

(3)	Represents approximately $245.6 million of cash invested in equity securities of Activant Group by investment funds associated with the Sponsors and by the Management Participants.

(4)	Balance sheet cash used in connection with the consummation of the Mergers.

(5)	The holders of outstanding shares of common stock received $4.00 in cash per share and the holders of outstanding shares of Class A common stock received $7.2965 in cash per share, in each case in connection with the merger of Merger Sub with and into Activant Holdings. Includes (i) approximately 19.4 million outstanding shares of common stock, (ii) 25 million outstanding shares of Class A common stock and (iii) net option value of approximately $18.1 million. This amount also includes approximately $17.0 million of transaction-related bonuses paid to certain members of our management.

(6)	On March 30, 2006, we commenced tender offers and the related consent solicitations with respect to our Existing Notes. See “The Transactions” and “Description of Other Indebtedness— Tender Offers and Consent Solicitations”.

(7)	Reflects other fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, legal fees and other transaction costs and professional fees.

The Exchange Offer
      In this prospectus, the term “outstanding notes” refers to the 9 1/2% Senior Subordinated Notes due 2016. The term “exchange notes” refers to the 9 1/2% Senior Subordinated Notes due 2016, as registered under the Securities Act of 1933, as amended (the “Securities Act”). The term “notes” refers collectively to the outstanding notes and the exchange notes. On May 2, 2006, Activant Solutions Inc. issued $175,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2016 in a private offering.

General	In connection with the private offering, Activant Solutions Inc. and the guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 270 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

• the exchange notes have been registered under the Securities Act;

• the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and

• the liquidated damages provisions of the registration rights agreement are no longer applicable.

The Exchange Offer	Activant Solutions Inc. is offering to exchange $175,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2016, which have been registered under that Securities Act for any and all of its existing 9 1/2% Senior Subordinated Notes due 2016

You may only exchange outstanding notes in integral multiples of $2,000.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on , 2007, unless extended by Activant Solutions Inc. Activant Solutions Inc. does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. Activant Solutions Inc. will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	Each exchange offer is subject to customary conditions, which Activant Solutions Inc. may waive. See “The Exchange Offer— Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in either exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you do not have arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer— Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, Activant Solutions Inc. and the guarantors of the notes will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except Activant Solutions Inc. and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, Activant Solutions Inc. and the guarantors of the notes do not currently anticipate that they will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences of the Exchange Offer	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes
      The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Activant Solutions Inc.

Securities Offered	$175.0 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2016.

Maturity	The exchange notes will mature on May 1, 2016.

Interest Rate	The exchange notes will bear interest at a rate of 9 1/2% per annum.

Interest Payment Dates	May 1 and November 1, beginning on November 1, 2006. Interest will accrue from the issue date of the notes.

Ranking	The exchange notes will be our unsecured, senior subordinated obligations and will:

• be subordinated in right of payment to our existing and future senior debt, including our senior secured credit facilities and any Existing Notes remaining after the tender offers;

• rank equally in right of payment to all of our future senior subordinated debt;

• be effectively subordinated in right of payment to all of our existing and future secured debt (including our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the notes; and

• rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

Similarly, the note guarantees will be unsecured senior subordinated obligations of the guarantors and will:

• be subordinated in right of payment to all of the applicable guarantor’s existing and future senior debt, including such guarantor’s guarantee under our senior secured credit facilities and any Existing Notes remaining after the tender offers;

• rank equally in right of payment to all of the applicable guarantor’s future senior subordinated debt;

• be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the notes; and

• rank senior in right of payment to all of the applicable guarantor’s future subordinated debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes.

As of September 30, 2006, (1) the notes and related guarantees ranked effectively junior to approximately $388.0 million of senior indebtedness under the senior secured credit facilities and (2) we had an additional $39.5 million of unutilized capacity under our senior secured revolving credit facility, after giving effect to $0.5 million of outstanding letters of credit.

Guarantees	Each of our wholly owned domestic subsidiaries that guarantees the obligations under our senior secured credit facilities will initially jointly and severally and unconditionally guarantee the exchange notes on an unsecured senior subordinated basis.

Optional Redemption	Prior to May 1, 2011, we will have the option to redeem some or all of the exchange notes for cash at a redemption price equal to 100% of their principal amount plus a make-whole premium (as described in “Description of Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. Beginning on May 1, 2011, we may redeem some or all of the exchange notes at the redemption prices listed under “Description of Notes—Optional Redemption” plus accrued interest on the exchange notes to the date of redemption.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) before May 1, 2009, we may choose to redeem up to 35% of the exchange notes at a redemption price equal to 109.500% of the principal amount thereof with proceeds that we or our parent company raise in one or more equity offerings, as long as at least 65% of the aggregate principal amount of the exchange notes issued remains outstanding afterwards.

See “Description of Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of your exchange notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

We may not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

• we may not have enough funds at that time; or

• terms of our senior debt may prevent us from making such payment.

Your right to require us to repurchase your notes upon the occurrence of a change of control will be suspended during any time that the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

Certain Indenture Provisions	The indenture governing the exchange notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to:

• incur additional debt or issue certain preferred shares;

• pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

• make certain investments;

• sell certain assets;

• create liens on certain assets to secure certain debt;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into certain transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.” Most of these covenants will cease to apply to the notes at all times after the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.
Risk Factors
      You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully consider the factors set forth under the heading “Risk Factors.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
OF ACTIVANT SOLUTIONS INC.
      Set forth below is summary historical consolidated and combined financial data and summary unaudited pro forma combined financial data of our business, at the dates and for the periods indicated. The historical data for the period beginning upon the consummation of the Transactions (our “Inception”) on March 7, 2006 through September 30, 2006 have been derived from our audited historical consolidated financial statements (Activant Solutions Inc. or Successor) included elsewhere in this prospectus. The historical data for the fiscal years ended September 30, 2003, 2004 and 2005 and for the period from October 1, 2005 through May 2, 2006 have been derived from the audited consolidated financial statements of Activant Solutions Holdings Inc. or Predecessor included elsewhere in this prospectus.
      The summary unaudited pro forma combined financial data for the fiscal year ended September 30, 2006 have been prepared to give effect to the Transactions as if they had occurred on October 1, 2005. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma combined financial data do not purport to represent what our results actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.
      The Transaction was accounted for using the purchase method of accounting. The total purchase price was allocated to our net tangible and identifiable intangible assets based on their estimated fair values as of May 2, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon preliminary valuation data and the estimates and assumptions are subject to change, based on the finalization of the asset and liability valuation analyses.
      The summary historical and unaudited pro forma combined financial data should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.
      Our historical results of operations include the results of Speedware (commencing after the consummation of the Speedware acquisition on March 30, 2005) and Prophet 21 (commencing after the consummation of the Prophet 21 acquisition on September 13, 2005). Accordingly, our historical results of operations for periods commencing prior to March 30, 2005 are not directly comparable to periods commencing after March 30, 2005.

	Predecessor
									Successor
							October 1,				Combined(1)		Pro Forma
							2005		Inception
	Year Ended September 30,						through		through		Year Ended		Year Ended
							May 2,		September 30,		September 30,		September 30,
	2003		2004		2005		2006		2006		2006		2006

											(Unaudited)		(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Revenues	$221,546		$225,806		$265,991		$225,215		$164,190		$389,405		$389,405
Cost of revenues (exclusive of depreciation and amortization shown separately below)	93,887		97,137		118,126		97,196		71,858		169,054		167,986

Gross profit	127,659		128,669		147,865		128,019		92,332		220,351		221,419
Operating expenses(2)	94,254		88,025		103,637		120,844		67,222		188,066		158,585

Operating income	33,405		40,644		44,228		7,175		25,110		32,285		62,834
Net income (loss)(3)	$7,815		$16,767		$13,283		$(45,204)		$3,080		$(42,124)		$5,776

Other Financial Data:
Depreciation and amortization	$22,768		$16,584		$16,114		$15,511		$11,773		$27,284		$27,352
Interest expense	14,782		19,367		25,728		33,000		20,340		53,340		47,512
Capital expenditures	12,525		10,057		9,462		7,041		4,111		11,152		11,152
Ratio of earnings to fixed charges (unaudited)	1.8	x	2.3	x	1.7	x	0.3	x	1.2	x	0.6	x	1.3	x

(1)	The combined results for the fiscal year ended September 30, 2006 represent the combination of the predecessor period from October 1, 2005 through May 2, 2006 and the successor period from Inception through September 30, 2006. This combination does not comply with GAAP or with the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.

(2)	Operating expenses for the period October 1, 2005 through May 2, 2006 and for the combined fiscal year ended September 30, 2006 include approximately $31.7 million of transaction costs related to the mergers.

(3)	Net income (loss) for the period October 1, 2005 through May 2, 2006 and for the combined fiscal year ended September 30, 2006 is after $42.7 million of write offs of deferred financing fees and premiums on debt repurchases related to the mergers.

RISK FACTORS
      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes and you may lose all or part of your original investment.
Risks Relating to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary— The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.
      The tender of outstanding notes under the exchange offer will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.
Risks Relating to Our Business

If we cannot successfully anticipate or respond to our customers’ needs and requirements, our revenues could decline significantly and our operating results could be materially adversely affected.
      The business management solutions industry is characterized by technological advances, adoption of evolving industry standards in computer hardware and software technology and new product introductions. Our future success will depend in part on our ability to:

•	maintain and enhance our systems and services;

•	successfully anticipate or respond to our customers’ needs and requirements; and

•	develop and market our electronic automotive parts and applications catalog and other products and services in order to meet changing customer needs.
      We may not be able to effectively respond to the changing technological requirements of the vertical markets we serve. To the extent we determine that new software and hardware technologies are required to remain competitive or our customers demand more advanced offerings, the development, acquisition and implementation of these technologies are likely to require significant capital investments by us. Capital may not be available for these purposes and investments in technologies may not result in commercially viable products. In addition, we may not be able to maintain our electronic automotive parts and applications catalog or introduce new versions or releases in a timely manner, and we may not be able to implement these new versions or releases in a manner that will meet the needs of our customers and maintain their proprietary nature. In the event we are not able to respond to changing technological requirements in the vertical markets we serve or our customers’ needs, our revenues could decline significantly and our operating results could be materially adversely affected.

If we do not develop new relationships and maintain our existing relationships with key customers and/or well-known market participants, our revenues could decline significantly and our operating results could be materially adversely affected.
      We have developed strategic relationships with many well-known market participants in the hardlines and lumber vertical market and the automotive parts aftermarket. For example, we are a preferred or a recommended business management solutions provider for the members of the Ace Hardware Corp. and Do it Best Corp. cooperatives and Aftermarket Auto Parts Alliance, Inc. We believe that our ability to increase revenues depends in part upon maintaining our existing customer and market relationships and developing new relationships. We may not be able to renew or replace our existing licensing agreements upon expiration or maintain our market relationships that allow us to market and sell our products effectively. The loss of key relationships, in whole or in part, could materially adversely impact our business.

General Parts, Inc., one of our largest customers, intends to discontinue the use of certain of our products and, as a result, our revenues in the automotive parts aftermarket could decline significantly and our operating results could be materially adversely affected.
      In June 2004, General Parts, Inc., one of our largest customers, informed us of its intention to replace our J-CON parts store system with its own branded product at its company-owned stores and to recommend that its independent affiliated stores also replace the J-CON system. We believe the majority of this transition was completed by the end of calendar year 2006. J-CON system sales revenues and product support revenues for all of General Parts’ company-owned stores and independent affiliated stores were approximately $0.1 million and $6.8 million, respectively, for the year ended September 30, 2005; and approximately $3.7 million for product support revenues for the year ended September 30, 2006.

Approximately 59% of our total revenues is derived from product support and content and data services and other services, which generally are subscription based and not governed by long-term contracts, and therefore, if our current customers do not continue their subscriptions, our revenues could decline significantly and our operating results could be materially adversely affected.
      Our product support and content and data services are typically provided on a subscription basis, subject to cancellation on 30 to 60 days’ notice without penalty. Accordingly, our customers may not continue to subscribe to our services. As we stop actively improving and selling several of our older systems, we experience reduced rates of customer retention, which has been particularly evident in the automotive parts aftermarket. These developments have resulted in a decrease in our automotive parts aftermarket product support revenues from $34.5 million for fiscal year 2005 to $29.2 million for fiscal year 2006, representing a decrease of 15.4%. We expect the decreases in automotive parts aftermarket product support revenues to continue, although we cannot predict with certainty the magnitude and timing of future decreases.

Our success is dependent in part upon the performance and integration of our new chief executive officer and on the performance and integration of new members of our senior management replacing those members of our senior management who will leave us in 2006-2007. If we are unable to integrate our new chief executive officer and other members of senior management who are replacing members of our senior management who are terminating their employment, there could be a negative effect on our ability to operate our business.
      Our success and ability to implement our business strategy, including integrating acquisitions, depend upon the continued contributions of our management team and others, including our technical employees. On May 2, 2006, Mr. Pervez Qureshi, formerly our chief operating officer, became our chief executive officer and president. Our business and operations are substantially dependent on the performance and integration of our new chief executive officer and president. We have also relocated our headquarters to our Livermore, California office. Greg Petersen, our executive vice president and chief financial officer, and Chris Speltz, our senior vice president of finance and treasurer, have indicated that they will be unable to relocate to Livermore. Mr. Richard Rew (our former vice president, general counsel and secretary) resigned effective on July 14, 2006. Mr. Petersen and Mr. Speltz have executed agreements which provide for lump sum severance payments and the termination of their employment with us in early 2007. Mr. Brian Agle joined us as our new Senior Vice President and Chief Financial Officer as of November 16, 2006. Mr. Peterson resigned as Executive Vice President effective January 5, 2007 and Mr. Speltz resigned as Senior Vice President of finance and treasurer effective January 2, 2007. Mr. Timothy Taich joined us as our new Vice President and General Counsel as of September 18, 2006. Our future success also depends on the performance and integration of our new senior management and our ability to attract and retain qualified personnel. A failure to retain members of our senior management team or attract other qualified personnel could reduce our revenues, increase our expenses and reduce our profitability.

Our new Eagle product developed for the automotive parts aftermarket is a key element to our strategy to re-establish growth in the automotive parts aftermarket, and if this product does not gain market acceptance within that market our future growth and operating results could be adversely affected.
      A component of our business strategy is to re-establish growth in the automotive parts aftermarket through the introduction of new systems and services. We have developed a version of our Eagle product, a Windows-based system that has versions currently targeted at the hardlines and lumber and wholesale distribution vertical markets, that targets the automotive parts aftermarket. In the event our version of Eagle for the automotive parts aftermarket does not gain acceptance within that market, our future growth and operating results could be adversely affected.

The costs and difficulties of integrating future acquisitions could impede our future growth, diminish our competitiveness and materially adversely affect our operations.
      In September 2005, we acquired Prophet 21. This acquisition increased the size and geographic scope of our operations. Additionally, we may pursue further acquisitions as part of our expansion strategy or to augment our sales, including additional acquisitions that extend our presence outside of North America. However, we may be unable to identify additional potential acquisition targets, integrate and manage successfully any acquired businesses or achieve a substantial portion of any anticipated cost savings or other anticipated benefits from other acquisitions in the timeframe we anticipate, or at all. Acquisitions, including Prophet 21, involve numerous risks, such as difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, market acceptance of our integrated product offerings, risks related to potential unknown liabilities associated with acquired businesses, personnel turnover and the diversion of management’s attention from other business concerns. Acquisitions of foreign businesses involve numerous additional risks, including difficulty enforcing agreements and collecting receivables under foreign laws and regulations, unexpected political, legal, trade or economic changes or instability, more stringent regulatory requirements or rules relating to labor or the environment, difficulty enforcing our intellectual property rights and increased exposure to foreign exchange rate fluctuations.

A significant portion of our total assets consist of goodwill and other intangible assets, which may be subject to impairment charges in the future depending upon the financial results of our business.
      Approximately $599 million of the purchase price paid in connection with the transactions completed in May 2006 was allocated to acquired goodwill, which must be assessed for impairment at least annually. In the future, if our business does not yield expected financial results we may be required to take charges to our earnings based on this impairment assessment process, which could materially adversely affect our financial position.

We rely on third-party information for our electronic automotive parts and applications catalog and we are increasingly facing pressure to present our electronic automotive parts and applications catalog in a flexible format, each of which could expose us to a variety of risks, including increased pressure on our pricing.
      We are dependent upon third parties to supply information for our electronic automotive parts and applications catalog. Currently, we obtain most of this information without a contract. In the future, more third-party suppliers may require us to enter into a license agreement and/or pay a fee for the use of the information or may make it more generally available to others. For example, an industry association is currently developing a data collection format that would make this information more accessible to consumers and provide it in a more usable format. We rely on this third-party information to continuously update our catalog. In addition, as a result of competitive pressures, we may begin providing our electronic automotive parts and applications catalog in a flexible format which could make it more difficult for us to maintain control over the way information presented in our catalog is used. Any change in the manner or basis on which we currently receive this information or in which it is made available to others who are or who could become competitors could have a material adverse effect on our electronic automotive parts and applications catalog business, which could have a material adverse effect on our business and results of operations.

If our existing customers who operate systems that we no longer actively sell do not upgrade or delay upgrading to our current generation of systems or upgrade to a system not sold by us, our operating results could be materially adversely affected.
      Approximately half of our existing customers currently operate systems that we service and maintain but do not actively sell. Although we have developed upgrade paths to newer technologies for substantially all of these older systems, we cannot predict if or when our customers will upgrade to these newer technologies. If our customers do not upgrade or delay the upgrade cycle, or if they upgrade to a competitive system, our systems sales and services revenues and operating results could be materially adversely affected.

We compete with many other technology providers in connection with the sale of our business management solutions to the retail and wholesale distribution market and our failure to effectively compete could erode our market share and/or profit margins.
      The retail and wholesale distribution market is highly fragmented and the technology needs in this market are supplied by many competitors. In the hardlines and lumber vertical market we compete primarily with smaller, niche-focused companies, many of which target specific geographic regions. In the automotive parts aftermarket, we compete primarily with smaller software companies that operate regionally or in a specific niche of the market. Many of these competitors price their products and services below our prices which over time may impact our pricing and profit margins. We compete with several companies in the wholesale distribution vertical market that are larger than us, including Infor Global Solutions, Inc. and Intuit Inc. In addition, there are also several niche competitors in the wholesale distribution vertical market. Further, several large software companies have made public announcements regarding the attractiveness of various small and medium-sized business markets and their intention to expand their focus in these markets, including Intuit Inc., Microsoft Corporation, Oracle Corporation, SAP AG and The Sage Group plc. To date, we have rarely competed directly with any of these larger software companies; however, we may do so in the future. Our present and future competitors may have greater financial and other resources than we do and may develop better solutions than those offered by us. If increased spending is required to maintain market share or a rapid technological change in the industry occurs, we may encounter additional competitive pressures which could materially adversely affect our market share and/or profit margin.

Because of the varying sales cycles applicable to our systems sales, our quarterly systems revenues and other operating results can be difficult to predict and may fluctuate substantially.
      Our systems revenues have increased from approximately 27% of our total revenues for fiscal year 2002 to approximately 41% of our total revenues for fiscal year 2006. We expect our systems revenues to continue to represent a material percentage of our total revenues. The sales cycle for our systems generally ranges from 30 days to 12 months, and it may be difficult to predict when a sale will close, if at all. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly.
      Because of quarterly fluctuations, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. The delay or failure to complete systems sales in a particular quarter would reduce our revenues in that quarter and until any such sale is made, and increase revenues in any subsequent quarters over which revenues for any such sale would likely be recognized.

Future consolidation among our customers and other businesses in the markets in which we operate may reduce our revenues, which would negatively impact our financial performance.
      The markets we serve are highly fragmented. These markets have in the past and are expected to continue to experience consolidation. For example, the hardlines and lumber vertical market has experienced consolidation as retail hardware stores and lumber and building materials dealers try to compete with mass merchandisers such as The Home Depot Inc., Lowe’s Companies, Inc. and Menard, Inc. In addition, some of the mass merchandisers, such as The Home Depot Inc., and many large distributors have been acquiring smaller chains and independent stores. We may lose customers as a result of this consolidation. Our customers may be acquired by companies with their own proprietary business management systems or by companies that utilize a competitor’s system, or our customers may be forced to shut-down due to this competition. Additionally, if original equipment manufacturers successfully increase sales into the automotive parts aftermarket, our customers in this vertical market may lose revenues, which could adversely affect their ability to purchase and maintain our solutions or stay in business.

If we fail to adequately protect our proprietary rights and intellectual property, we may incur unanticipated costs and our competitive position may suffer.
      Our success and ability to compete effectively depend in part on our proprietary technology. We have approximately 275 registered copyrights, 90 registered trademarks and five registered patents in the United States. We attempt to protect our proprietary technology through the use of trademarks, patents, copyrights, trade secrets and confidentiality agreements. Legal protections for information products may be limited and technical means may not be available to protect against unauthorized use, access, display, reproduction or distribution. We may not be able to adequately protect our technology and competitors may develop similar technology independently.

If we become subject to adverse claims alleging infringement of third-party proprietary rights, we may incur unanticipated costs and our competitive position may suffer.
      We are subject to the risk that we are infringing on the proprietary rights of third parties. Although we are not aware of any infringement by our technology on the proprietary rights of others and are not currently subject to any legal proceedings involving claimed infringements by our products, we may be subject to such third-party claims, litigation or indemnity demands and these claims may be successful. If a claim or indemnity demand were to be brought against us, it could result in costly litigation or product shipment delays or force us to stop selling such product or providing such services or to enter into royalty or license agreements that may require substantial royalty or licensing payments.

Our software and information services could contain design defects or errors that could affect our reputation, result in significant costs to us and impair our ability to sell our products.
      Our software and information services are highly complex and sophisticated and could, from time to time, contain design defects or errors. Additionally, third-party information supplied to us for inclusion in our electronic automotive parts and applications catalog may not be complete, accurate or timely. These defects or errors may delay the release or shipment of our products or, if the defect or error is discovered only after customers have received the products, that these defects or errors could result in increased costs, litigation, customer attrition, reduced market acceptance of our systems and services or damage to our reputation.

Interruptions in our connectivity applications and our systems could disrupt the services that we provide and materially adversely affect our business and results of operations.
      Certain of our customers depend on the efficient and uninterrupted operation of our software connectivity applications, such as AConneX, which are maintained in our data center located in Austin, Texas. In addition, our businesses are highly dependent on our ability to communicate with our customers in providing services and to process, on a daily basis, a large number of transactions. We rely heavily on our telecommunications and information technology infrastructure, as well as payroll, financial, accounting and other data processing systems. These applications and systems are vulnerable to damage or interruption from a variety of sources, including natural disasters, telecommunications failures and electricity brownouts or blackouts. If any of these systems fail to operate properly or become disabled, we could suffer financial loss, a disruption of our businesses, or damage to our reputation. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our connectivity applications or in these services. We have disaster recovery plans in place to protect our businesses against natural disasters, security breaches, power or communications failures or similar events. At the same time, we have concluded it is not cost effective at this time to maintain any secondary “off-site” systems to replicate our connectivity applications, and we do not maintain and are not contractually required to maintain a formal disaster recovery plan with respect to these applications. Despite our preparations, in the event of a catastrophic occurrence, our disaster recovery plans may not be successful in preventing loss of customer data, service interruptions, disruptions to our operations or ability to communicate with our customers, or damage to our important locations. To the extent that any disruptions result in a loss or damage to our data center, telecommunications or information technology infrastructure, or our connectivity applications, it could result in damage to our reputation and lost revenues due to service interruptions and adverse customer reactions.

In the event of a failure in a customer’s computer system installed by us, a claim for damages may be made against us regardless of our responsibility for the failure, which could expose us to liability.
      We provide business management solutions that we believe are critical to the operations of our customers’ businesses and provide benefits that may be difficult to quantify. Any failure of a customer’s system installed by us could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, the limitations on liability we include in our agreements may not be enforceable in all cases, and those limitations on liability may not otherwise protect us from liability for damages. Furthermore, our insurance coverage may not be adequate and that coverage may not remain available at acceptable costs. Successful claims brought against us in excess of our insurance coverage could seriously harm our business, prospects, financial condition and results of operations. Even if not successful, large claims against us could result in significant legal and other costs and may be a distraction to our senior management.

Because we sell to small and medium-sized retail and wholesale distribution businesses, prolonged unfavorable general economic and market conditions could negatively impact our sales.
      We sell our systems and services to a large number of small and medium-sized businesses. These businesses may be more likely to be impacted by unfavorable general economic and market conditions than larger and better capitalized companies. Furthermore, the businesses of our customers in the hardlines and lumber vertical market are affected by trends in the new housing and home improvements market, and our customers in the wholesale distribution vertical market are affected by trends in general construction and industrial production markets, which could be negatively impacted by an increase in interest rates or a decline in the general economy. Therefore, unfavorable general economic and market conditions in the United States (including as a result of terrorist activities) could have a negative impact on our sales.

The interests of our controlling stockholders or investors may differ from the interests of the holders of the notes.
      The Sponsors beneficially own, in the aggregate, over 99% of Activant Group’s common stock and an affiliate of Hellman & Friedman LLC beneficially owns the only authorized share of Activant Group’s Series A preferred stock. In addition, a stockholders agreement entered into by Activant Group, Merger Sub and the Sponsors prior to the Mergers provide affiliates of Hellman & Friedman LLC with the right to vote the shares of Activant Group common stock held by the other Sponsors under certain circumstances. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers.” As a result of this ownership of common stock and the share of Series A preferred stock and the terms of the stockholders agreement, these affiliates of Hellman & Friedman LLC are entitled to elect directors with majority voting power with respect to the Activant Group board of directors, to appoint new management and to approve most actions requiring the approval of the holders of outstanding Activant Group voting shares as a single class, including adopting most amendments to the Activant Group certificate of incorporation and approving mergers or sales of all or substantially all of our assets. These affiliates of Hellman & Friedman LLC, through their control of Activant Group, will also control us and all of our guarantors.
      The interests of the Sponsors may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Sponsors and their affiliates, as equity holders of Activant Group, might conflict with your interests as a note holder. The Sponsors and their affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder, including the incurrence of additional indebtedness. Additionally, the indenture governing the notes permits us to pay fees, dividends or make other restricted payments under certain circumstances, and the Sponsors may have an interest in our doing so.
      The Sponsors and their affiliates are in the business of making investments in companies and may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. You should consider that the interests of the Sponsors may differ from yours in material respects. See “Security Ownership and Our Principal Stockholders,” “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness,” and “Description of Notes.”
Risks Relating to the Exchange Notes and the Exchange Offer

Our substantial indebtedness could adversely affect our business and prevent us from fulfilling our obligations under the notes.
      We have, and after this offering will continue to have, a substantial amount of indebtedness. As of September 30, 2006, we had total debt of $565.1 million and $39.5 million was available for additional borrowing under our senior secured revolving credit facility, after giving effect to $0.5 million of outstanding letters of credit. Our substantial indebtedness may have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities, the outstanding floating rate senior notes and our receivables facility will be at variable rates of interest;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, other general corporate requirements and acquisitions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.
      In addition, our senior secured credit facilities and the indenture governing the notes will permit us to incur substantial additional indebtedness in the future. If new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would intensify.

We may be unable to service our indebtedness, including the notes.
      Our ability to make scheduled payments on or to refinance our obligations with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured revolving credit facility in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt, including the notes, or sell certain of our assets on or before the maturity of our debt. We may not be able to restructure or refinance any of our debt, including the notes, on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

Our operations will be substantially restricted by the terms of our indebtedness, which could adversely affect us.
      Our senior secured credit facilities and the indenture governing the notes contain a number of significant covenants. These covenants will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness and issue additional preferred stock;

•	make capital expenditures and other investments;

•	merge, consolidate or dispose of our assets or the capital stock or assets of any restricted subsidiary;

•	engage in sale-leaseback transactions;

•	pay dividends, make distributions or redeem capital stock;

•	change our line of business;

•	enter into transactions with our affiliates; and

•	grant liens on our assets or the assets of our restricted subsidiaries.
      Our senior secured credit facilities require us to meet certain financial tests. The failure to comply with any of these covenants or tests would cause a default under our senior secured credit facilities. A default, if not waived, could result in acceleration of the outstanding indebtedness under the notes and our senior secured credit facilities, in which case the debt would become immediately due and payable. In addition, a default or acceleration of indebtedness under the notes or our senior secured credit facilities could result in a default or acceleration of other indebtedness we may incur with cross-default or cross-acceleration provisions. If this occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be available on terms that are acceptable to us. Complying with these covenants and tests may cause us to take actions that we otherwise would not take or not take actions that we otherwise could take.

We may not be able to purchase the notes upon a change of control.
      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior secured credit facilities or other indebtedness will not allow such repurchase.

Your right to receive payments on the notes is junior to our senior indebtedness and the senior indebtedness of the guarantors, including that outstanding under our senior secured credit facilities and possibly all of our future borrowings
      The exchange notes and the guarantees thereof rank behind all of our, and the guarantors’, existing indebtedness and all of our and their future borrowings except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes and the guarantees thereof. As a result of these subordination provisions in the notes, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors of our or their property, the holders of our and the guarantors’ senior indebtedness will be entitled to be paid in full in cash and before any payment may be made with respect to the notes or the guarantees thereof.
      In addition, all payments on the notes and the guarantees thereof will be blocked in the event of a payment default on our senior indebtedness, and for limited periods, upon the occurrence of other defaults under our senior secured credit facilities or certain other senior indebtedness, including any remaining Existing Notes. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our secured indebtedness. However, because the indenture governing the notes will require that amounts otherwise payable to holders of the notes and guarantees thereof in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes and guarantees thereof may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes and guarantees thereof may receive less, ratably, than the holders of our senior indebtedness.
      As of September 30, 2006, the notes and the guarantees thereof were subordinated to $388.0 million of senior debt, and approximately $39.5 million was available for borrowing as additional senior indebtedness under our senior secured revolving credit facility, after giving effect to $0.5 million letters of credit outstanding. In addition, we will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

The notes are unsecured and are effectively subordinated to all of our existing secured obligations to the extent of the collateral securing such obligations.
      The notes are unsecured and are effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations. Our senior secured credit facilities are secured by liens on substantially all of our assets and those of our existing and future restricted subsidiaries. As of September 30, 2006, we had $388.0 million of debt outstanding and additional $39.5 million of borrowings available under our senior secured credit facilities, after giving effect to $0.5 million letters of credit outstanding. If we were to default on our senior secured debt, the lenders could foreclose on the collateral regardless of any default with respect to the notes. Our senior secured lenders will be entitled to receive payment of all amounts due to them before the holders of the notes upon any sale, payment or distribution of our assets constituting collateral in any liquidation or insolvency or reorganization proceedings. As a result, we may not have sufficient assets remaining to make payments on amounts due on any or all of the notes then outstanding. In addition, we also have the ability to incur additional secured indebtedness subject to limitations contained in our senior secured credit facilities, and the covenants contained in the indenture governing the notes.

The guarantees of the notes may be subject to judicial review under applicable fraudulent conveyance and bankruptcy laws.
      The issuance of the guarantees of the notes may be subject to review under applicable fraudulent conveyance or transfer laws in a bankruptcy or similar proceeding involving one or more of the subsidiary guarantors or in a lawsuit brought by or on behalf of the creditors of one or more of the guarantors. Under these laws, if a court were to find that, at the time a guarantor issued its guarantee,

•	the guarantor issued the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that it contemplated insolvency with a design to favor one or more creditors to the exclusion, in whole or in part, of others, or

•	the guarantor did not receive fair consideration or reasonably equivalent value for incurring the guarantee and, at the time it issued the guarantee:

•	the guarantor was insolvent or rendered insolvent by reason of that issuance,

•	the guarantor was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital, or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, then the court could determine not to enforce the guarantee, subordinate the guarantee to other indebtedness of the guarantor or take other action detrimental to the holders of the notes. Among other things, a legal challenge of a guarantee issued by a guarantor on fraudulent conveyance grounds might focus on the benefits, if any, realized by the guarantor as a result of the issuer’s issuance of the notes and its guarantee. Since the issuance of the notes and the guarantees are expected to fund, in part, the refinancing of the Existing Notes and the release of existing guarantees of some of the initial guarantors of the Existing Notes, the benefits to each of those initial guarantors of the issuance of the Existing Notes and the enforceability of any such guarantor’s guarantee may depend on whether the issuance of that guarantor’s existing guarantee of the Existing Notes was itself a fraudulent conveyance or was otherwise unenforceable. Furthermore, other guarantors may not receive any direct benefit from the issuance of the notes. The indenture governing the notes contains a savings clause, which generally purports to limit the obligations of each guarantor under its guarantee to the maximum amount as will, after giving effect to all the liabilities of such guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent the guarantee of any guarantor is voided as a fraudulent conveyance or held unenforceable for any reason, the holders of the notes would cease to have any claim against that guarantor and would be creditors solely of Activant and any guarantor whose guarantee is not voided or held to be unenforceable.
      The measure of insolvency for purposes of the considerations described above will vary depending on the law applied in any such proceeding. Generally, however, an entity may be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair market value of all its assets at a fair valuation; or

•	the present fair market value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.
      Based on historical financial information, recent operating history and other information currently available to us, we believe the guarantees to be issued concurrently with the issuance of the notes will be issued and granted for proper purposes and in good faith and that, after giving effect to the issuance of such guarantees, each guarantor will be solvent and will continue to be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they become absolute and mature. A court passing on those issues may not reach the same conclusions. Furthermore, those standards may not be satisfied in the case of any existing or future subsidiary of Activant that becomes a guarantor after the date the notes are first issued because a determination as to whether those standards would be satisfied will depend on, among other circumstances, the financial condition of that guarantor at the time of the incurrence of its obligations in respect of its guarantee.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.
      We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in May 2006 to institutional investors and are eligible for trading in the PORTAL market.
      We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements such as we believe that we have sufficient liquidity to fund our business operations for at least the next twelve months. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, these forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the key factors that could cause actual results to differ from our expectations are:

•	failure of our proprietary technology to support our customers’ future needs or it becoming obsolete;

•	failure to maintain relationships with key industry participants and/or key customers and/or loss of significant customer revenues;

•	intent by one of our largest customers to discontinue the use of certain of our products;

•	loss of recurring subscription service revenues;

•	transition of certain of our senior management personnel following the Transactions and the failure to attract, retain and integrate qualified management personnel;

•	failure of our Eagle product to gain acceptance within the automotive parts aftermarket;

•	changes in the manner or basis on which we receive third-party information used to maintain our electronic automotive parts and applications catalog;

•	failure by certain of our existing customers to upgrade to our current generation of systems;

•	failure to effectively compete;

•	failure to maintain current systems sales levels of one-time sales of software licenses and hardware;

•	consolidation trends among our customers and consolidation trends in the market segments in which we operate;

•	failure to adequately protect our proprietary rights and intellectual property or limitations on the availability of legal or technical means of effecting such protection;

•	claims by third parties that we are infringing on their proprietary rights or other adverse claims;

•	defects or errors in our software and information services;

•	interruptions of our connectivity applications;

•	claims for damages against us in the event of a failure of our customers’ systems;

•	prolonged unfavorable general economic and market conditions;

•	our substantial indebtedness;

•	certain covenants in our debt documents; and

•	the other factors described under the section entitled “Risk Factors” and elsewhere in this prospectus.
      Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

THE TRANSACTIONS
      On March 12, 2006, Lone Star Holding Corp., or Activant Group, Lone Star Merger Corp., or Merger Sub, and Activant Solutions Holdings Inc., or Activant Holdings or Predecessor, entered into an agreement and plan of merger, or the Merger Agreement, pursuant to which Merger Sub merged with and into Activant Holdings. Activant Holdings then merged with and into Activant Solutions Inc., which we refer to as Activant or Successor, with Activant continuing as the surviving corporation and wholly-owned subsidiary of Activant Group. These mergers are referred to in this prospectus as the “Mergers.” Activant Group was incorporated on March 7, 2006 for the purpose of acquiring Activant Holdings and did not have any operations prior to May 2, 2006 other than in connection with the Activant Holdings acquisition.
      Effect of the Mergers on Activant Holdings Common Stock. Upon completion of the merger of Merger Sub with and into Activant Holdings, each share of (a) Activant Holdings common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Activant Holdings, owned by Activant Group, Merger Sub or any direct or indirect wholly-owned subsidiary of Activant Holdings or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) were converted into the right to receive $4.00 in cash, without interest, and (b) Activant Holdings Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Activant Holdings, owned by Activant Group, and Merger Sub or any direct or indirect wholly-owned subsidiary of Activant Holdings or held by stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) were converted into the right to receive $7.2965 in cash, without interest.
      Treatment of Activant Holdings Stock Options. Except with respect to any members of our management who agreed prior to the Mergers to rollover some or all of their existing options, all options to acquire Activant Holdings common stock that were vested and exercisable immediately prior to the merger of Merger Sub with and into Activant Holdings were cancelled and converted into the right to receive a payment in cash, without interest, equal to the product of (A) the total number of shares of Activant Holdings common stock as to which the option was vested and exercisable immediately prior to the merger and (B) the excess, if any, of $4.00 over the exercise price per share of Activant Holdings common stock subject to such option, less applicable withholding taxes. All other options were cancelled and terminated without the right to receive any payment.
      Letter Agreement with Hicks, Muse & Co. Partners, L.P. In connection with the Merger Agreement, Hicks, Muse & Co. Partners, L.P., which we refer to as HMCo, agreed to pay, reimburse and hold harmless Activant Holdings and its subsidiaries for all “transaction fees and expenses” (as such term is defined in a letter agreement delivered by HMCo) incurred by Activant Holdings or its subsidiaries, in excess of $13.5 million. HMCo also agreed to waive payment of all fees pursuant to its agreements with Activant Holdings, except a “final payment” pursuant to a Financial Advisory Agreement, dated as of February 27, 1997, among Activant Holdings, Activant and HMCo, which will be reduced by the amount, if any, that the transaction fees and expenses exceed $13.5 million. In addition, prior to the Mergers, HMCo and certain of its affiliates have agreed to terminate the Financial Advisory Agreement, as well as a Monitoring and Oversight Agreement, dated as of February 27, 1997, among Activant Holdings, Activant, HMCo and its affiliates.
      Management Investment. As described in greater detail in “Management” and “Certain Relationships and Related Party Transactions— Agreements Related to the Mergers,” Pervez Qureshi, who was our chief operating officer, became our chief executive officer and president upon completion of the Mergers and made an equity investment in Activant Group in connection with the Mergers. In addition, other members of our management made equity investments in Activant Group through the acquisition of common stock of Activant Group. Mr. Qureshi and these other members of our management are referred to collectively in this prospectus as the “Management Participants.”
      Equity Financing. Investment funds affiliated with Hellman & Friedman LLC, or Hellman & Friedman, invested approximately $185.8 million, investment funds affiliated with Thoma Cressey Equity Partners, Inc., or Thoma Cressey, invested approximately $48.9 million and investment funds affiliated with JMI Equity, or

JMI, invested approximately $10.0 million, in each case, in equity securities of Activant Group in connection with the Mergers. Further, there was approximately $1.9 million of investments in Activant Group by the Management Participants. These investment funds and other entities are referred to in this prospectus as the “Investors.”
      Upon completion of the equity financings and the Mergers, approximately 75.6% of Activant Group’s common stock was owned by funds affiliated with Hellman & Friedman and its permitted assignees, approximately 19.9% of Activant Group’s common stock was owned by funds affiliated with Thoma Cressey and approximately 4.1% of Activant Group’s common stock was owned by funds affiliated with JMI. See “Security Ownership and Our Principal Stockholders.” In addition, a fund affiliated with Hellman & Friedman owns the one authorized share of Series A preferred stock of Activant Group, which share entitles it to designate a member of the Activant Group board of directors who generally is able to determine the outcome of all matters decided by the board of directors. In connection with these investments, Activant Group, Merger Sub and each of the Investors entered into a stockholders agreement, which contains provisions relating to, among other things, the composition of the Activant Group board and the voting and transfer of equity securities of Activant Group. See “Certain Relationships and Related Party Transactions.”
      Debt Financing. In connection with the Mergers, we (1) entered into a senior secured credit agreement, which provides for senior secured borrowings consisting of a $390.0 million senior secured term loan facility and a $40.0 million senior secured revolving credit facility, and (2) issued the $175.0 million aggregate principal amount of notes. See “Description of Other Indebtedness.”
      Tender Offers and Consent Solicitations. On March 30, 2006, we commenced cash tender offers to repurchase our Existing Notes and solicitations of consents from the holders of our Existing Notes with respect to the amendment to the indenture for the Existing Notes that eliminated substantially all of the restrictive covenants contained in such indenture and in the Existing Notes and also eliminated certain events of default, certain covenants relating to mergers and certain conditions to legal defeasance and covenant defeasance, but did not eliminate, among other things, certain repurchase obligations in respect of the Existing Notes. At 5:00 p.m. New York time on April 12, 2006, the holders of a majority in aggregate principal amount of each series of the Existing Notes had validly tendered, and not validly withdrawn, their Existing Notes and consented to, and not withdrawn their consents relating to, the amendment to the indenture with respect to the Existing Notes. On April 13, 2006, Activant executed the proposed amendment to the indenture for the Existing Notes, which amendment became operative immediately prior to the Mergers. We used a portion of the proceeds from this offering, together with the borrowings under the term portion of our senior secured credit facilities, the proceeds from the equity investments by the Investors and the Management Participants and cash on hand, to purchase the Existing Notes pursuant to the tender offers and consent solicitations and to pay related fees and expenses.
      The offering of the notes, the initial borrowings under Activant’s senior secured credit facilities, the equity investments and participations by Investors and the Management Participants, the Mergers and the other related transactions are collectively referred to in this prospectus as the “Transactions.”

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization

CAPITALIZATION
      The following table sets forth our capitalization as of September 30, 2006. The information in this table should be read in conjunction with “The Transactions,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data of Activant,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

As of
September 30, 2006

(Dollars in millions)
Cash and cash equivalents	$36.4
Debt:
Senior secured credit facilities:
Revolving credit facility(1)	—
Term loan facility(2)	388.1
Exchange notes	175.0
Existing notes(3)	2.0
Total debt	565.1
Stockholders’ equity	247.7

Total capitalization	$812.8

(1)	Upon the closing of the Transactions, we entered into a new $40.0 million senior secured revolving credit facility with a five-year maturity.

(2)	Upon the closing of the Transactions, we entered into a $390.0 million senior secured term loan facility with a seven-year maturity. The senior secured term loan facility requires principal payments of .25% (approximately $1.0 million) quarterly beginning June 30, 2006.

(3)	On March 30, 2006, we commenced tender offers and the related consent solicitations with respect to our Existing Notes, which consisted of Activant’s outstanding 10 1/2% Senior Notes due 2011 ($156.8 million aggregate principal amount outstanding) and our Floating Rate Notes due 2010 and 2011 ($305.0 million aggregate principal amount outstanding).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma condensed combined financial information has been derived by applying pro forma adjustments to the historical audited consolidated financial statements of Activant Solutions Holding Inc. (“Predecessor”) and Activant Solutions Inc. (“Successor”) appearing elsewhere in this prospectus. The unaudited pro forma condensed combined statements of income give effect to the Transactions as if they had occurred on October 1, 2005.
      The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the date indicated and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial statements should be read in conjunction with the information contained in “The Transactions,” “Selected Historical Consolidated Financial Data of Activant,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial statements.
      The Transaction was accounted for using the purchase method of accounting. The purchase price was allocated to our net tangible and identifiable intangible assets based on their estimated values as of May 2, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon preliminary valuation data and the estimates and assumptions are subject to change, based on the finalization of the asset and liability valuation analyses.

Unaudited Pro Forma Condensed Combined Statement of Income
for the Fiscal Year Ended September 30, 2006

	October 1,
	2005	Inception
	through	through		Adjustments
	May 2,	September 30,		for the
	2006	2006	Combined	Transactions		Pro Forma

	(Dollars in thousands)
Revenues	$225,215	$164,190	$389,405	$—		$389,405
Cost of revenues (exclusive of depreciation and amortization shown separately below)	97,196	71,858	169,054	(1,068	)(a)	167,986

Gross profit	128,019	92,332	220,351	1,068		221,419
Sales and marketing	37,098	24,192	61,290	(6,549	)(a)	54,741
Product development	23,661	15,934	39,595	(1,675	)(a)	37,920
General and administrative	44,574	15,323	59,897	(21,325	)(b)	38,572
Depreciation and amortization	15,511	11,773	27,284	68	(c)	27,352

Total operating expenses	120,844	67,222	188,066	(29,481)		158,585

Income from operations	7,175	25,110	32,285	30,549		62,834
Interest income (expense)	(33,000)	(20,340)	(53,340)	5,828	(d)	(47,512)
Write-off of prior deferred financing costs	(15,994)	—	(15,994)	15,994	(e)	—
Premium on debt repurchase	(26,671)	—	(26,671)	26,671	(f)	—
Other income (loss), net	733	335	1,068	—		1,068

Income (loss) before income taxes	(67,757)	5,105	(62,652)	79,042		16,390
Income tax expense (benefit)	(22,553)	2,025	(20,528)	31,142	(g)	10,614

Net income (loss)	$(45,204)	$3,080	$(42,124)	$47,900		$5,776

See Notes to Unaudited Pro Forma Condensed Combined Statements of Income

Notes to Unaudited Pro Forma Condensed Combined Statements of Income
(Dollars in thousands)

(a)	Reflects bonuses and other compensation expenses related to the Transactions.

(b)	Reflects the following adjustments related to the Transactions:

Bonuses and other compensation expense	$8,460
Fees related to the cancelled IPO	7,092
Seller fees	3,500
Transaction costs	1,198
Severance costs	973

Total costs related to the transactions	21,223
Elimination of historical fees paid to an affiliate of Activant Holdings for monitoring and oversight activities	102

Pro forma adjustment	$21,325

(c)	Reflects the following adjustments related to the amortization of intangible assets:

Amortization of technology over 6.6 years	$8,825
Amortization of customer relations over 11.2 years	12,478
Depreciation expense	6,049
Less: historical depreciation and amortization expense	(27,284)

Pro forma adjustment	$68

(d)	Reflects pro forma interest expense resulting from our new capital structure using LIBOR rates at September 30, 2006:

Interest on the $175,000 9.5% senior subordinated notes	$16,625
Interest on the $390,000 senior secured term loan(1)	28,464
Interest on $2,000 10 1/2% senior notes	210
Commitment fees of 0.5% on $40 million credit line	200
Amortization of deferred financing costs over 7.9 years	2,013

47,512
Less: historical interest expense	(53,340)

Pro forma adjustment	$(5,828)

(1)	Assumes weighted average interest rate of 7.3% after adjustment for interest rate swaps.

(e)	Reflects write-off of prior debt financing costs.

(f)	Reflects premiums to repurchase prior debt.

(g)	Represents the tax effect of the adjustments set forth in the “Adjustments for the Transactions” based upon statutory federal and state rates of 39.4%.

Interest Rate Sensitivity

A 0.125% change in interest rates would change the pro forma cash interest expense for the fiscal year ended September 30, 2006 for the new term loan facility by $180,000 after giving effect to interest rate swaps.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA
      The selected historical consolidated statement of operations and other financial data for each of the fiscal years ended September 30, 2004 and 2005 and the period from October 1, 2005 through May 2, 2006 were derived from our Predecessor’s audited historical consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated statement of operations and other financial data for each of the fiscal years ended September 30, 2002 and 2003 and balance sheet data as of September 30, 2002, 2003, and 2004 were derived from the Predecessor’s audited historical consolidated financial statements that are not included in this prospectus. The historical consolidated statement of operations data, balance sheet data and other financial data as of September 30, 2006 and for the period from Inception through September 30, 2006 was derived from our audited historical financial statements included elsewhere in this prospectus.
      The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements, and the respective notes related thereto, of Activant, included elsewhere in this prospectus.
      Our results of operations include the results of Speedware commencing after the consummation of the Speedware acquisition on March 30, 2005 and the results of Prophet 21 commencing after the consummation of the Prophet 21 acquisition on September 13, 2005. Accordingly, the results of operations for periods prior to September 13, 2005 are not directly comparable to subsequent periods after the acquisitions.

	Predecessor							Activant
								Solutions Inc.	Combined(1)
							October 1,
							2005	Inception	Year
	Fiscal Years Ended September 30,						through	through	Ended
							May 2,	September 30,	September 30,
	2002	2003		2004		2005	2006	2006	2006

									(Unaudited)
	(Dollars in thousands)
Statement of operations data:
Revenues	$218,705	$221,546		$225,806		$265,991	$225,215	$164,190	$389,405
Cost of revenues (exclusive of depreciation and amortization shown separately below)	96,187	93,887		97,137		118,126	97,196	71,858	169,054

Gross profit	122,518	127,659		128,669		147,865	128,019	92,332	220,351

Sales and marketing	33,520	31,589		31,596		38,076	37,098	24,192	61,290
Product development	16,469	15,653		15,562		21,379	23,661	15,934	39,595
General and administrative	24,023	24,244		24,283		28,068	44,574	15,323	59,897
Depreciation and amortization	19,329	22,768		16,584		16,114	15,511	11,773	27,284

Total operating expenses(2)	93,341	94,254		88,025		103,637	120,844	67,222	188,066

Operating income	29,177	33,405		40,644		44,228	7,175	25,110	32,285
Interest expense	(14,054)	(14,782)		(19,367)		(25,728)	(33,000)	(20,340)	(53,340)
Write-off of prior deferred financing costs	—	(6,313	) (3)	(524	) (4)	—	(15,994)	—	(15,994	)(5)
Premium on debt repurchase	—	—		—		—	(26,671)	—	(26,671	)(5)
Gain on sale of assets	—	—		6,270	(6)	—	—	—	—
Other income, net	120	(144)		305		428	733	335	1,068

Income (loss) before income taxes	15,243	12,166		27,328		18,928	(67,757)	5,105	(62,652)
Income tax expense (benefit)	5,875	4,351		10,561		5,645	(22,553)	2,025	(20,528)

Net income (loss)	$9,368	$7,815		$16,767		$13,283	$(45,204)	$3,080	$(42,124)

	Predecessor										Activant
											Solutions Inc.		Combined(1)
									October 1,
									2005		Inception		Year
	Fiscal Years Ended September 30,								through		through		Ended
									May 2,		September 30,		September 30,
	2002		2003		2004		2005		2006		2006		2006

													(Unaudited)
	(Dollars in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$398		$10,215		$32,065		$10,952		$—		$36,383		$36,383
Working capital	(8,889)		21,214		28,549		(3,752)		—		30,731		30,731
Total assets	185,787		202,285		188,905		569,437		—		967,686		967,686
Total debt, including current maturities(7)	137,997		173,300		155,714		455,477		—		565,050		565,050
Stockholder’s equity (deficit)	(83,844)		(36,662)		(20,020)		(5,674)		—		247,673		247,673
Other financial data:
Depreciation and amortization	$19,329		$22,768		$16,584		$16,114		$15,511		$11,773		$27,284
Capital expenditures	13,161		12,525		10,057		9,462		7,041		4,111		11,152
Ratio of earnings to fixed charges(8) (Unaudited)	2.0	x	1.8	x	2.3	x	1.7	x	0.3	x	1.2	x	0.6	x

(1)	Our combined results for the fiscal year ended September 30, 2006 represent the addition of the predecessor period from October 1, 2005 through May 2, 2006 and the successor period from Inception through September 30, 2006.

(2)	Operating expenses for the period October 1, 2005 through May 2, 2006 and for the combined fiscal year ended September 30, 2006 include approximately $31,700 of transaction costs related to the mergers.

(3)	Reflects expense related to our June 2003 debt refinancing.

(4)	Reflects expense related to the redemption of the remaining $17,500 of our 9% senior subordinated notes due 2008 in June 2004.

(5)	Reflects write offs of deferred financing fees and premiums on debt repurchases related to the mergers.

(6)	Reflects the net gain on the October 1, 2003 sale of certain non-core assets consisting of our automotive recycling product line.

(7)	Total debt does not include amounts relating to lease receivables that we have sold.

(8)	For purposes of computing the ratio of earnings to fixed charges, earnings represents the sum of income (loss) before income taxes and fixed charges. Fixed charges represents the sum of interest expense, the interest portion of rental expense and the amortization of debt issuance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion and analysis of our results of operations and financial condition includes the Predecessor periods prior to the consummation of the transactions. We refer to the operations of both the Predecessor and the Successor as ours, unless specifically stated otherwise. You should read the following discussion and analysis in conjunction with our financial statements and related notes included above. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under “Risk Factors”.
      A merger of Lone Star Holding Corp., now known as Activant Group Inc., or Activant Group, Lone Star Merger Corp., or Merger Sub, and Activant Solutions Holdings Inc., or Holdings or the Predecessor, was consummated on May 2, 2006, whereupon, Holdings became wholly owned by funds affiliated with Hellman & Friedman LLC, Thoma Cressey Equity Partners, Inc. and JMI Equity and certain members of our management. Following the merger, on May 2, 2006, Holdings merged with and into Activant Solutions Inc., with Activant Solutions Inc., or the Successor, continuing as the surviving corporation and as a wholly-owned subsidiary of Activant Group. These mergers are referred to in this report as the “mergers” and the transactions related to the mergers are referred to collectively in this report as the “transactions.” The transactions closed on May 2, 2006. Activant Group was incorporated on March 7, 2006 for the purpose of acquiring Activant Holdings and did not have any operations prior to May 2, 2006 other than in connection with the Activant Holdings acquisition.
      In our discussion of our results of operations in 2006, we discuss each line item in the statement of operations on a combined Predecessor/ Successor basis for comparative purposes. These combined amounts represent the sum of the financial data for the Predecessor and us for the period from October 1, 2005 through September 30, 2006. These combined amounts are for informational purposes only. In this report, the terms the “Company”, “we”, “us” and “our” refer to the combined operations of Activant Solutions Inc. and the Predecessor, unless specifically stated otherwise.
Overview
      We are a leading provider of business management solutions serving small and medium-sized businesses in three primary vertical markets: hardlines and lumber, wholesale distribution and the automotive parts aftermarket (“Auto”). Using a combination of proprietary software and extensive expertise in these vertical markets, we provide complete business management solutions consisting of tailored systems, product support and content and data services designed to meet the unique requirements of our customers. Our fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. Our revenues are derived from our four reporting segments which are organized around the following business management solutions:

•	Systems, which is comprised primarily of proprietary software applications, implementation and training and third-party software, hardware and peripherals. For the year ended September 30, 2006, systems revenues accounted for approximately 41% of our total revenues;

•	Product Support, which is comprised primarily of customer support activities, including support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services. Our product support services are generally provided on a subscription basis, and accordingly, revenues from this segment are generally recurring in nature. For the year ended September 30, 2006, product support revenues accounted for approximately 40% of our total revenues;

•	Content and Data Services, which is comprised primarily of proprietary database and data management products for the vertical markets we serve (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions. Our content and data services are generally provided on a monthly subscription basis and accordingly, revenues from this segment are generally recurring in nature. For the year ended September 30, 2006, content and data services revenues accounted for approximately 16% of our total revenues; and

•	Other Services, which is comprised primarily of business products, such as forms and other paper products. For the year ended September 30, 2006, other services revenues accounted for approximately 2% of our total revenues.

      For the year ended September 30, 2006, our revenues were derived from customers that operate in three vertical markets—hardlines and lumber, wholesale distribution and Auto—and from our productivity tools business.

•	The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and garden centers and independent lumber and building material dealers primarily in the United States. For the year ended September 30, 2006, we generated approximately 43% of our total revenues from the hardlines and lumber vertical market.

•	The wholesale distribution vertical market consists of distributors of a range of products including electrical supply, plumbing, medical supply, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies, fluid power, janitorial and sanitation products, paper and packaging and service establishment equipment vendors, primarily in the United States. For the year ended September 30, 2006, we generated approximately 29% of our total revenues from the wholesale distribution vertical market.

•	Auto consists of customers involved in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks, and includes manufacturers, warehouse distributors, parts stores, professional installers and several chains in North America and Europe. For the year ended September 30, 2006, we generated approximately 24% of our total revenues from Auto.

•	The productivity tools business, which primarily consists of software migration and application development tools, which we acquired as a part of the Speedware acquisition. For the year ended September 30, 2006, we generated approximately 4% of our total revenues from the productivity tools business.

Key Trends

•	Growth in our revenues from the hardlines and lumber and wholesale distribution vertical markets. Our systems revenues from the hardlines and lumber and wholesale distribution vertical markets have grown at a compound annual growth rate of approximately 28% from fiscal year 2002 through fiscal year 2006. Our recent acquisitions of Speedware and Prophet 21 have increased our revenues in the hardlines and lumber and wholesale distribution vertical markets. In addition, our organic growth, has been a result of the development of stronger relationships and licensing agreements with cooperatives in the hardlines and lumber vertical market, increased sales of upgraded software applications to customers and increased demand for our Eagle and Falcon product in the hardlines and lumber vertical market. Increased systems revenues generally result in increased product support revenues in future years as we add new customers and new products. In each of the last three fiscal years, product support revenues have increased as we added more new customers to our product support business and sold additional add-on modules.

•	Lower customer retention in our Auto vertical market. As we stop actively developing and selling several of our older systems, especially in our Auto vertical market, we have experienced reduced rates of customer retention. We have developed various upgrade paths for these customers and have undertaken a specific customer services campaign to increase retention rates for customers who elect to continue to operate with our older systems. Despite our efforts, we have experienced year-over-year decreases in our Auto product support revenues and we expect lower levels of customer retention to continue. We introduced in 2006 our Eagle platform as an upgrade path for our Auto customers on our J-CON system.

•	Consolidation of our customers’ vertical markets. Our customers are undergoing consolidation. When one of our customers acquires a company that does not currently use our systems, we typically benefit from new systems sales and increased services revenues associated with that customer. When a company not currently using our systems acquires one of our customers, we typically lose services revenues. We believe that consolidation has been neither a material benefit nor a material detriment to our operating results over the past three years. Recent trends in the automotive marketplace may cause additional consolidation to become detrimental in future years.

Acquisition by Activant Group Inc. and Related Events
      On March 12, 2006, Activant Group, Merger Sub, and Holdings entered into an agreement and plan of merger, or the Merger Agreement, pursuant to which Merger Sub would merge with and into Holdings. The merger was consummated on May 2, 2006, whereupon, Holdings became wholly owned by funds affiliated with Hellman & Friedman LLC, Thoma Cressey Equity Partners, Inc. and JMI Equity and certain members of our management. Following the merger, on May 2, 2006, Holdings merged with and into Activant Solutions Inc., with Activant Solutions Inc. continuing as the surviving corporation and wholly-owned subsidiary of Activant Group. The transactions closed on May 2, 2006. Activant Group was incorporated on March 7, 2006 for the purpose of acquiring Activant Holdings and did not have any operations prior to May 2, 2006 other than in connection with the Activant Holdings acquisition.
      On March 30, 2006, we commenced tender offers and related consent solicitations for all of our outstanding 10 1/2% senior notes due 2011, floating rate senior notes due 2010 and senior floating rate PIK notes due 2011. The tender offers closed in conjunction with the acquisition transaction on May 2, 2006. We recorded a charge of approximately $16.0 million for deferred financing costs and $26.7 million for premiums related to the redemption of our outstanding notes in the year ended September 30, 2006.
      On the May 2, 2006, the closing date of the mergers, the stockholders of Holdings received $4.00 per share for each share of Holdings common stock, and $7.2965 per share for each share of Holdings Class A common stock. In addition, on May 2, 2006, each outstanding Holdings stock option was canceled and converted into the right to receive a cash payment equal to the excess, if any, of $4.00 over the respective exercise price per share of each option.
      Effective May 2, 2006, Pervez Qureshi, former Chief Operating Officer, became our President and Chief Executive Officer, replacing A. Laurence Jones, who resigned as of that date.
Acquisitions
      Speedware Corporation Inc. In March and April 2005, we acquired the common stock of Speedware Corporation Inc. (“Speedware”) for cash consideration of $100.8 million. The Speedware acquisition solidifies our position as a provider of business management solutions to the hardlines and lumber vertical market through the addition of over 700 customers in this vertical market.
      The Systems House, Inc. On May 16, 2005, we purchased substantially all of the assets of The Systems House, Inc. The System House, Inc.’s next generation business management solution, Vision, is designed for warehouse distributors in the automotive parts aftermarket. The total consideration paid for the acquisition was approximately $2.6 million in cash.
      Prophet 21, Inc. In September 2005, we acquired all of the outstanding capital stock of Prophet 21, Inc. (“Prophet 21”) for cash of $218.2 million. Prophet 21 is a provider of business management solutions to the wholesale distribution vertical market. The integration of Prophet 21 into our operations has significantly enhanced our position and expertise serving the wholesale distribution vertical market and provided additional systems and service offerings for our customers.

      Our results of operations include results of Speedware commencing after the consummation of the Speedware acquisition on March 30, 2005 and results of Prophet 21 commencing after the consummation of the Prophet 21 acquisition on September 13, 2005. Accordingly, our results of operations for the year ended September 30, 2006 and September 30, 2005 are not directly comparable.
General Parts, Inc. Relationship
      In June 2004, General Parts, Inc., one of our largest customers, informed us of its intention to replace our J-CON parts store system with its own branded product at its company-owned stores and to recommend that its independent affiliated stores also replace the J-CON system. We believe the majority of this transition was completed by the end of calendar year 2006. J-CON revenues, primarily product support, for all of General Parts’ company-owned stores and independent affiliated stores was approximately $6.9 million and $3.7 million for the years ended September 30, 2005 and September 30, 2006, respectively.
Segment Reporting and Classification
      We organize our business around four reportable segments (the “Segments”) consisting of (i) Systems, (ii) Product Support, (iii) Content and Data Services and (iv) Other Services. We sell our products and services to three distinct vertical markets consisting of hardlines and lumber, wholesale distribution and Auto and through our productivity tools business. Revenue for each Segment is also reported by each of these three vertical markets and productivity tools.
      Our president and chief executive officer (the “CEO”) has been identified as the chief operating decision maker in assessing the performance of our Segments and the allocation of resources to them. Each Segment is managed separately. The CEO relies on the information derived directly from our management reporting system. The primary financial measure used by the CEO in assessing performance and allocating resources to the Segments is gross profit, a measure that is comprised of revenues less cost of revenues.
Historical Results of Operations

Year Ended September 30, 2006 Compared to Year Ended September 30, 2005
      The combined results for the year ended September 30, 2006 represent the combination of the predecessor period from October 1, 2005 through May 2, 2006 and the successor period from Inception through September 30, 2006. This combination does not comply with GAAP but is presented because we believe it provides the most meaningful comparison of our results.

      Revenues. The following table sets forth, for the periods indicated, our Segment revenues by vertical market and for productivity tools and the variance thereof.

			Activant
	Predecessor		Solutions Inc.	Combined

	Year Ended	October 1,	Inception through	Year Ended
	September 30,	2005 through	September 30,	September 30,
	2005	May 2, 2006	2006	2006	Variance

	(Dollars in thousands)
Systems Revenues:
Hardlines and Lumber	$79,579	$49,283	$35,563	$84,846	$5,267
Auto	14,935	10,624	7,133	17,757	2,822
Wholesale Distribution	8,937	27,575	22,272	49,847	40,910
Productivity Tools	1,338	3,922	4,275	8,197	6,859

Total Systems Revenues	$104,789	$91,404	$69,243	$160,647	$55,858

Product Support Revenues:
Hardlines and Lumber	$50,031	$37,018	$27,555	$64,573	$14,542
Auto	34,484	17,690	11,554	29,244	(5,240)
Wholesale Distribution	8,033	32,281	22,249	54,530	46,497
Productivity Tools	3,719	4,750	2,868	7,618	3,899

Total Product Support Revenues	$96,267	$91,739	$64,226	$155,965	$59,698

Content and Data Services Revenues:
Hardlines and Lumber	$5,336	$4,570	$3,625	$8,195	$2,859
Auto	49,578	27,935	19,664	47,599	(1,979)
Wholesale Distribution	2,178	4,160	3,722	7,882	5,704
Productivity Tools	2	—	—	—	(2)

Total Content and Data Services Revenues	$57,094	$36,665	$27,011	$63,676	$6,582

Other Services Revenues:
Hardlines and Lumber	$7,104	$5,407	$3,710	$9,117	$2,013
Auto	415	—	—	—	(415)
Wholesale Distribution	322	—	—	—	(322)
Productivity Tools	—	—	—	—	—

Total Other Revenues	$7,841	$5,407	$3,710	$9,117	$1,276

Total Revenues:
Hardlines and Lumber	$142,050	$96,278	$70,453	$166,731	$24,681
Auto	99,412	56,249	38,351	94,600	(4,812)
Wholesale Distribution	19,470	64,016	48,243	112,259	92,789
Productivity Tools	5,059	8,672	7,143	15,815	10,756

Total Revenues	$265,991	$225,215	$164,190	$389,405	$123,414

      Total combined revenues for the year ended September 30, 2006 increased by $123.4 million, or 46.4%, compared to the year ended September 30, 2005. This increase was comprised primarily of $83.6 million attributable to the Prophet 21 acquisition and $32.2 million in revenues attributable to the Speedware acquisition.

Factors Affecting Combined Systems Revenues for the Year Ended September 30, 2006.

•	Systems revenue from our hardlines and lumber vertical market increased by $5.3 million, or 6.6%, primarily due to $4.1 million of revenues attributable to the Speedware acquisition.

•	The $2.8 million increase, or 18.9%, in systems revenues for Auto is primarily due to a focus on migrating customers to Activant Prism and Vision platforms as well as higher sales of TPW and Ultimate peripherals and upgrades.

•	The $40.9 million increase in Wholesale Distribution systems revenues is due to $38.6 million and $4.3 million of revenues attributable to the Prophet 21 acquisition and the Speedware acquisition, respectively.

•	The $6.9 million increase in productivity tools systems revenues is attributable to the Speedware acquisition.

Factors Affecting Combined Product Support Revenues for the Year Ended September 30, 2006.

•	The $14.5 million, or 29.1%, increase in product support revenues from our hardlines and lumber vertical market is primarily due to $8.4 million of revenues attributable to the Speedware acquisition. Increased systems sales generally result in increased product support revenues over time.

•	Auto product support revenues declined by $5.2 million or 15.2%. Auto experienced a decline of approximately $1.5 million in product support revenues associated with customer attrition from our older systems that we continue to support but do not actively sell to prospective customers. We expect that product support revenues from our older systems will continue to decline. Approximately $3.3 million of the decline was associated with General Parts, Inc.’s decision to begin replacing our J-CON parts store system with its own branded store system and approximately $0.4 million of the decline was due to the transfer of several of our product support employees to General Parts, Inc. Prior to the transfer of these employees, General Parts, Inc. paid us a fee substantially equivalent to the salary and benefits of these employees plus a markup. We do not expect to recapture this product support revenue.

•	The $46.5 million increase in product support revenues from our wholesale distribution vertical market is primarily attributable to the Speedware and Prophet 21 acquisitions.

•	The $3.9 million increase in productivity tools product support revenues is attributable to the Speedware acquisition.

Factors Affecting Combined Content and Data Services Revenues for the Year Ended September 30, 2006.

•	Content and data services revenues from our hardlines and lumber vertical market increased by $2.9 million, or 53.6%, primarily attributable to increased revenues from our point-of-sale business analysis data and revenues attributable to the Speedware acquisition.

•	Auto content and data services revenues declined by $2.0 million, or 4.0%, primarily due to a decline of approximately $1.3 million associated with customer attrition from our older systems, that we continue to support but do not actively sell to prospective customers, and a decline of $1.6 million related to a revised contract and simplified service terms with a large customer. These declines were offset by $0.9 million of new electronic automotive parts and applications catalog sales to non-systems customers and a $0.7 million increase in revenues from our AConneX connectivity product.

•	Content and data services revenues from our wholesale distribution vertical market increased by $5.7 million mainly due to the Prophet 21 acquisition.

Total Combined Cost of Revenues and Gross Margins as a Percentage of Revenues.
      The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

			Activant
	Predecessor		Solutions Inc.	Combined

	Year Ended	October 1,	Inception through	Year Ended
	September 30,	2005 through	September 30,	September 30,
	2005	May 2, 2006	2006	2006	Variance

	(Dollars in thousands)
Cost of revenues (exclusive of depreciation and amortization):
Systems	$59,179	$47,654	$35,673	$83,327	$24,148
Product Support	41,616	37,732	27,066	64,798	23,182
Content and Data Services	12,036	8,046	6,446	14,492	2,456
Other Services	5,295	3,764	2,673	6,437	1,142

Total cost of revenues	$118,126	$97,196	$71,858	$169,054	$50,928

      The following table sets forth, for the periods indicated, our gross margin as a percentage of revenues.

			Activant
	Predecessor		Solutions Inc.	Combined

	Year Ended	October 1,	Inception through	Year Ended
	September 30,	2005 through	September 30,	September 30,
	2005	May 2, 2006	2006	2006

Gross margin as a percentage of revenues by segment:
Systems	43.5%	47.9%	48.5%	48.1%
Product Support	56.8%	58.9%	57.9%	58.5%
Content and Data Services	78.9%	78.1%	76.1%	77.2%
Other Services	32.5%	30.4%	28.0%	29.4%

Total gross margin as a percentage of revenues	55.6%	56.8%	56.2%	56.6%

      Total combined cost of revenues for the year ended September 30, 2006 increased by $50.9 million, or 43.1%, compared to the year ended September 30, 2005. This increase was comprised primarily of $30.5 million and $13.1 million in costs attributable to Prophet 21 and Speedware product sales, respectively. Approximately $4.0 million of the increase was attributable to increased system sales, primarily our Eagle and Falcon platforms, and $4.5 million of the increase was attributable to higher product support costs for our Eagle platform. Gross margin as a percentage of revenues increased from 55.6% for the year ended September 30, 2005 to 56.6% for the year ended September 30, 2006.

•	Cost of Systems Revenues. Combined cost of systems revenues for the year ended September 30, 2006 increased by $24.1 million, or 40.8%. This increase was comprised primarily of $22.9 million in costs attributable to Speedware and Prophet 21 Systems revenues and higher systems sales volumes. Gross margin as a percentage of revenues increased from 43.5% for the year ended September 30, 2005 to 48.1% for the year ended September 30, 2006. The improvement in systems gross margin is predominantly due to higher margins associated with sales of Speedware and Prophet 21 systems products.

•	Cost of Product Support Revenues. Combined cost of product support revenues for the year ended September 30, 2006 increased by $23.2 million, or 55.7%, compared to the year ended September 30, 2005. This increase was comprised primarily of $18.2 million in costs attributable to Speedware and Prophet 21 Product Support sales and $1.1 million of transaction costs associated with the mergers and investments made in additional people and tools for our advice line customer support. Gross margin as a percentage of revenues increased from 56.8% for the year ended September 30, 2005 to

58.5% for the year ended September 30, 2006. The improvement in product support gross margin is predominantly due to costs increasing at a lower rate than revenue increases.

•	Cost of Content and Data Services Revenues. Combined cost of content and data services revenues for the year ended September 30, 2006 increased by $2.5 million, or 20.4%, compared to the year ended September 30, 2005. Approximately $1.5 million of the increase was due to the Prophet 21 acquisition while the remainder increase represented additional investments in our electronic automotive parts and applications catalog and our point-of-sale business analysis data. Gross margin as a percentage of content and data services revenues declined from 78.9% for the year ended September 30, 2005 to 77.2% for the year ended September 30, 2006. We expect our cost of content and data services revenues to continue to increase as we raise our investment in our electronic catalog for Auto and point-of sale business analysis data.

      Operating Expenses. The following table sets forth, for the periods indicated, operating expenses and the variance thereof.

			Activant
	Predecessor		Solutions Inc.	Combined

	Year Ended	October 1,	Inception through	Year Ended
	September 30,	2005 through	September 30,	September 30,
	2005	May 2, 2006	2006	2006	Variance

	(Dollars in thousands)
Sales and Marketing Expense	$38,076	$37,098	$24,192	$61,290	$23,214
Product Development Expense	21,379	23,661	15,934	39,595	18,216
General and Administrative Expense	28,068	44,574	15,323	59,897	31,829
Depreciation and Amortization	16,114	15,511	11,773	27,284	11,170

Total Operating Expenses	$103,637	$120,844	$67,222	$188,066	$84,429

      Total combined operating expenses increased by $84.4 million, or 81.5%, for the year ended September 30, 2006 compared to the year ended September 30, 2005. The increase was primarily a result of the inclusion of Speedware and Prophet 21 operating expenses subsequent to the acquisitions of $38.1 million, transaction costs related to the mergers of $30.5 million and increased amortization of purchased intangibles of $11.2 million.

•	Sales and Marketing Expense. Combined sales and marketing expense increased by $23.2 million, or 61.0%, for the year ended September 30, 2006 compared to the year ended September 30, 2005. The increase was primarily a result of the inclusion of $15.3 million of sales and marketing costs related to the Speedware, The Systems House and Prophet 21 acquisitions and bonus related transaction costs associated with the mergers of $6.7 million.

•	Product Development Expense. Combined product development expense increased by $18.2 million, or 85.2%, for the year ended September 30, 2006 compared to the year ended September 30, 2005. Approximately $16.0 million of the increase was related to the inclusion of product development costs related to the Speedware, The Systems House and Prophet 21 acquisitions. Of the remaining increase, $1.9 million represents bonus related transaction costs associated with the mergers.

•	General and Administrative Expense. Combined general and administrative expense increased by $31.8 million, or 113.4%, for the year ended September 30, 2006 compared to the year ended September 30, 2005. The increase was primarily a result of the inclusion of $6.7 million general and administrative costs related to the Speedware and Prophet 21 acquisitions, $1.8 for other professional service expenses incurred in connection with an initial public offering of our common stock, which offering was withdrawn in connection with the mergers, and $21.8 million of transaction fees associated with the mergers.

•	Depreciation and Amortization. Combined depreciation and amortization expense increased by $11.2 million or 69.3%. The increase was primarily a result of increased intangible amortization expense related to previous acquisitions and the mergers.
      Operating Income. Due to the above factors, combined operating income for the year ended September 30, 2006 decreased by $11.9 million, or 27.0%. Excluding the transaction costs related to the mergers of $31.7 million and the $11.2 million increase in depreciation and amortization expense related to the acquisitions of Speedware and Prophet 21 and the mergers, operating income would have increased by $31.0 million from $44.2 million for the year ended September 30, 2005 to $75.2 million for the year ended September 30, 2006.
      Interest Expense. Combined interest expense for the year ended September 30, 2006 was $53.3 million compared to $25.7 million for the year ended September 30, 2005, an increase of $27.6 million. The increase is primarily a result of interest expense associated with our debt offerings, which we used to finance the Speedware and Prophet 21 acquisitions and the mergers.
      Income Tax Expense. We recognized a combined income tax benefit of $20.5 million, or 32.8% of pre-tax losses for the year ended September 30, 2006.

Fiscal Year Ended September 30, 2005 Compared to Fiscal Year Ended September 30, 2004
      Revenues. The following table sets forth, for the periods indicated, our Segment revenues by vertical market and for productivity tools and the variance thereof.

	Year Ended September 30,

	2004	2005	Variance $	Variance %

	(Dollars in thousands)
Systems Revenues:
Hardlines and Lumber	$63,116	$79,971	$16,855	26.7%
Auto	16,083	14,543	(1,540)	(9.6)%
Wholesale Distribution	2,757	8,937	6,180	224.2%
Productivity Tools	—	1,338	1,338	—

Total Systems Revenues	$81,956	$104,789	$22,833	27.9%

Product Support Revenues:
Hardlines and Lumber	$39,860	$50,031	$10,171	25.5%
Auto	37,716	34,484	(3,232)	(8.6)%
Wholesale Distribution	1,617	8,033	6,416	396.8%
Productivity Tools	—	3,719	3,719	—

Total Product Support Revenues	$79,193	$96,267	$17,074	21.6%

Content and Data Services Revenues:
Hardlines and Lumber	$4,427	$5,336	$909	20.5%
Auto	51,193	49,578	(1,615)	(3.2)%
Wholesale Distribution	1,725	2,178	453	26.3%
Productivity Tools	—	2	2	—

Total Content and Data Services Revenues	$57,345	$57,094	$(251)	(0.4)%

Other Services Revenues:
Hardlines and Lumber	$6,072	$7,104	$1,032	17.0%
Auto	932	415	(517)	(55.5)%
Wholesale Distribution	308	322	14	4.5%
Productivity Tools	—	—	—	—

Total Other Revenues	$7,312	$7,841	$529	7.2%

Total Revenues:
Hardlines and Lumber	$113,475	$142,442	$28,967	25.5%
Auto	105,924	99,020	(6,904)	(6.5)%
Wholesale Distribution	6,407	19,470	13,063	203.9%
Productivity Tools	—	5,059	5,059	—

Total Revenues	$225,806	$265,991	$40,185	17.8%

      Total revenues for the year ended September 30, 2005 increased by $40.2 million, or 17.8%, compared to the year ended September 30, 2004. This increase was comprised primarily of $28.5 million attributable to the Speedware acquisition for the six month period beginning April 1, 2005 and ending September 30, 2005; and $4.0 million in revenues attributable to the Prophet 21 acquisition for the seventeen days beginning September 14, 2005 and ending September 30, 2005. The remaining increase of $7.7 million was primarily a result of increased system sales, mostly in the hardlines and lumber vertical market, offset by revenue decreases in Auto.

Factors Affecting Systems Revenues for the Year Ended September 30, 2005.

•	Systems revenue from our hardlines and lumber vertical market increased by $16.9 million, or 26.7%, primarily due to increased sales of new and upgraded software applications to new and existing customers affiliated with all three of the largest cooperatives in the retail hardware market. During March 2004, we signed a new systems licensing and marketing agreement with the second largest hardware cooperative in the hardlines and lumber vertical market. In addition, the acquisition of Speedware contributed $5.4 million of the increase in revenues.

•	The $1.5 million decrease, or 9.6%, in systems revenues for Auto is primarily due to lower sales to General Parts, Inc., our largest automotive customer, associated with their replacement of our J-CON system with their own branded store system. We do not expect to sell additional J-CON systems to General Parts, Inc.

•	The $6.2 million increase in Wholesale Distribution systems revenues is due to $4.0 million and $2.2 million of revenues attributable to the Speedware acquisition and the Prophet 21 acquisition, respectively.

•	The $1.3 million increase in productivity tools systems revenues is attributable to the Speedware acquisition.

Factors Affecting Product Support Revenues for the Year Ended September 30, 2005.

•	The $10.2 million, or 25.5%, increase in product support revenues from our hardlines and lumber vertical market is primarily due to $8.2 million of revenues attributable to the Speedware acquisition. The remaining $2.0 million increase is attributable to our increased systems sales, which generate increased product support revenues.

•	Auto product support revenues declined by $3.2 million or 8.6%. Auto experienced a decline of approximately $1.8 million in product support revenues associated with customer attrition from our older systems that we continue to support but do not actively sell to prospective customers. We expect that product support revenues from our older systems will continue to decline. Approximately $0.7 million of the decline was associated with General Parts, Inc.’s decision to begin replacing our J-CON parts store system with its own branded store system and approximately $0.4 million of the decline was due to the transfer of several of our product support employees to General Parts, Inc. Prior to the transfer of these employees, General Parts, Inc. paid us a fee substantially equivalent to the salary and benefits of these employees plus a markup. We do not expect to recapture this product support revenue.

•	The $6.4 million increase in product support revenues from our wholesale distribution vertical market is primarily attributable to the Speedware and Prophet 21 acquisitions.

•	The $3.7 million increase in productivity tools product support revenues is attributable to the Speedware acquisition.

Factors Affecting Content and Data Services Revenues for the Year Ended September 30, 2005.

•	Content and data services revenues from our hardlines and lumber vertical market increased by $0.9 million, or 20.5%, mainly due to an increase in manufacturers’ acceptance of our information point of sale database product and additional usage of our INet e-commerce connectivity product.

•	Auto content and data services revenues declined by $1.6 million, or 3.2%, due to a decline of approximately $2.3 million associated with customer attrition from our older systems, that we continue to support but do not actively sell to prospective customers, and a decline of $1.2 million related to a new contract and simplified service terms with a large customer. These declines were offset by $1.1 million of new electronic automotive parts and applications catalog sales to non-systems customers and a $0.8 million increase in revenues from our AConneX connectivity product.

•	Content and data services revenues from our wholesale distribution vertical market increased by $0.5 million, or 26.3%, mainly due to the Prophet 21 acquisition.

Total Cost of Revenues and Gross Margins as a Percentage of Revenues.
      The following table sets forth, for the periods indicated, our cost of revenues and the variance thereof.

	Year Ended September 30,

	2004	2005	Variance $	Variance %

	(Dollars in thousands)
Cost of revenues (exclusive of depreciation and amortization):
Systems	$45,034	$59,179	$14,145	31.4%
Product Support	35,209	41,616	6,407	18.2%
Content and Data Services	12,592	12,036	(556)	(4.4)%
Other Services	4,302	5,295	993	23.1%

Total cost of revenues	$97,137	$118,126	$20,989	21.6%

      The following table sets forth, for the periods indicated, our gross margin as a percentage of revenues.

	Year Ended
	September 30,

	2004	2005

Gross margin as a percentage of revenues by segment:
Systems	45.1%	43.5%
Product Support	55.5%	56.8%
Content and Data Services	78.0%	78.9%
Other Services	41.2%	32.5%

Total gross margin as a percentage of revenues	57.0%	55.6%

      Total cost of revenues for the year ended September 30, 2005 increased by $21.0 million, or 21.6%, compared to the year ended September 30, 2004. This increase was comprised primarily of $11.7 million and $1.5 million in costs attributable to Speedware and Prophet 21 product sales, respectively. Approximately $14.1 million of the increase was attributable to increased system sales. Gross margin as a percentage of revenues decreased from 57.0% for the year ended September 30, 2004 to 55.6% for the year ended September 30, 2005.

•	Cost of Systems Revenues. Cost of systems revenues for the year ended September 30, 2005 increased by $14.1 million, or 31.4%, compared to the year ended September 30, 2004 primarily resulting from increased systems revenues. Gross margin as a percentage of revenues decreased from 45.1% for the year ended September 30, 2004 to 43.5% for the year ended September 30, 2005. The decline in systems gross margin is predominantly due to increased installation and training personnel expenses associated with the overall higher level of systems sales, in the year ended September 30, 2005.

•	Cost of Product Support Revenues. Cost of product support revenues for the year ended September 30, 2005 increased by $6.4 million, or 18.2%, compared to the year ended September 30, 2004. This increase was comprised primarily of $7.1 million in costs attributable to Speedware and Prophet 21 product sales. Gross margin as a percentage of revenues increased from 55.5% for the year ended September 30, 2004 to 56.8% for the year ended September 30, 2005. The improvement in product support gross margin is predominantly due to lower facility and telecommunication costs of $1.1 million.

•	Cost of Content and Data Services Revenues. Cost of content and data services revenues for the year ended September 30, 2005 decreased by $0.6 million, or 4.4%, compared to the year ended September 30, 2004. Gross margin as a percentage of content and data services revenues improved from 78.0% for the year ended September 30, 2004 to 78.9% for the year ended September 30, 2005. We expect our cost of content and data services revenues to increase as we raise our investment in our electronic catalog for Auto.
      Operating Expenses. The following table sets forth, for the periods indicated, operating expenses and the variance thereof.

	Year Ended September 30,

	2004	2005	Variance $	Variance %

	(Dollars in thousands)
Sales and Marketing Expense	$31,596	$38,076	$6,480	20.5%
Product Development Expense	15,562	21,379	5,817	37.4%
General and Administrative Expense	24,283	28,068	3,785	15.6%
Depreciation and Amortization Expense	16,584	16,114	(470)	(2.8)%

Total Operating Expenses	$88,025	$103,637	$15,612	17.7%

      Total operating expenses increased by $15.6 million, or 17.7%, for the year ended September 30, 2005 compared to the year ended September 30, 2004. The increase was primarily a result of the inclusion of Speedware and Prophet 21 results subsequent to the acquisitions, which included related operating expenses of $13.9 million.

•	Sales and Marketing Expense. Sales and marketing expense increased by $6.5 million, or 20.5%, for the year ended September 30, 2005 compared to the year ended September 30, 2004. The increase resulted from the inclusion of $2.9 million of sales and marketing costs related to the Speedware and Prophet 21 acquisitions. The remaining $3.6 million was related to an increase in existing sales force and higher commission and travel expenses related to higher systems sales and increased bad debt expense. In addition, we reduced our lease loss reserve by approximately $1.5 million in the year ended September 30, 2004 as a result of selling, without any recourse, approximately $1.8 million, or 55%, of our owned leases to a third-party lease provider and due to more favorable lease loss experience compared to previous periods.

•	Product Development Expense. Product development expense increased by $5.8 million, or 37.4%, for the year ended September 30, 2005 compared to the year ended September 30, 2004. Approximately $4.3 million of the increase was related to the inclusion of product development costs related to the Speedware and Prophet 21 acquisitions. The remaining $1.5 million increase was largely due an increase in development employees resulting from an increased level of investment and development activity associated with projects in early stage development.

•	General and Administrative Expense. General and administrative expense increased by $3.8 million, or 15.6%, for the year ended September 30, 2005 compared to the year ended September 30, 2004. The increase was a result of the inclusion of $3.8 million general and administrative costs related to the Speedware and Prophet 21 acquisitions.

•	Depreciation and Amortization Expense. Depreciation and amortization expense was $16.1 million for the year ended September 30, 2005 compared to $16.6 million for the year ended September 30, 2004. Software capitalization for the year ended September 30, 2005 declined by approximately $2.2 million compared to the year ended September 30, 2004 because many of these projects had not yet reached technological feasibility. Database amortization also decreased by $2.0 million from for the year ended September 30, 2004 to the year ended September 30, 2005. During fiscal year 2004, the database amortization time period was reduced to 36 months or less resulting in higher amortization expense in that year. Future database amortization expense is expected to be comparable to the $3.7 million recorded during fiscal year 2005. These decreases were offset by the amortization of the intangibles acquired from Speedware and Prophet 21.
      Operating Income. Due to the above factors, operating income for the year ended September 30, 2005 increased by $3.6 million, or 8.8%. Operating income as a percentage of total revenues decreased to 16.6% of total revenues, from 18.0% of total revenues, for the years ended September 30, 2005 and 2004, respectively. The decrease in operating income as a percentage of total revenues was primarily a result of the higher gross margin for the year ended September 30, 2005 offset by the additional amortization of purchased intangibles associated with the Speedware and Prophet 21 acquisitions and the increased investment in product development expense.
      Interest Expense. Interest expense for the year ended September 30, 2005 was $25.7 million compared to $19.9 million for the year ended September 30, 2004, an increase of $5.8 million, or 29.3%. The increase is primarily a result of $2.7 of million interest expense associated with our offering of $120.0 million aggregate principal amount of floating rate senior notes due 2010 on March 30, 2005 and $0.8 million of interest expense associated with our borrowing under a $180.0 million senior unsecured bridge loan on September 13, 2005. The year ended September 30, 2004 included $0.4 million interest expense on the remaining $17.5 million of our 9% senior subordinated notes due 2008, which were redeemed in June 2004, and $0.5 million of related costs. See “—Liquidity and Capital Resources.”
      Net Income. As a result of the above factors, we realized net income of $13.3 million for the year ended September 30, 2005, compared to net income of $16.8 million for the year ended September 30, 2004. Excluding fiscal year 2004’s $3.9 million after-tax gain on the sale of certain non-core assets consisting of our automotive recycling product line, our fiscal year 2005 net income increased by $0.4 million, or 3.1%.
Liquidity and Capital Resources
      Our principal liquidity requirements are for debt service, capital expenditures and working capital.
      Our ability to service our indebtedness will depend on our ability to generate cash in the future. From Inception to September 30, 2006, our net cash provided by operating activities was $30.7 million. Included in net cash flow from operating activities were depreciation and amortization expenses of $2.6 million and $9.2 million, respectively. We expect to incur approximately $22 million per year in amortization of purchased intangible assets.
      Our cash balance at September 30, 2006 was $36.4 million. As of September 30, 2006, we had $565.0 million in outstanding indebtedness comprised primarily of $388.0 million of a senior secured term loan pursuant to our senior secured credit agreement, $175.0 million senior subordinated notes due 2016, and $2.0 million aggregate principal amount of 10 1/2% senior notes due 2011. Our senior secured credit agreement provides for maximum borrowings of up to $40.0 million, including letters of credit up to a maximum limit of $5.0 million. At September 30, 2006, we had $0.5 million of letters of credit issued and outstanding.
      On May 2, 2006, in connection with the consummation of the Transactions, we entered into a senior secured credit agreement. The senior secured credit agreement provides for (i) a seven-year term loan in the amount of $390.0 million, amortized at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after May 2, 2006, with the balance paid at maturity, and (ii) a five-year revolving credit facility that permits loans in an aggregate amount of up to $40.0 million, which includes a letter of credit facility and a swing line facility. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, five years from May 2, 2006. In addition, subject to certain terms and conditions, the senior secured credit agreement provides for one or more uncommitted incremental term loan and/or revolving credit facilities in an aggregate amount not to exceed $75.0 million. Proceeds of the term loan on the initial borrowing date were used to partially finance the mergers, to refinance certain of our indebtedness and to pay fees and expenses incurred in connection with the mergers and the related financings and transactions.
      The borrowings under the senior secured credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas, and (2) the federal funds rate plus 1/2 of 1%; or (b) a reserve adjusted Eurodollar rate on deposits for periods of one-, two-, three-, or six-months (or, to the extent agreed to by each applicable lender, nine- or twelve-months or less than one month). The initial applicable margin for borrowings is:

•	under the revolving credit facility, 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar rate borrowings, which may be reduced subject to our attainment of certain leverage ratios; and

•	under the term loan facilities, 1.00% with respect to base rate borrowings and 2.00% with respect to Eurodollar rate borrowings.

      In addition to paying interest on outstanding principal under the senior secured credit agreement, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We must also pay customary letter of credit fees for issued and outstanding letters of credit.
      On April 27, 2006, we issued $175.0 million aggregate principal amount of 9.50% senior subordinated notes due May 2, 2016. The notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended, but the notes are expected to be exchanged for substantially identical notes to be registered with the SEC pursuant to a registration rights agreement entered into in connection with the indenture.
      Each of our domestic subsidiaries, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally guaranteed, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all of our obligations under the indenture and the notes. The notes are our unsecured senior subordinated obligations and are subordinated in right of payment to all of our existing and future senior indebtedness (including the senior secured credit agreement), are effectively subordinated to all of our secured indebtedness (including the senior secured credit agreement); and senior in right of payment to all of our existing and future subordinated indebtedness.
      We believe that cash flows from operations, together with amounts available under the senior secured credit agreement, will be sufficient to fund our working capital, capital expenditures and debt service requirements for at least the next twelve months. Our ability to meet our working capital and debt service requirements, however, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. If we are not able to meet such requirements, we may be required to seek additional financing. There can be no assurance that we will be able to obtain financing from other sources on terms acceptable to us, if at all.
      From time to time, we intend to pursue acquisitions, but the timing, size or success of any acquisition effort and the related potential capital commitments cannot be predicted. We expect to fund future acquisitions primarily with cash flow from operations and borrowings, including borrowing from amounts available under our senior secured credit agreement or through new debt issuances. We may also issue additional equity either directly or in connection with any such acquisitions. There can be no assurance that acquisition funds will be available on terms acceptable to us, or at all.

Year Ended September 30, 2006 Compared to Year Ended September 30, 2005
      Our net cash provided by operating activities was $43.4 million and $20.2 million for the fiscal years ended September 30, 2006 and 2005, respectively. The increase in cash flow provided by operating activities for the fiscal year ended September 30, 2006 compared to the fiscal year ended September 30, 2005 was primarily due to a $44.7 million difference in the change in operating assets and liabilities compared to the prior period offset by higher interest expense and write-off of prior capitalized expenses.

      Our investing activities used net cash of $792.9 million and $330.6 million during the fiscal years ended September 30, 2006 and 2005, respectively. During the fiscal year ended September 30, 2006, we used $783.0 million in cash to fund the acquisition of Activant Solutions Inc. During the fiscal year ended September 30, 2005, we used $321.7 to purchase Speedware, Prophet 21 and the Systems House. Our capital expenditures were $11.2 million and $9.5 million for the fiscal years ended September 30, 2006 and 2005, respectively. These amounts included capitalized computer software and database costs of $5.7 million and $5.1 million for the fiscal years ended September 30, 2006 and 2005, respectively.
      Our financing activities generated cash of $793.3 million for the fiscal year ended September 30, 2006, primarily consisting of $565.0 million in proceeds from borrowings, comprised of $390.0 million of a senior secured term loan and $175.0 million senior subordinated notes due 2016, net of $19.5 million of related fees and $245.6 million in capital contribution from the mergers. In the fiscal year ended September 30, 2005, we generated cash of $289.3 million, primarily from borrowings related to the acquisition of Speedware and Prophet 21.

Year Ended September 30, 2005 Compared to Year Ended September 30, 2004
      Our net cash provided by operating activities was $20.2 million and $42.3 million for the fiscal years ended September 30, 2005 and 2004, respectively. The decrease in cash flow provided by operating activities for the fiscal year ended September 30, 2005 compared to the fiscal year ended September 30, 2004 was primarily due to higher interest expense and a $7.3 million difference in the change in operating assets and liabilities compared to the prior period.
      Our investing activities used net cash of $330.6 million and $2.6 million during the fiscal years ended September 30, 2005 and 2004, respectively. During the fiscal year ended September 30, 2005, we used $100.8 million in cash to acquire the outstanding stock of Speedware and $218.2 million in cash to acquire the outstanding stock of Prophet 21. The cash provided in investing activities for the fiscal year ended September 30, 2004 included the $7.2 million received from the sale of certain non-core assets consisting of our automotive recycling product line. Our capital expenditures were $9.5 million and $10.1 million for the fiscal years ended September 30, 2005 and 2004, respectively. These amounts included capitalized computer software and database costs of $5.1 million and $5.5 million for the fiscal years ended September 30, 2005 and 2004, respectively.
      Our financing activities generated cash of $289.3 million for the fiscal year ended September 30, 2005, primarily consisting of the issuance by Activant of $120.0 million aggregate principle amount of floating rate senior notes due 2010, the issuance by Activant of a $140.0 million senior unsecured bridge loan and the issuance by Activant Holdings of a $40.0 million senior unsecured bridge loan, net in the aggregate of $10.3 million of related fees. Our financing activities used cash of $17.8 million for the fiscal year ended September 30, 2004.
Contractual Obligations and Commercial Commitments
      Our current sources of short-term funding are our operating cash flows and our senior secured credit agreement. Our existing senior secured credit agreement contains customary terms and conditions, including minimum levels of debt and interest coverage and limitations on leverage. As of September 30, 2006, we were in compliance with all of the terms and conditions of our senior secured credit agreement.

      The following table summarizes our contractual obligations and payments at September 30, 2006:

		Payment Due or Expiration by Fiscal Year

	Total	2007	2008-9	2010-11	2012+

	(Dollars in thousands)
Debt:
10 1/2% senior notes	$2,000	$—	$—	$2,000	$—
Senior secured credit agreement	388,050	3,900	7,800	7,800	368,550
Senior subordinated notes	175,000	—	—	—	175,000

Total debt	565,050	3,900	7,800	9,800	543,550
Operating leases(1)	42,534	7,952	14,061	12,180	8,341

Total	$607,584	$11,852	$21,861	$21,980	$551,891

(1)	See the discussion in Note 11— Commitments and Contingencies in the notes to our financial statements included in this Registration Statement on Form S-4.
      The following table summarizes our commercial commitments at September 30, 2006:

		Expiration by Fiscal Year

	Total	2007	2008-9	2010-11	2012+

	(Dollars in thousands)
Standby letters of credit(1)	$465	$465	$—	$—	$—
Guarantees(2)	14	14	—	—	—

Total	$479	$479	$—	$—	$—

(1)	There are two standby letters of credit which secure certain demand deposit accounts belonging to our European subsidiaries, and workers compensation insurance.

(2)	The guarantees relate to automobiles leased for general corporate purposes by our European subsidiaries.

Senior Secured Credit Facilities
      Amortization. We are required to repay installments on the loans under the term loan facility in quarterly principal amounts of 1.0% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities.
      Certain Covenants and Events of Default. The senior secured credit agreement will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness (including contingent liabilities and seller notes);

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or acquisitions;

•	dispose of assets;

•	pay dividends and restricted payments;

•	make investments (including joint ventures);

•	make capital expenditures;

•	prepay other indebtedness (including the notes);

•	engage in certain transactions with affiliates;

•	amend agreements governing our subordinated indebtedness (including the notes);

•	amend organizational documents and other material agreements; and

•	change the nature of our business.

      In addition, the senior secured credit agreement requires us to maintain the following financial covenants:

•	a maximum total net leverage ratio; and

•	a minimum interest coverage ratio.

      The senior secured credit agreement also contains certain customary affirmative covenants and events of default. See “Certain Relationships and Related Party Transactions”.
      Covenant Compliance. Under the senior secured credit facilities, we are required to satisfy a maximum total leverage ratio, a minimum interest coverage ratio and other financial conditions tests. As of September 30, 2006, we are in compliance with the applicable financial and non-financial covenants. Our continued ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit facilities. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit.
      Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants. The breach of covenants in our senior secured credit facilities that are tied to ratios based on Adjusted EBITDA could result in a default under that agreement, in which case the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures governing the notes. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.
      Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in the indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

      The following is a reconciliation of net income (loss), which is a GAAP measure of our operating results, to Adjusted EBITDA as defined in our debt agreements. The terms and related calculations are defined in the indentures governing the notes.

	Predecessor		Successor	Combined

	Year Ended	October 1, 2005	Inception through	Year Ended
	September 30,	through May 2,	September 30,	September 30,
	2005	2006	2006	2006

	(Dollars in millions)
Net income (loss)	$13,283	$(45,204)	$3,080	$(42,124)
Interest expense, net	25,728	33,000	20,340	53,340
Income tax (benefit)	5,645	(22,553)	2,025	(20,528)
Depreciation and amortization	16,114	15,511	11,773	27,284

EBITDA	60,770	(19,246)	37,218	17,972

Expenses related to debt refinancing and redemption	—	42,665 (1)	—	42,665
Acquisition transaction expenses	—	30,515	2,957 (3)	33,472
Stock compensation expense	—	1,393	—	1,393
Foreign exchange (gain) loss	565	180	(34)	146
Other	—	1,356 (2)	(10)	1,346

Adjusted EBITDA	$61,335	$56,863	$40,131	$96,994

(1)	Reflects expense related to the March 2006 tender offers for our 10 1/2% senior notes due 2011 and floating rate senior notes due 2010 and Holdings’ senior floating rate PIK notes due 2011.

(2)	Reflects the net effect of a $0.4 million gain on interest rate swaps offset by the write-off of capitalized initial public offering costs of $1.8 million.

(3)	Reflects the elimination of the purchase accounting adjustment to deferred revenue on our acquisition via the merger agreement of $2.4 million and $0.6 million of retention costs related to certain executives.

Senior Subordinated Notes
      The indenture governing our senior subordinated notes limits our (and most or all of our subsidiaries’) ability to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

      Subject to certain exceptions, the indenture governing the notes permits us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.
Off-Balance Sheet Arrangements
      As of September 30, 2006, we did not have any material off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K).

Critical Accounting Policies and Estimates
      The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates estimates, including those discussed below. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Software and Database Development Costs
      In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, costs incurred internally in creating computer software products are expensed until technological feasibility has been established, which is typically evidenced by a completed program design. Thereafter, applicable software development costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Costs incurred related to the accumulation of data for the development of databases are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method over the estimated economic life of the product not to exceed five years. We are required to use our professional judgment in determining whether software development costs meet the criteria for immediate expense or capitalization using the criteria described above and evaluate software and database development costs for impairment at each balance sheet date by comparing the unamortized capitalized costs to the net realizable value. The amount by which unamortized capitalized costs exceed the net realizable value of the asset is written off and recorded in results of operations during the period of such impairment. The net realizable value is the estimated future gross revenue from that product reduced by the estimated future costs of completing, maintaining and disposing of the product.
Revenue Recognition
      We recognize revenue in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Statement of Position 97-2, Software Revenue Recognition. We derive revenue from software license fees, computer hardware, implementation and training, software and hardware maintenance and support, content and data services and other services. We generally utilize written contracts as the means to establish the terms and conditions by which our licenses, products, maintenance and services are sold to our customers. Revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations remain, the fee is fixed and determinable and collection is probable.
      We use the following revenue recognition policies for sales of our systems, which generally consist of software, hardware, implementation and training:

•	Residual method. For the majority of systems sales, we use the residual method of revenue recognition. Under the residual method, we have established vendor specific objective evidence of fair value for each element of the system sale (i.e., software, hardware and implementation and training) and have determined that implementation and training services are not essential to the functionality of the delivered system. The revenues of the undelivered element of the system sale (i.e., implementation and training) are deferred until provided. The revenue for the hardware and software portion of the system sale are recognized upon shipment.

•	Percentage of completion. For those systems that include significant customization or modification of the software and where estimates of costs to complete and monitor the progress of the customization or modification are reasonably dependable, percentage of completion contract accounting is applied to both the software and implementation and training elements of the sale. Systems revenue from the software and implementation and training elements are recognized on a percentage-of-completion method with progress-to-completion measured based upon installation hours incurred. Hardware is not essential to the functionality of the overall system and thus the hardware portion of the system is recognized upon delivery. Currently, approximately seven percent of our systems revenue and three percent of our total revenues are recognized using percentage of completion accounting.

•	Completed contract. For those systems that include significant customization or modification of the software and where costs or estimates are not dependable, systems revenue from these sales are recognized at completion of the implementation and training based upon the completed contract method.

•	Upon shipment. When products are shipped to a customer and no contractual obligation exists that would warrant the percentage of completion method or the completed contract method, the revenue is recognized at time of shipment. For example, we recognize revenues when a current customer purchases additional hardware or software licenses at the point in time when the product is shipped to the customer.

      Product support and data and content services are primarily provided on a monthly subscription basis and are therefore recognized on the same monthly basis.
      These policies require our management, at the time of the transaction, to assess whether the amounts due are fixed and determinable, collection is reasonably assured and future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and the customer’s credit worthiness. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.
Allowance for Doubtful Accounts
      In accordance with SFAS No. 5, Accounting for Contingencies, we maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers was to deteriorate due to industry factors, general economic factors or otherwise, resulting in an impairment of their ability to make payments, additional allowances may be required.
Valuation of Goodwill and Other Intangibles
      We account for intangible assets in accordance with SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Business acquisitions typically result in goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. The determination of the value of these intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. We evaluate goodwill and other intangibles on an annual basis and we assess potential impairments to intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Our judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on the operational performance of the acquired businesses, market conditions and other factors. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with the acquired businesses is impaired. Any resulting impairment loss could have a material adverse impact on our results of operations.
Recently Issued Accounting Pronouncements
      In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of adopting FIN 48 on the consolidated financial statements.
      In February 2006, FASB issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”) which amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS 155 in the first quarter of fiscal 2007 to have a material impact on our results of operations or financial position.
Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk
      At September 30, 2006, we had outstanding $2.0 million aggregate principal amount of 10 1/2% senior notes due 2011, $388.0 million aggregate principal amount of a term loan due 2013, $175.0 million of senior subordinated notes and no borrowings under our revolving credit facility. The term notes due 2013 bear interest at floating rates. In May 2006, we entered into four interest rate swaps to manage and reduce the risk inherent in interest rate fluctuations and to effectively convert a notional amount of $245.0 million of floating rate debt to fixed rate debt. Giving effect to the interest rate swap, a 0.25% increase in floating rates would increase our interest expense by $0.4 million annually.
      Effective October 31, 2005, we entered into a two-year interest rate swap, for a notional amount of $100.0 million, to achieve a more equal mix of fixed and floating rate debt. The interest rate swap effectively converts $100.0 million of floating rate debt to fixed rate debt by fixing the three month LIBOR we pay at 4.72%. In April 2006, we also entered into an interest rate swap that converts a notional amount of $200 million of 5.21% fixed rate debt to variable debt. We account for these swaps as derivative financial instruments, thus the change in the fair value of the swaps for the period is recorded into earnings as other income and expense. In August 2006, we sold the $100 million and $200 million interest rate swaps for a net gain of $0.4 million.

Foreign Currency Risk
      The majority of our operations are based in the United States and, accordingly, the majority of our transactions are denominated in U.S. dollars; however, we do have foreign based operations where transactions are denominated in foreign currencies and are subject to market risk with respect to fluctuations in the relative value of currencies. Currently, we have operations in Canada, the United Kingdom, Ireland and France and conduct transactions in the local currency of each location.
      We monitor our foreign currency exposure and, from time to time, will attempt to reduce our exposure through hedging. At September 30, 2006, we had no foreign currency contracts outstanding.

BUSINESS
Overview
      We are a leading provider of business management solutions with vertical-specific functionality to distribution businesses. With over 30 years of operating history, we have developed substantial expertise in serving businesses in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. The vertical markets we serve have the shared characteristic of being complex distribution businesses with advanced inventory management needs. Using a combination of proprietary software and extensive expertise in these vertical markets, we provide complete business management solutions consisting of tailored systems, product support and content and supply chain services designed to meet the unique requirements of our customers. Our fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations. We believe our solutions allow our customers to increase sales, boost productivity, operate more cost efficiently, improve inventory turns and enhance trading partner relationships.
      We have built a large base of approximately 13,500 product support customers, which are small and medium-sized retail and wholesale distribution businesses, operating in approximately 30,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (a subset of which includes certain product support customers). We have developed strategic relationships with many well known and influential market participants in each of our primary vertical markets who have a significant effect on their customers’ buying decisions. For example, we are a preferred or recommended business management solutions provider for the members of Ace Hardware Corp. and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. pursuant to agreements we have entered into with each of them and their members who are our customers. In addition, we have licensing agreements with many well known participants in each of the vertical markets we serve, including O’Reilly Automotive, Inc., the Industry Data Exchange and Honsador, each of which is one of our top five customers within their vertical market and sales to each of which represented less than 2% of our total revenues for fiscal year 2006. Based on number of customers and revenues, we believe we have the leading market position in the United States serving the independently owned and operated hardlines and lumber vertical market and the automotive parts aftermarket. Following the Prophet 21 acquisition, we believe we are one of the leading providers of business management solutions to the United States wholesale distribution vertical market based upon the total number of business locations where our solutions are installed.
      Activant Holdings was incorporated in Texas in 1976 under the name Cooperative Computing, Inc. and changed its name to Cooperative Computing Holding Company, Inc. in 1997. It was reincorporated in Delaware in 1999, and in October 2003, it changed its name to Activant Solutions Holdings Inc. Activant Holdings conducts its operations through its wholly-owned subsidiary, Activant Solutions Inc. Activant Solutions Inc. was incorporated in 1972 under the name of Triad Systems Corporation. In 1997 it merged into CCI Acquisition Corp., becoming a Delaware corporation named Cooperative Computing, Inc., and in October 2003, it changed its name to Activant Solutions Inc. On March 12, 2006, Lone Star Holding Corp., or Activant Group, Lone Star Merger Corp., or Merger Sub, and Activant Solutions Holdings Inc., or Activant Holdings or Predecessor, entered into an agreement and plan of merger, pursuant to which Merger Sub merged with any into Activant Holdings. Activant Holdings then merged with and into Activant Solutions Inc., which we refer to as Activant or Successor, with Activant continuing as the surviving corporation and wholly-owned subsidiary of Activant Group.
      In March and April of 2005, we acquired all of the outstanding common stock of Speedware for $100.8 million in cash. In addition, in September 2005 we acquired all of the outstanding common stock of Prophet 21 for $218.2 million in cash.
Market Opportunity
      We focus our products and services on distribution customers that operate in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. The vast majority of our customer base is comprised of small and medium-sized businesses. We believe that these businesses are increasingly taking advantage of information technology to more effectively manage their operations.
      We have identified a number of common factors driving this demand for technology solutions within our vertical market customers:

•	Need for turnkey business management solutions with vertical-specific functionality. To meet the challenges of today’s competitive environment, small and medium-sized businesses demand turnkey products and services designed to fulfill unique business needs that are particular to their industries. We believe that software applications from vendors such as Intuit Inc., Microsoft Corporation, Oracle Corporation, The Sage Group PLC and SAP AG, with a broad, general or horizontal approach, do not adequately address the needs of businesses that have specific functionality requirements. In addition, small and medium-sized businesses generally do not have dedicated technology teams to plan, purchase, integrate and manage information technology solutions. As a result, these businesses prefer a single vendor to provide and support their information technology infrastructure, including software, hardware, product support and content and data services.

•	Complex supply chains. Our customers operate in markets that have multi-level supply chains consisting of service dealers, builders and other professional installers and do-it-yourselfers that order parts or products from local or regional stores and distributors. These stores, in turn, are connected to one or more warehouses or distributors, which, in turn, are connected to manufacturers. Many of these connections are now Internet-based to facilitate e-commerce. Businesses with complex supply chains require more sophisticated systems to operate efficiently.

•	Inventory management. Our customers operate in complex distribution environments and manage, market and sell large quantities of diverse types of products, requiring them to manage extensive inventory. Their ability to track and manage that inventory more efficiently can improve their operational and financial performance.

•	Under-utilization of technology. We believe small and medium-sized businesses are under-utilizing technology and need to upgrade their older systems or purchase new systems in order to remain competitive. Many of the systems currently in use in the vertical markets we serve are older, character-based or in-house systems with limited extensibility or flexibility. These businesses will need to replace their older systems with more modern, comprehensive business management solutions.

•	High customer service requirements. Our customers seek to differentiate themselves in their respective marketplaces by providing a high degree of customer service. For example, professional contractors expect on-time delivery of complex orders to their building sites, the ability to charge the orders to their account and the ability to receive a credit for any unused materials. In order to meet these high service requirements, businesses in the vertical markets we serve are increasingly adopting more advanced business management solutions.
      We believe an opportunity exists for technology providers offering turnkey business management solutions and a high degree of services tailored to small and medium-sized retail and wholesale distribution businesses. We believe these small and medium-sized businesses, including our customers, will continue to upgrade technology to be more competitive, resulting in improved sales, reduced operating costs, increased productivity and streamlined inventory management and supply chain processes.
Our Business Model
      Our products and services provide turnkey business management solutions tailored to retail and wholesale distribution businesses in the vertical markets we serve. The majority of the customers within the vertical markets we serve are small to medium-sized businesses that are increasingly utilizing technology to more effectively manage their operations and supply chains. Our business management solutions allow our customers to improve sales, operate more cost efficiently, increase productivity, increase inventory turns and improve trading partner relationships. We deliver a combination of vertically focused systems and services that our customers use to manage their day-to-day operations. Our systems revenues are generally derived from one-time sales while our services revenues generally consist of subscription-based sales that are generally recurring in nature. For fiscal year 2006, our systems revenues were 41% of our total revenues and our services revenues accounted for approximately 59% of our total revenues. Our services revenues consist of product support, content and data services and other services. The components of our business management solutions include the following segments:
Systems
      We provide proprietary vertical-specific software applications, implementation and training, and third-party software, hardware and peripherals. Our software applications are tailored to the unique business processes of our target vertical markets. Depending on the vertical market and specific customer requirements, these systems can provide in-store, retail, contractor and distributor-based solutions with fully integrated applications that manage the workflows of a customer’s business operations. In addition, our systems include productivity tools, add-on modules, replacement hardware and upgrade applications for our existing installed base of customers. Our selling prices for systems can range from $10,000 to over $1,000,000 depending on the size of the customer, the software applications needed and the complexity of the implementation.
Product Support
      We provide comprehensive maintenance and customer support. Because our customers are principally small and medium-sized businesses, they require a high level of service, training and customer support to implement, maintain and improve their systems. We sell a variety of post-sale support programs that can include customer support activities, including system implementation and consulting services, support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services. Our product support is generally provided on a subscription basis, and accordingly, revenues are generally recurring in nature. Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system.
Content and Data Services
      We provide a full range of additional value-added products and services to our customers. Our content and data services include proprietary database and data management products for the vertical markets we serve (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions. We sell a majority of these content and data services on a subscription basis.
Other Services
      Our other services are comprised primarily of business products, such as forms and other paper products, and income from our legacy customer lease portfolios. Subsequent to June 2001, we outsourced all future customer leasing originations to an independent third party and thus have not originated, or had any interest in or contingency on, any new leases since that time.
Vertical Market Focus
      Our business management solutions serve customers that operate in three primary vertical markets where we have developed specific expertise and have a significant presence as a technology provider. The vertical markets we serve have the shared characteristic of being complex distribution businesses with unique needs that our software addresses.
Hardlines and Lumber
      The hardlines and lumber vertical market consists of independent hardware retailers, home improvement centers, paint, glass and wallpaper stores, farm supply stores, retail nurseries and garden centers, and independent lumber and building material yards. Hardware stores predominately sell a large variety of hardware, hand and power tools, plumbing and electrical supplies, paint and home decor and lawn and garden supplies to consumers. Independent lumber and building material yards purchase directly from mills or buying groups. These businesses carry a broad assortment of products including commodity lumber items, engineered wood products and high value assembled products including doors and windows. Lumber and building materials dealers are primarily focused on meeting the needs of professional builders and contractors that have specific service requirements. Independent hardware and lumber retailers are often affiliated with cooperatives and buying groups, such as Ace Hardware Corp., Do it Best Corp., or True Value Company, that enable member retailers to compete through optimized product assortment, buying power, brand and member-wide customer loyalty programs and promotions. These cooperatives also influence the information technology buying decisions of their large groups of members. Due to their size, chain home centers, such as The Home Depot Inc., Lowe’s Companies, Inc. and Menard, Inc., generally customize and support their own information technology systems. The adoption of advanced in-house technology within chain home centers has created a higher standard in customer-facing technology at other hardware and lumber dealers. We believe that growth in this vertical market has been driven by a number of recent trends, including new home construction and sales, increased spending on home improvement, favorable demographic trends and generally positive economic conditions, among others.
Wholesale Distribution
      The wholesale distribution vertical market includes distributors of a range of products including electrical supply, medical supply, plumbing, heating and air conditioning, brick, stone and related materials, roofing, siding, insulation, industrial machinery and equipment, industrial supplies, fluid supplies, janitorial and sanitation products, paper and packaging and service establishment equipment.
      The business of wholesale distributors revolves around tracking and managing product inventory and servicing customers with high service level requirements, such as product knowledge and availability, flexible delivery schedules, returns management and complex invoicing. In addition, wholesale distributors operate in multiple locations. The ability to manage these operations with a single inventory management system is essential to the success of their business. Wholesale distributors are increasingly using more sophisticated information technology systems to improve merchandising, increase sales, reduce carrying and other operating costs and improve customer service.
      We believe that growth in this vertical market is being driven by increased spending on commercial and residential construction, industrial production and generally positive economic conditions, among others.
Automotive Parts Aftermarket
      There are three distinct distribution channels through which automotive parts distribution occurs: the wholesale, retail and new car manufacturer channels. The automotive parts aftermarket consists of businesses engaged in the manufacture, distribution, sale and installation of new and remanufactured parts used in the maintenance and repair of automobiles and light trucks. Our systems solutions target primarily the wholesale channel and our content and data services target the wholesale and retail channel.
      Participants in the automotive parts aftermarket are required to manage large quantities of data. There are over 4.5 million different stock-keeping units, or SKUs, available to parts sellers. As a result, most automotive parts aftermarket participants require comprehensive inventory management systems and catalogs to keep track of these parts. Also, consumer demand for same-day repair service and the need to quickly turn repair bays encourage professional installers to require prompt delivery of specific parts from their suppliers. Therefore, the ability of either a warehouse distributor or parts store to access information about a part’s availability and price and to promptly supply the required product is critical to its success.
      We believe that growth in the automotive parts aftermarket in the United States will be driven by a number of factors, including growth in the aggregate number of vehicles in use, increases in the average age of vehicles in operation and increased vehicle complexity.

Competitive Strengths
      We believe that the following strengths have contributed to the growth of our systems revenues and our high customer retention rate. We believe that systems revenue is a factor that influences growth in our subscription-based product support revenues.
      Provide a Turnkey Business Management Solution to the Vertical Markets We Serve. Using a combination of proprietary software and extensive expertise in the vertical markets we serve, we provide complete solutions for our customers. Our solutions provide tailored systems, product support and content and data services that are designed to meet the unique requirements of our customers and enable them to interact with a single vendor for their business management solutions. For this reason, many of our customers have chosen to outsource their information technology requirements to us because they do not have significant in-house information technology capabilities. We believe that our focus on specific vertical markets makes our sales, marketing and product development efforts more efficient, knowledgeable and effective.
      Leading Market Position in the Vertical Markets We Serve. With over 30 years of operating history, we have developed substantial expertise in serving businesses with complex distribution requirements. Based on number of customers and revenues, we believe we have the leading position in the United States serving the hardlines and lumber vertical market and the automotive parts aftermarket. Following the Prophet 21 acquisition, we believe we are one of the leading providers of business management solutions to the wholesale distribution vertical market in the United States based upon the total number of business locations where our solutions are installed.
      Large Base of Customers with High Retention. We have built a large base of approximately 13,500 product support customers operating in approximately 30,000 business locations. Our electronic automotive parts and applications catalog is used in approximately 27,000 business locations (a subset of which includes certain product support customers). In our experience, our systems and services are integral to the operations of our customers’ businesses and switching from our systems generally requires a great deal of time and expense and may present a significant operating risk for our customers. As a result, we have historically had high levels of customer retention. For example, our average annual product support retention rates for the last three fiscal years for our Eagle Falcon, Prelude and Prophet 21 products, four of our key business management solutions, have been greater than 93%.
      Relationships with Well Known Market Participants. We have developed strategic relationships with many well known market participants in the hardlines and lumber vertical market and the automotive parts aftermarket. For example, we are the preferred or a recommended business management solutions provider for members of Ace Hardware Corp. and Do it Best Corp. cooperatives and for Aftermarket Auto Parts Alliance, Inc. pursuant to agreements we have entered into with each of them and their members who are our customers. In addition, we have licensing agreements with many well known participants in each of the vertical markets we serve, including O’Reilly Automotive, Inc., the Industry Data Exchange and Honsador, each of which is one of our top five customers within their vertical market and sales to each of which represented less than 2% of our total revenues for fiscal year 2006. We believe that these relationships are evidence of the strength of our solutions and differentiate us from our competitors within these vertical markets.
      Flexible Systems Offerings. Depending on our customers’ size, complexity of business and technology requirements, we have a range of systems offerings. In our hardlines and lumber and wholesale distribution vertical markets, we provide our Eagle product that, while still tailored to the vertical markets it serves, has a more standard functionality for customers with lower complexity of operations and technology needs. This product has been adapted as a replacement for our J-CON product in the automotive parts aftermarket and was first introduced to our customers in this market in 2006. In each of the vertical markets we serve, we also provide a higher-end business management solution for customers with more complex operations and technology needs. By providing flexible systems offerings, we are able to access a broader segment of the addressable market in each of the vertical markets we serve. In addition, the modular design of our productivity tools and add-on modules provides our customers with flexibility to deploy all of our add-on offerings at once or to implement our offerings individually or incrementally.

      Large Base of Recurring Subscription Revenues. Product support and content and data services revenues comprise nearly all of our services revenues. These revenues are generally recurring in nature since they are derived primarily from subscriptions to our support and maintenance services, our electronic automotive parts and applications catalog, databases, connectivity and other services. Services revenues accounted for approximately 59% of our total revenues for fiscal year 2006. We believe that the generally recurring nature of our product support and content and data services revenues provides us with a more predictable and stable stream of revenues relative to systems revenues that are primarily one-time purchases. Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system.
Growth Strategy
      Our objective is to maintain and enhance our position as a leading provider of turnkey vertical oriented business management solutions to businesses with complex distribution requirements. The key components of our growth strategy to achieve this objective are:
      Grow our customer base through new systems sales. We intend to expand our customer base in the hardlines and lumber, wholesale distribution and automotive parts aftermarket vertical markets we serve. While we believe we have established leadership positions in these vertical markets, the fragmented nature of these markets presents an opportunity to increase our penetration. Examples of ways we intend to expand our customer base include:

•	Hardlines and Lumber. In March 2004, we entered into an endorsement and marketing agreement with Do it Best Corp., one of the largest member-owned hardware and lumber cooperatives in the United States. As part of this relationship, we are actively selling our business management solutions to many of the cooperative’s over 4,100 independent hardware and building materials retailers. In addition, we intend to continue to focus on further penetrating the professional lumber segment that services the needs of professional builders and contractors with our Falcon product.

•	Wholesale Distribution. As a result of the Prophet 21 and Speedware acquisitions, we acquired a solid base of customers and several key products in the wholesale distribution vertical market. We plan to further penetrate specific sub-verticals of the wholesale distribution vertical market, including industrial supply, electrical supply, fluid power, janitorial and sanitation supplies, paper and packaging, plumbing and heating and air-conditioning.

•	Automotive Parts Aftermarket. We are pursuing a number of technology and service improvements that we believe will provide a foundation for growth in the automotive parts aftermarket. We are currently developing and introducing our Eagle platform as an upgrade path for our J-CON customers. We began to offer this product to our customer base in 2006. In April 2005, we entered into an agreement with Aftermarket Auto Parts Alliance, Inc. in which they will use our electronic automotive parts and applications catalog through 2008 and have committed to install our Eagle platform as their next generation system. Furthermore, we are launching a next generation version of our electronic automotive parts and applications catalog which will reduce the time it takes to input new parts into the catalog, approximately doubling the number of annual updates and adding significant additional parts information.

      Upgrade existing customers from older products to next generation platforms. We have developed our current generation of products based on Intel platforms with Windows, Linux, AIX and several UNIX platforms. A large number of our existing customers currently operate older systems that we service and maintain but do not actively sell. Our current generation of products has been developed to provide an efficient migration path while preserving existing embedded, vertical functionality. We believe there is a significant opportunity to upgrade these customers operating older systems to our current generation of new products. For example, over 3,800 customers have upgraded to our Eagle for Windows and Prophet 21 platforms in the last five years.

      Penetrate our installed base of customers by cross-selling additional products and services. We plan to continue to capitalize on our existing customer base by increasing the number of products and services they use. We have developed a range of productivity tools and add-on modules, such as business intelligence, credit card signature capture and delivery tracking tools, that can be sold into our customer base as incremental solutions. We sell to our installed base of customers through an inside sales force of over 85 sales professionals. We also intend to enhance our service value by making improvements to our service processes, offering incremental service plans and selling additional catalog and data services to our customers. Such services are typically subscription-based and will reinforce the portion of our revenues that are generally recurring in nature.
      Invest in product development. We will continue to invest in product development and technology that can be combined with our extensive knowledge and experience in our vertical markets to better serve our customers. We are developing additional innovative software applications and proprietary content that will allow our customers to manage their business operations more efficiently. For example, we have developed a range of productivity tools, such as delivery tracking, estimating and business intelligence solutions that will allow our customers to more effectively operate their supply chains. In addition, we are enhancing e-commerce and connectivity services to allow our customers to interact with their trading partners more efficiently.
      Enhance the features of our product portfolio to better address the needs of customers in certain sub-verticals of our current markets. We have continued to expand our product portfolio to enable us to offer our fully integrated business management solutions to other companies within our three targeted vertical markets. We believe that we can broaden our customer base by expanding into certain sub-verticals within our current vertical markets. We believe that our business management solutions can be reasonably adapted to service the needs of these customers. We also believe that significant opportunities exist in certain sub-verticals of the wholesale distribution and automotive parts aftermarket.
      Selectively pursue strategic acquisitions. We intend to continue to grow our business through select, strategic acquisitions. Our acquisition of Speedware enhanced our already strong position in the hardlines and lumber vertical market while our acquisition of Prophet 21 significantly enhanced our market expertise and leadership in the wholesale distribution vertical market. We believe that there are other companies providing products and services in our target vertical markets that may be attractive acquisition candidates. We expect to continue to use acquisitions to expand our products and services offerings, reinforce our technology base, enhance our leadership position within our target vertical markets and expand our geographic presence outside of North America.
Products and Services
      Our principal products and services offerings consist of:

•	Systems. We provide vertical-specific proprietary software applications, implementation and training and third-party software, hardware and peripherals.

•	Product Support. We sell a variety of post-sale support programs that include consultation, training and implementation services, daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services.

•	Content and Data Services. Our content and data services include proprietary database and data management products for the vertical markets we serve (such as our comprehensive electronic automotive parts and applications catalog and point-of-sale business analysis data), connectivity services, e-commerce, networking and security monitoring management solutions.
Systems
      We offer systems consisting of proprietary vertical-specific software applications, implementation and training and third-party software, hardware and peripherals. Our products provide in-store, retail, distributor and warehouse-based solutions with fully-integrated applications that manage the workflows and data relating to a customer’s typical sales transaction and, automate and streamline a customer’s inventory, sales and distribution operations. These applications include order management and fulfillment, barcode scanning and processing, inventory control, pricing, purchasing, accounts receivables and payables, special order processing, quote and bid processing, vendor and manufacturer communications, payroll, general ledger and credit and debit card authorization. The selling price of our products depends on a variety of factors, including the number of locations and users and the products requirements of the customer.
      In addition, we offer productivity tools and add-on modules to our customers to enhance the capabilities of our products. The modular design of our productivity tools and add-on modules, such as business intelligence, credit card signature capture and delivery tracking, provides our customers with flexibility to deploy or implement our offerings individually or incrementally.
      When we sell a new system or add-on module, our education and training team works to minimize disruption during the conversion process and to optimize our customers’ use of the product by training them to use the primary and specialized features of the software. In addition, we integrate most of our products with hardware components and software products of third-party vendors prior to distributing the products to our customers. We primarily use Dell Inc.’s industry standard server and workstation hardware to power our software solutions. In addition, we offer hardware solutions from International Business Machines Incorporated and Hewlett-Packard Company for certain of our solutions.
      Our primary product offerings serve customers with varying operations and technical requirements. Customers with lower complexity of operations typically operate fewer than 50 locations, and often operate a single location. Customers with higher complexity of operations often operate multiple locations, have complex inventory requirements and have more advanced in-house information technology resources.
      The following table outlines our primary systems offerings:

Vertical Market	Lower Customer Complexity	Higher Customer Complexity

Hardlines and lumber	Activant Eagle	Activant Falcon ECS Pro
Automotive parts aftermarket	Activant Prism Eagle for J-CON	A-DIS Vision
Wholesale distribution	Prophet 21	Prelude Prophet 21
      Eagle. Our Eagle product is designed for small and medium-sized retail stores across multiple vertical markets, including hardware and home center, lumber and building materials and wholesale distribution. The Eagle product is generally designed for customers with less complex business needs. While the majority of the Eagle products are used by single store locations, the Eagle product can operate up to 50 locations. We are currently developing and introducing a version of Eagle targeted at the automotive parts aftermarket, which is currently installed at several beta sites, and we offered in a limited release to our customers in 2006. The selling price of our Eagle product typically ranges from $14,000 to $260,000.
      Prophet 21. Our Prophet 21 product, formerly known as CommerceCenter, is designed for distributors across multiple segments of the wholesale distribution vertical market including industrial, electrical, fastener, fluid power, tile and floor covering, and medical supply. Prophet 21 is a solution that includes order management, inventory management, warehouse management, purchasing, financial management and data reporting and analysis and can be used by wholesale distributors across the spectrum of lower customer complexity products to higher customer complexity products. The selling price of our Prophet 21 product typically ranges from $30,000 to $410,000, with up to $1,600,000 for larger accounts.
      Activant Prism. Our Activant Prism product is designed to meet the needs of both national and independent stores as well as smaller businesses in the automotive parts aftermarket. Activant Prism is a distribution management system designed to improve point-of-sale operations, fine-tune pricing, optimize inventory and manage cash flow. The selling price of our Activant Prism product typically ranges from $10,000 to $90,000.

      Falcon. Our Falcon product is designed for large multi-location hardlines and lumber operations. Falcon provides flexibility in tailoring the product to meet the separate needs of individuals, groups, departments and single or multiple store locations. The selling price of our Falcon product typically ranges from $75,000 to $1,000,000.
      ECS Pro. ECS Pro, a product that we obtained through the Speedware acquisition, is targeted at the hardlines and lumber vertical market. The selling price of our ECS Pro product typically ranges from $80,000 to $250,000.
      A-DIS. Our A-DIS product is designed for large warehouse distributors in the automotive parts aftermarket. A-DIS is fully integrated with our J-CON product, which is used primarily by parts stores and is described below. The selling price of our A-DIS product typically ranges from $100,000 to $250,000.
      Prelude. Prelude, a product that we obtained through the Speedware acquisition, provides comprehensive business management software solutions to wholesale distributors with more complex business needs. Prelude is a feature-intensive solution that includes integrated customer relationship management, returned goods processing, accounts receivable collections and forecasting, requisition, purchasing and vendor invoice reconciliation, catalogue software and rental. The selling price of our Prelude system typically ranges from $90,000 to $900,000.
      Vision. Our Vision product, which we obtained in our acquisition of The Systems House, Inc. in May 2005, is designed for, and targeted to, local, regional and national warehouse distributors in the automotive parts aftermarket and office product market. The selling price of our Vision system typically ranges from $63,000 to $525,000.
      Systems We Continue to Support. In addition to our primary system offerings, we also service and maintain, but do not actively sell to new customers, additional systems including:

•	J-CON. Our J-CON product is designed to manage stores that are members of a national account program in the automotive parts aftermarket. J-CON serves as an inventory management and electronic purchasing tool, trading principally with a single warehouse distributor or multiple warehouse distributors on an A-DIS system.

•	CSD. This product was designed for medium to large-sized hardlines and lumber distributors.

•	Loadstar/ S-12/ Service Dealer/ Eclipse. These products were designed for independent distributors and professional service installers in the automotive parts aftermarket.

•	Dimensions/ Version 2/4GL. Acquired in the Speedware acquisition, these systems are older character-based systems that have broad functionality and are actively used by customers in the hardlines and lumber vertical market.

•	Prophet 21 UNIX-based systems. Acquired in the Prophet 21 acquisition, these systems operate on UNIX platforms and are designed for specific segments of the wholesale distribution vertical market.

•	Ultimate. Our Ultimate system is designed for local, regional and national warehouse distributors in the automotive parts aftermarket.
      Currently, we realize significant product support revenues from customers using these products. We have built upgrade and conversion paths for the customers of our J-CON product to our Eagle for J-CON product; CSD, Dimensions, Version 2 and 4GL products to our Eagle or Falcon product; Prophet 21 UNIX-based products to our Prophet 21 product; and S-12 and Eclipse products to our Activant Prism product. We are targeting our sales and marketing efforts to these customers and expect many of them to continue to upgrade to our current products over the next five years.
Product Support
      We provide comprehensive maintenance and customer support for each of our products. Our customers are principally small and medium-sized businesses that require a high level of service, training and customer support to train users and to maintain their systems. We believe that we offer the broadest set of implementation and support services to businesses in our vertical markets. Our product support offerings include:

•	Access to Software Updates. We provide our product support customers with regular software updates which, among other things, provide bug fixes, general functionality enhancements and efficiency improvements.

•	Advice Line Support. Our team of software and applications specialists provides customers with telephonic and Internet training, troubleshooting and other support related to our software and hardware. This team provides technical and industry specific support for our systems through real-time diagnostics, access to our extensive knowledge-base and assistance in optimizing our customers’ usage of our systems for their businesses. We offer our customers several service plan options to accommodate their support needs and requirements for their businesses. In addition, our product development team is available to address the most complex systems issues.

•	Nationwide Hardware and Networking Specialists. Our field service team can be dispatched throughout the United States, Canada and Puerto Rico to diagnose and repair hardware and software on-site. We believe that this team of service professionals provides us with a competitive advantage. Because these services are provided on site, the customer often develops a working relationship with its hardware and networking specialist. We do not believe any primary competitor offers nationwide on-site support and service.

•	Server and Peripheral Repair. We support server and peripheral repair via overnight exchange and other programs from our repair facility in Austin, Texas and through outsourced peripheral repair services.

      We have web-based product support that allows customers direct access to a call tracking system, on-line product training courses and an on-line knowledge base. These features allow customers to request support services, review specific calls or their entire call history, increase employee system knowledge through on-line coursework or search a knowledge base to obtain immediate answers to questions. In addition, we have recently deployed a new customer relationship management system to improve our call center infrastructure and provide better service to our customers.
      Virtually all new systems customers subscribe to product support and continue to subscribe as long as they use the system. Product support subscriptions vary from a monthly to an annual basis depending on the product, and the subscription fees vary by system size, number of users and configuration. In addition, we offer seminars and workshops to assist customers in understanding the capabilities of their systems. We strive to provide comprehensive information technology support to small and medium-sized business customers to build customer relationships, enhance customer satisfaction and maximize customer retention rates.

Content and Data Services
      Our content and data services include information services, such as database services with information and reports related to point-of-sale activity and connectivity services. These services are specific to the retail and wholesale trade vertical markets we serve and complement our systems offerings.
      Automotive Parts Aftermarket: We provide electronic catalogs, bar codes, related repair information and reports based on point-of-sale activity through a variety of data services. These proprietary database products and services generate recurring revenues through period (generally monthly) subscription fees and differentiate our products from those of our competitors. We offer data services to our automotive parts aftermarket customers, including warehouse distributors, manufacturers and parts stores and professional installers. Our principal content and data services are:

•	PartExpert. Our electronic automotive parts and application catalog provides access to a database of over 250 million unique automobile part applications for approximately 7,200 automotive parts aftermarket product lines. These products significantly reduce the time-consuming and cumbersome use of printed catalogs and are designed to increase productivity and accuracy in parts selection and handling. Our systems are integrated with PartExpert. For our PartExpert product, we acquire, enter, clean, standardize and format data from over 875 nationally branded automotive parts manufacturers in an original, creative and unique manner. This data comes from manufacturers in paper or electronic format. We generally produce catalog updates on compact discs approximately ten to twelve times per year from our facilities in Livermore, California, Austin, Texas and Longford, Ireland.

•	ePartExpert. Our ePartExpert service enables service professionals and consumers to access our automotive parts database online. This product is used by the manufacturer, warehouse distributor and professional installer segments of the automotive parts aftermarket.

•	ePartInsight. Our ePartInsight service provides data hub capability that allows large buying groups to access inventory and sales information throughout the buying group simultaneously, which allows better visibility into product sales and inventory trends. This data warehouse product can be connected to all of our automotive parts aftermarket warehouse distributor and parts store products as well as third-party software.

•	Manufacturer Services. We provide a number of fee-based services to the manufacturer segment of the automotive parts aftermarket. These services include catalog content comparisons to similar product groups from other manufacturers, pricing comparisons to similar parts available in the market and electronic catalog data mapping and format conversion.

•	Connectivity Services. We offer Internet and modem-based communication services that connect the automotive parts aftermarket from manufacturers through warehouse distributors and parts stores to professional installers. Our flagship service, AConneX, uses the Internet to allow communication between and among our software systems and other companies’ software systems. AConneX enables parts to be ordered by professional installers from eStore partners and creates a trading network among parts stores and warehouse distributors. In addition, we offer an electronic data interchange interface between warehouse distributors and manufacturers.

      We also market the following content and data services to our vertical markets.

•	Trading Partner Connect. Our Trading Partner Connect offering, which we obtained through the Prophet 21 acquisition, is an Internet trading network that streamlines the commerce process between distributors, their manufacturers and/or suppliers, and end-users, thereby increasing sales and improving customer service while reducing operating costs. Through Trading Partner Connect, distributors can access millions of items, enabling them to compete on a larger scale and improve customer service. Distributors further benefit from reduced costs related to EDI and surplus inventory. Trading Partner Connect also provides distributors with a Web-based storefront to give end-users online customer service as well as ordering capabilities 24 hours a day, seven days a week. Trading Partner Connect offers several components, including B2B Marketplace, B2B Buyer, B2B Alliance, B2B Gateway and B2B Seller.

•	Networking Support & Security Monitoring. Our Networking Support & Security Monitoring offerings are targeted primarily at the hardlines and lumber vertical market and the automotive parts aftermarket, but are applicable to all of our three vertical markets. These offerings provide network installation, provisioning, troubleshooting and problem resolution, fire wall installation and configuration and virus protection services.

•	VISTA. Our VISTA offering is targeted for manufacturers in all three of the vertical markets we serve. Information provided by the VISTA service gives manufacturers insight into how a specific product or brand performs against its competitors and the market in general based upon actual sales history provided from our systems customers and consumer market surveys and through collaboration with other sources of industry sales data. We provide this data to our customers in a variety of formats.

•	IDW and IDX. Our IDW and IDX offerings are targeted at the wholesale distribution vertical market. They enable electrical parts manufacturers and warehouse distributors to exchange purchase order and related documents using electronic data interchange and internet technologies.

•	Inet. Our Inet offering is targeted at the hardlines and lumber and wholesale distribution vertical markets. Inet provides e-commerce capabilities to our customers such as the ability to conduct business online with their vendors and customers, including e-store ordering, invoicing and e-statement functionality.
Other Offerings
      In addition to systems, product support and content and data services offerings, we offer our customers migration tools and services and other business products.

•	Migration Tools and Services. We provide a complete suite of professional services and software tools for customers who wish to migrate their applications and databases from the Hewlett Packard e3000 to Unix or Windows platform systems. In November 2001, the Hewlett Packard Company announced that it is ending sale and support for this platform over a seven year period, that will likely result in the decline of our migration business as we approach the end of that seven year period.

•	Business Products. We offer both standard and custom third-party record-keeping and sales forms and other office supplies, primarily to our existing customer base. These forms and supplies include purchase order forms, checks, invoices, ink, toner and ribbons that are compatible with our software and hardware systems.
Sales and Marketing
      We have dedicated sales groups to each of the hardlines and lumber, wholesale distribution vertical markets and the automotive parts aftermarket. We have more than 250 commission-based sales employees. Our sales and marketing strategy is to provide relevant business expertise to target customers by using sales representatives with strong industry-specific knowledge.
      Within these vertical markets, we use a combination of field sales, inside sales, value-added resellers and national account programs. We seek to partner with large customers or groups of customers and leverage these program groups to sell to their members. Incentive pay is a significant portion of the total compensation package for all sales representatives and sales managers. Our field sales teams generally focus on identifying and selling to new customers, while our inside sales team focuses on selling upgrades and new software applications to our installed base of customers.
      Our marketing approach is to develop strategic relationships with many of the well known market participants in the vertical markets that we service. For example, we are a preferred or recommended business management solutions provider for the members of Ace Hardware Corp. and Do it Best Corp. cooperatives for the hardlines and lumber vertical market, Netplus and NISSCO for the wholesale distribution market, and Aftermarket Auto Parts Alliance, Inc. for the automotive vertical market pursuant to agreements we have entered into with each of them and their members who are our customers. In addition, we have agreements with many of the well known participants in the vertical markets we serve, including O’Reilly Automotive, Inc., the Industry Data Exchange and Honsador, each of which is one of our top five customers within their vertical market and sales to each of which represented less than 2% of our total revenues for fiscal year 2006. This strategy includes obtaining endorsements and developing exclusive relationships, warehouse distributor partnerships and other alliances. The goal of these programs is to enhance the productivity of the field sales team and to create leveraged selling opportunities for system sales and content and data services. These relationships have allowed us to streamline the distribution channel and to reduce our direct sales costs.
Product Development
      Our product development strategy combines innovation and the introduction of new technology with our commitment to the long-term support of the unique needs of our customers. We seek to enhance our existing product lines, offer streamlined upgrade and migration options for our existing customers and develop compelling new products for our existing customer base and prospective new customers.

      Our customer base includes long-term customers using our older, character-based systems (which we no longer actively sell), as well as those who have upgraded to our most recently developed products running on Microsoft Windows, Linux, AIX and several UNIX platforms. A large portion of our current installed customer base is using older character-based systems, especially in the automotive parts aftermarket. We believe there is a significant opportunity for us to migrate these customers to our current generation of systems offerings running on more modern technology platforms. We have developed our current generation of products to provide an efficient migration path for customers operating older systems while preserving existing functionality and offering significant advantages in ease of use and new e-commerce capabilities.
      In the development of our software, we use industry standard tools such as Java, Microsoft toolsets, Progress and a variety of open source-based technologies. The recent Speedware acquisition has further enriched our technology offerings with new add-on modules, innovative technologies such as OpenERP, new Java-based ERP modules, and an experienced, vertically focused engineering team. We are also developing a next generation industry catalog and continuing to expand our next generation e-commerce and connectivity offerings.
      We also leverage a set of key technology relationships with third-party vendors to offer a complete turnkey business management solution to our customers. We have relationships with several third-party vendors including (1) Dell Inc., International Business Machines Incorporated, Hewlett-Packard Company and Symbol Technologies Inc. for hardware platforms, (2) Microsoft for tools, operating systems and databases, (3) Progress Software for development tools, (4) Sterling Commerce for EDI and (5) SonicWALL, Inc. for security solutions.
      We have a centrally managed development organization of about 375 employees designed to develop shared products and technologies that are used across multiple vertical markets as well as specific vertical markets.
Intellectual Property
      We have approximately 275 registered copyrights, 90 registered trademarks and five issued patents. We attempt to protect our intellectual property in a number of ways. First, we distribute, or enable access to, our proprietary software and database products through licensing agreements, which require licensees to acknowledge our ownership of the software and databases and the confidential nature of our proprietary information, and grant limited usage rights. Secondly, all of our personnel are required to assign to us all rights of such personnel to inventions, patents, works of authorship and confidential information developed in conjunction with their employment relationship and agree to keep confidential our proprietary information. Finally, we require that third parties receiving our confidential information execute a non-disclosure agreement.
Customers
      Our diversified customer base consists primarily of small and medium-sized businesses. For fiscal year 2006, no single customer accounted for more than 10% of our total revenues, and including General Parts, our top ten customers accounted for 6.6% of our total revenues. Some of our top ten customers included (1) Ace Hardware Corp. and True Value Company in the hardlines and lumber vertical market, (2) the Industry Data Exchange Association, a joint venture formed by the National Electrical Manufacturers Association and the National Association of Electrical Distributors, in the wholesale distribution vertical market and (3) General Parts, Inc., Aftermarket Auto Parts Alliance, Inc. and O’Reilly Automotive, Inc. in the automotive parts aftermarket. In June 2004, General Parts, our largest customer, informed us of its intention to replace our J-CON parts store system with its own branded product at its company-owned stores and to recommend that its independent affiliated stores also replace the J-CON system. See “Risk Factors— General Parts, Inc., our largest customer, intends to discontinue the use of certain of our products and, as a result, our revenues in the automotive parts aftermarket could decline significantly and our operating results could be materially adversely affected.” We have approximately 13,500 Systems customers, of which approximately 4,400 were added as a result of the Speedware and Prophet 21 acquisitions.

Competition
      The vertical markets we serve are highly fragmented and served by many competitors. In all of the vertical markets we serve, we primarily compete against smaller software companies with solutions for a single vertical market. The key factors influencing customers’ technology purchase decisions in the vertical markets we serve include, among others: ability to provide a turnkey business management solution with vertical-specific functionality, depth of vertical expertise, pricing, level of services offered and credibility and scale of the technology vendor. Many of our smaller competitors offer solutions that contain fewer features and compete by pricing their products and services below our prices.
      In the hardlines and lumber vertical market we compete primarily with smaller, niche-focused companies, many of which target specific geographic regions. Some of our competitors in this vertical market include Spruce Computer Systems, Inc., Advantage Business Computer Systems, Inc. Progressive Solutions, Inc. and Distribution Management Systems, Inc.
      We compete with several other vertically-focused software providers in the wholesale distribution vertical market, including a division of Infor Global Solutions, Inc., and Intuit Inc.’s Eclipse product line. Other competitors include vertically-focused software vendors in the building material, distribution and manufacturing markets, as well as independent software vendors, software tool developers and vendors and database vendors in other markets.
      In the automotive parts aftermarket we compete primarily with smaller software and content companies that operate regionally or in a specific niche of the market. Some of our competitors in this vertical market include Autologue Computer Systems Inc., in systems, and Wrenchead, Inc. (which acquired ICARZ, Inc. in August 2006, a systems supplier that was a systems competitor and catalog data distributor of Activant), in systems and content and data services. Additionally, we are working to displace in-house systems or catalogs. For example, AutoZone, Inc. and Genuine Parts Company’s NAPA Parts Group both produce their own systems and electronic automotive parts catalogs for their stores and members.
      Several large software companies have made public announcements regarding the attractiveness of various small and medium-sized business markets and their intention to expand their focus in these markets, including Intuit Inc., Microsoft Corporation, Oracle Corporation, SAP AG and The Sage Group plc. These large software companies have rarely competed directly with us. However, they may do so in the future.
Suppliers
      For fiscal year 2006, Dell Inc. was our largest supplier of hardware supplies used in our solutions. No supplier accounted for more than 10% of our total hardware supply expense. We have a number of competitive sources for supplies used in our operations.
Employees
      We have approximately 2,000 employees as of September 30, 2006. None of our employees are represented by unions. We have not experienced any labor problems resulting in a work stoppage and believe we have good relations with our employees.
Joint Venture
      We own approximately 48% of the outstanding common stock of Internet Autoparts, Inc., or Internet Autoparts, a joint venture among us and some of our key customers and other investors, which was formed in May 2000. Internet Autoparts provides the automotive parts aftermarket with a web-based parts ordering and communications platform linking automotive service providers with wholesale distributors and other trading partners.
      We granted certain non-exclusive, perpetual, non-transferable licenses to Internet Autoparts in connection with our investment in Internet Autoparts. Internet Autoparts agreed, subject to certain exceptions, not to compete with us in the businesses in which we are engaged. In addition, we agreed, subject to certain exceptions, not to compete with Internet Autoparts in the business of selling new or rebuilt automotive parts over the Internet to professional installers and consumers.

      Internet Autoparts utilizes our web-based parts catalog, ePartExpert, and has access to our Internet communications gateway, AConneX, which provides seamless communications among its various business platforms and third-party management systems. AConneX is available for licensing to third-party management systems in addition to Internet Autoparts. The licenses granted to Internet Autoparts provide for the payment to us of royalties based upon a percentage of net sales made by Internet Autoparts using the licensed technology. We have no commitment to invest additional funds in Internet Autoparts, although, we are obligated to provide service and support for AConneX.
Properties
      Our properties are leased, and include integration and distribution, software development and data entry facilities and administrative, executive, sales, and customer support offices. Our principal executive offices are located at 7683 Southfront Road, Livermore, CA 94551. We consider our properties to be suitable for their present and intended purposes and adequate for our current level of operations.
      As of December 28, 2006, our facilities consisted of the principal properties listed in the table below.

	Approx.
	Size		Lease
Location	(sq. ft.)	Description of Use	Termination

Livermore, California	79,000	Principal and management offices; product support; software development; data entry; sales; administrative	2012
Austin, Texas	70,000	Management offices; product support; software development; data entry; sales; administrative	2015
Yardley, Pennsylvania	65,000	Management offices; product support; software development; sales; administrative	2012
Westminster, Colorado	30,000	Management offices; product support; software development; sales; administrative	2011
Greenville, South Carolina	19,400	Product support; software development; sales; administrative	2012
Austin, Texas	23,000	Systems integration and distribution	2008
Longford, Ireland	21,000	Data entry; sales; administrative	2027
Plano, Texas	13,200	Product support; sales	2012
Westminster, Colorado	17,500	Product support	2008
Montreal, Quebec	14,800	Management offices; product support; software development; sales; administrative	2010
Austin, Texas	11,000	Hardware computer repair	2010
Austin, Texas	9,000	Data center	2008
      In addition, we have short-term leases on over 40 offices and field service locations in the United States, Canada, the United Kingdom, and France.
Legal Proceedings.
      We are a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to our operations. We do not believe that such proceedings and actions will, individually or in the aggregate, have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT
      Set forth below are the names, ages and positions of our and Activant Group’s directors and executive officers as of January 8, 2007. All directors hold office until the next annual meeting of our stockholders or Activant Group, as the case may be, or until their successors are duly elected and qualified.

Name	Age	Position

Pervez Qureshi	50	President, Chief Executive Officer and director
Brian E. Agle	44	Senior Vice President and Chief Financial Officer
Bill Wilson	48	Senior Vice President of Product Development
Steve McLaughlin	49	Senior Vice President and General Manager of Wholesale Distribution
Peter Donnelly	41	Senior Vice President of Operations
Beth Taylor	44	Senior Vice President of Human Resources
Timothy F. Taich	50	Vice President and General Counsel
Andy Ballard	34	Director(1)(2)
Paul Barber	45	Director(1)
Marcel Bernard	68	Director
Orlando Bravo	36	Director(2)
S. Scott Crabill	36	Director
David Tunnell	36	Director(2)

(1)	Denotes a member of the Audit Committee.

(2)	Denotes a member of the Compensation Committee.

      Mr. Qureshi has been employed by us since 1994. He was appointed as President and Chief Executive Officer at the effective time of the mergers. Mr. Qureshi joined us as Director of Marketing in 1994. He became General Manager of our non-automotive vertical markets in 1999 and became our Senior Vice President in 2003. He became Group President of our vertical markets in 2004, Senior Vice President and Chief Operating Officer in April 2005, and Executive Vice President in October 2005. Prior to joining us, Mr. Qureshi was President of a management consulting company he founded and was Vice President of Marketing at Harvest Software. He has also held management positions at Metaphor Computer Systems and Hewlett-Packard Company and engineering positions at International Business Machines Incorporated. Mr. Qureshi holds a B.S.E.E. degree from the University of Lowell, in Lowell, Massachusetts and an M.B.A. from the Darden Graduate School of Business at the University of Virginia.
      Mr. Agle joined us as Senior Vice President and Chief Financial Officer on November 16, 2006. Prior to joining us, from 1994 to November 2006, Mr. Agle served in various financial positions with Novell, Inc., including most recently, Vice President, Chief Financial Officer, Global Field Operations. Prior to Novell, Mr. Agle served from 1992 to 1994 as Manager, International Finance and Taxation with WordPerfect Corp. Mr. Agle began his career with Ernst & Young, where he served as Supervising Tax Senior from 1987 to 1992. Mr. Agle holds a Bachelor of Science in Accounting and Master of Accountancy, Tax Emphasis, from Brigham Young University and is a licensed CPA in California.
      Mr. Wilson joined us in 1981 as a software engineer. He became Vice President of Product Development for our non-automotive vertical markets in 1999 and for all of our vertical markets in 2004. Mr. Wilson was promoted to Senior Vice President of Product Development in October 2005. Prior to joining us, Mr. Wilson worked at the consulting firm of Towers Perrin. Mr. Wilson has a B.A. from Yale University.
      Mr. McLaughlin has been employed by us since 1982 and has been our Senior Vice President and General Manager of the Wholesale Distribution Group since October, 2005. Mr. McLaughlin joined us as a Sales Representative in our Automotive/ Tire Division in 1982 and has served in several sales and sales management capacities since then. Mr. McLaughlin became Vice President and General Manager of the

Lumber and Building Materials Group in October 1999 and held that role until October 2005. Mr. McLaughlin has a B.S. from the University of San Francisco.
      Mr. Donnelly joined us on September 25, 2006 as Senior Vice President of Operations. Prior to joining us, Mr. Donnelly served from 2001 to 2006 in various operating positions with Symantec Corporation (and previously at VERITAS Software, which was acquired by Symantec in 2005), most recently serving as Vice President, Worldwide Pricing & Licensing. From 1992 to 2000, Mr. Donnelly held various finance and operating roles at Oracle Corporation and from 1987 to 1992, Mr. Donnelly served in the audit and consulting practices of KPMG in both London and Silicon Valley. Mr. Donnelly holds a bachelor’s degree in Business Management from Surrey University in England and is a member of the Institute of Chartered Accountants of England and Wales.
      Ms. Taylor joined us on September 11, 2006 as Senior Vice President of Human Resources. Prior to joining us, Ms. Taylor was Vice President of Administration for Thoratec Corporation from 1999 to 2006. From 1997 to 1998, Ms. Taylor also served as Human Resources Director for the Hardlines and Lumber Division of CCI/ TRIAD, Inc. a predecessor of Activant. Prior to CCI/ Triad, Ms. Taylor worked for Valent USA Corporation as their Employee Development Manager and ADP Claims Solutions Group as their Director of Human Resources. Ms. Taylor holds a bachelor degree in Social Sciences from California Polytechnic University San Luis Obispo.
      Mr. Taich joined us on September 18, 2006 as Vice President and General Counsel. Prior to joining us, Mr. Taich held various positions from 2001 to 2006 in the legal department at Maxtor Corporation, including most recently as acting General Counsel. Mr. Taich served as Corporate Legal Counsel for Triad Systems Corporation from 1991 to 1997, a publicly traded company and predecessor of Activant. Mr. Taich also served in the Legal Department of Compaq Computer Corporation (and previously Tandem Computers, which was acquired by Compaq in 1998) from 1997 to 1999, and as a principal and venture partner of Palo Alto Ventures and Wingspring Ventures, respectively. Mr. Taich began his career as an associate at the law firm of Ware & Friedenrich (now DLA Piper Rudnick) from 1986 to 1991. He is a member of the State Bar of California and holds a J.D. from the University of California, Berkeley (Boalt Hall) and a B.S. in Business from the University of Colorado, Boulder.
      Mr. Ballard became one of our directors at the effective time of the Mergers. Mr. Ballard is a Managing Director at Hellman & Friedman LLC. He also serves as a director of DoubleClick, Inc. and Vertafore, Inc. Prior to joining Hellman & Friedman in 2004, Mr. Ballard was employed by Bain Capital in San Francisco and Boston. Prior to that, he worked for Bain & Company. Mr. Ballard graduated cum laude from Harvard College and has an M.B.A. from the Stanford Graduate School of Business.
      Mr. Barber became one of our directors at the effective time of the Mergers. Mr. Barber is a General Partner of JMI Equity. Mr. Barber joined JMI in 1998. He serves on the board of directors of Blackbaud, Inc., Burr Wolff Management, Inc., DoubleClick, Inc., Mitchell International, Inc., Service-now.com, TC3 Health, Inc. and Vertafore, Inc. Mr. Barber was formerly a Director of Sterling Software, Inc. and a Trustee of Stanford University. From 1990 to 1998, Mr. Barber was employed by Alex.Brown serving as a Managing Director and Head of the Software Investment Banking Practice where he specialized in advising clients in the enterprise applications, systems management and electronic commerce markets. In 1989, Mr. Barber worked in Product Marketing at Microsoft Corporation. Mr. Barber began his career at Merrill Lynch & Co. Mr. Barber received an A.B. from Stanford University and an M.B.A. from the Harvard Business School.
      Mr. Bernard became one of our directors at the effective time of the Mergers. Mr. Bernard is an executive business consultant. From 1994 to 2000, Mr. Bernard was Corporate Vice President, Operations, of Geac Computer Corporation, a performance management software company, where he was responsible for the management and overall performance of several company businesses located in North America, Europe and the United Kingdom, representing $250 million in annual revenues. From 1992 to 1994, Mr. Bernard was Senior Vice President, Ontario Division, of St. Lawrence Cement, a Canadian producer and supplier of products and services to the construction industry. At St. Lawrence Cement, Mr. Bernard was responsible for the management of all Ontario business units, representing over $400 million in revenues. From 1991 to

1992, Mr. Bernard was President and CEO of SaskTel, Saskatchewan’s largest phone company with $600 million in revenues and over 4,200 employees. Prior to this, Mr. Bernard occupied various positions at Motorola, most notably as President of Motorola Canada from 1982 to 1991. Mr. Bernard serves or has served on the Board of several organizations, including most recently Datatel, Inc., Prophet 21, Inc. and VECTORsgi, Inc. (now a subsidiary of Metavante).
      Mr. Bravo became one of our directors at the effective time of the Mergers. Mr. Bravo is a Managing Partner at Thoma Cressey Equity Partners Inc. Mr. Bravo joined Thoma Cressey at its formation in 1998. He previously worked in the Mergers & Acquisitions group of Morgan Stanley & Co. based in New York. He is a director of Datatel, Inc., JDA Software Group, Inc., Made2Manage Systems, Inc., Vision Solutions, Inc. and Sirius Computer Solutions, Inc. Mr. Bravo was the former Chairman of Prophet 21, Inc. and former director of VECTORsgi, Inc. He also serves on the Board of Visitors of Stanford Law School. Mr. Bravo has undergraduate degrees in Economics and Political Science from Brown University, a J.D. from the Stanford Law School and an M.B.A. from the Stanford Graduate School of Business.
      Mr. Crabill became one of our directors at the effective time of the Mergers. Mr. Crabill is a Partner at Thoma Cressey Equity Partners Inc. Mr. Crabill joined Thoma Cressey from Summit Partners, a leading private equity firm, where he invested in and worked with companies in many growth sectors, including software, electronics and IT services. Previously, he was with the private equity firm of Whitney & Co, Stamford, CT, where he was active in middle-market buyouts and growth equity financings. His other experience includes employment with Hewlett-Packard as a product manager and with Alex.Brown & Sons in corporate finance and mergers & acquisitions. He is a Director of AttachmateWRQ, Inc. Mr. Crabill earned a B.S. in Industrial Engineering from Stanford University and an M.B.A. from Stanford’s Graduate School of Business.
      Mr. Tunnell became one of our directors at the effective time of the Mergers. Mr. Tunnell is a Managing Director at Hellman & Friedman LLC. He is also a director of GeoVera Insurance Group Holdings, Ltd., as well as the Chairman of the board of directors of Vertafore, Inc. He was formerly a director of Arch Capital Group Ltd., Blackbaud, Inc., and Eastern Sea Laem Chabang Terminal Co., Ltd. Mr. Tunnell is also a Term Member of the Council on Foreign Relations. Prior to joining Hellman & Friedman in 1994, Mr. Tunnell was employed by the Banking Group of Lazard Frères & Co. in New York. Mr. Tunnell graduated magna cum laude from Harvard College and has an M.B.A. from the Harvard Business School.
Composition of the Board of Directors
      The composition of our board of directors, which currently consists of seven individuals, was established by the terms of the stockholders agreement entered into among Acquisition Holdings, Merger Sub, the Investors and the Management Investors. Among other things, this stockholders agreement provides that, prior to an initial public offering, and subject to additional terms and conditions, the Acquisition Holdings board of directors will be composed of the following persons:

•	our chief executive officer,

•	up to two board members designated by the Investors affiliated with Thoma Cressey,

•	one board member designated by the Investors affiliated with JMI Equity, and

•	the remaining board members designated by the Investors affiliated with Hellman & Friedman and their assignees.
      In connection with the equity investments that were made by the Investors, an affiliate of Hellman & Friedman was issued the one authorized share of Series A preferred stock of Acquisition Holdings, which share entitles one of the members of the Acquisition Holdings board of directors designated by such affiliate to determine the outcome of all matters decided by the board. See “Certain Relationships and Related Party Transactions.”

Code of Ethics for Senior Financial Management
      We have adopted a Code of Ethics for Senior Financial Management (“Code of Ethics”), which is applicable to our senior financial officers, including the Chief Executive Officer, Chief Financial Officer, Vice President of Finance and Controller. To date, we have not granted any waivers to the Code of Ethics.
Audit Committee Financial Expert
      Our Board has determined that Mr. Ballard qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Mr. Ballard was determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including based on his prior experience of actively supervising chief financial officers.
      Our Board determined that Mr. Ballard acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements, including experience serving as Audit Committee Chair for DoubleClick, Inc. from July 2005 to date and Audit Committee Chair for Vertafore, Inc. from December 2004 to date;

•	Experience as a private equity investor for ten years, including managing all aspects and facets of accounting due diligence and issuing accounting statements;

•	M.B.A. from Stanford University, including advanced accounting coursework; and

•	Continued periodic study of recent accounting pronouncements.

Executive Compensation
      The following table sets forth information regarding compensation paid by us for services rendered during our past three completed fiscal years for (1) our current chief executive officer and (2) each of our four other most highly compensated executive officers who were serving as executive officers at the end of September 30, 2006 and (3) our former President and Chief Executive Officer and our former Senior Vice President of business development, each of whom would have been one of our four most highly compensated executive officers but for the fact that he or she was not serving as one of our executive officers at September 30, 2006. We collectively refer to these seven persons as the “Named Executive Officers.”
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

					Securities
	Fiscal				Underlying		All Other
Name and Principal Position	Year	Salary($)	Bonus($)		Options		Compensation($)

Pervez Qureshi(1)	2006	367,539	425,500	(2)	—		4,734,000	(1)
President and Chief	2005	308,846	323,000	(2)	500,000	(3)	—
Executive Officer	2004	250,004	226,750	(2)	50,000	(3)	—
Greg Petersen(4)	2006	288,231	276,000	(2)	—		3,515,250	(4)
Former Executive Vice President and	2005	259,615	243,000	(2)	400,000	(3)	—
Chief Financial Officer	2004	250,000	211,750	(2)	25,000	(3)	—
Bill Wilson(5)	2006	215,423	152,500	(2)	—		2,094,500	(5)
Senior Vice President of	2005	203,923	161,075	(2)	150,000	(3)	—
Product Development	2004	176,527	121,300	(2)	10,000	(3)	—
Stephen McLaughlin	2006	216,865	221,750	(2)	90,000	(3)	1,572,500	(10)
Senior Vice President of	2005	182,473	133,000	(2)	235,000	(3)	—
Wholesale Distribution	2004	159,770	103,000	(2)	10,000	(3)	—
Chris Speltz(6)	2006	180,307	107,000	(2)	—		1,594,500	(8)
Former Senior Vice President of	2005	173,307	112,900	(2)	248,000	(3)	—
Finance and Treasurer	2004	154,769	101,900	(2)	10,000	(3)	—
A. Laurence Jones(7)	2006	277,133	203,000	(2)	—		7,976,708	(7)
Former President and	2005	365,000	753,000	(9)	3,000,000	(3)	—
Chief Executive Officer	2004	—	—		—		—
Mary Beth Loesch(9)	2006	135,498	52,634	(2)	—		1,168,561	(9)
Former Senior Vice President of	2005	176,923	149,400	(2)	300,000	(3)	—
Business Development	2004	—	—		—		—

(1)	Mr. Qureshi was appointed President and Chief Executive Officer effective May 2, 2006. In the year ended September 30, 2006, Mr. Qureshi received a bonus associated with the transactions of $3,209,000. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Cash Incentive Payments.” In connection with the merger of Merger Sub with and into Holdings, Mr. Qureshi also received an aggregate cash payment of $525,000 and 333,334 options to acquire shares of Activant Group common stock in exchange for the cancellation of options to purchase shares of Holdings. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Merger Agreement.”

(2)	Includes a 401(k) matching contribution of $3,000.

(3)	Represents grants of options to purchase shares of Holdings common stock. All of these options were either cancelled in connection with the merger of Merger Sub with and into Holdings in exchange for cash payments pursuant to the merger agreement or, in the case of certain of such options held by Mr. Qureshi, converted into options to purchase shares of Activant Group common stock.

(4)	Mr. Petersen served as Chief Financial Officer from October 24, 2005 through November 16, 2006, and as Executive Vice President from October 24, 2005 through January 5, 2007. In the year ended September 30, 2006, Mr. Petersen received a bonus associated with the transactions of $2,209,000. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Cash

Incentive Payments.” In connection with the merger of Merger Sub with and into Holdings, Mr. Petersen also received an aggregate cash payment of $1,306,250 in exchange for the cancellation of options to purchase shares of Holdings. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Merger Agreement.”

(5)	Mr. Wilson was appointed Senior Vice President of Business Development on October 24, 2005. In the year ended September 30, 2006, Mr. Wilson received a bonus associated with the transactions of $1,400,000. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Cash Incentive Payments.” In connection with the merger of Merger Sub with and into Holdings, Mr. Wilson also received an aggregate cash payment of $694,000 in exchange for the cancellation of options to purchase shares of Holdings. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Merger Agreement.”

(6)	Mr. Speltz served as Senior Vice President of Finance from October 24, 2005 to January 2, 2007. In the year ended September 30, 2006, Mr. Speltz received a bonus associated with the transactions of $1,000,000. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Cash Incentive Payments.” In connection with the merger of Merger Sub with and into Holdings, Mr. Speltz also received an aggregate cash payment of $594,500 in exchange for the cancellation of options to purchase shares of Holdings. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Merger Agreement.”

(7)	Mr. Jones served as President and Chief Executive Officer from October 7, 2004 through May 2, 2006. In the year ended September 30, 2006, Mr. Jones received severance of $734,521 and a bonus associated with the transactions of $1,600,000. See “Management—Executive Employment Agreements” and “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Cash Incentive Payments.” In connection with the merger of Merger Sub with and into Holdings, Mr. Jones also received an aggregate cash payment of $5,642,188 in exchange for the cancellation of options to purchase shares of Holdings. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Merger Agreement.”

(8)	Includes a 401(k) matching contribution of $3,000 and a signing bonus of $150,000.

(9)	Ms. Loesch served as Senior Vice President of Business Development from November 1, 2004 until May 2, 2006. In the year ended September 30, 2006, Ms. Loesch received severance in the amount of $234,561 and a bonus associated with the transactions of $409,000. See “Management—Executive Employment Agreements” and “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Cash Incentive Payments.” In connection with the merger of Merger Sub with and into Holdings, Ms. Loesch also received an aggregate cash payment of $525,000 in exchange for the cancellation of options to purchase shares of Holdings. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Merger Agreement.”

(10)	Mr. McLaughlin was appointed Senior Vice President of Wholesale Distribution on October 1, 2005. In the year ended September 30, 2006, Mr. McLaughlin received a bonus associated with the transactions of $1,000,000. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Cash Incentive Payments.” Mr. McLaughlin also received $125,000 in the year ended September 30, 2006 for relocation. In connection with the merger of Merger Sub with and into Holdings, Mr. McLaughlin also received an aggregate cash payment of $447,500 in exchange for the cancellation of options to purchase shares of Holdings. See “Certain Relationships and Related Party Transactions—Agreements Related to the Mergers—Merger Agreement.”

Executive Employment Agreements
      Pervez Qureshi. In connection with the Merger Agreement Mr. Qureshi entered into a definitive employment agreement with Activant Group that governs the terms of his employment with Activant Group, the material terms of which include the following:

•	Mr. Qureshi serves as the president and chief executive officer of Activant Group.

•	The employment agreement took effect upon the closing of the Mergers and the term of the employment agreement is for an indefinite period. However, the executive or Activant Group may end the employment at any time.

•	Mr. Qureshi is paid a base salary of $400,000 per annum. Any adjustments to the base salary are made by the compensation committee of the Activant Group board of directors.

•	Mr. Qureshi is provided the opportunity to earn annual cash performance bonuses in amounts equal to up to 175% of base salary based upon the achievement of cumulative quarterly or annual performance targets established by the compensation committee and the board of directors of Activant Group, consistent with our existing fiscal year 2006 incentive performance plan.

•	Activant Group agreed to grant to Mr. Qureshi 2,166,667 options in November 2006 to purchase shares of Activant Group common stock. These options vest over five years from May 2, 2006, provided that these options will become fully vested and exercisable in the event of a sale or change of control of Activant Group.

•	Mr. Qureshi is provided with employee benefits in accordance with our programs as in effect from time to time and applicable to our executive officers, as well as a life insurance benefit of up to $2.0 million.

•	Subject to his execution of an effective release of claims in favor of us and certain other parties, and his continued compliance with the restrictive covenants described below, Mr. Qureshi has the right to receive the following severance payments and benefits in the event that he is involuntarily terminated by us without “cause,” as defined in the agreement, or if he resigns for “good reason,” as defined in the agreement:

•	base salary through the date of termination, any earned but unpaid portion of the annual or quarterly performance bonus award, any accrued but unused vacation, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with our policy prior to the date of termination and any employee benefits to which the executive may be entitled under any employee benefit plans, such amounts, and any other severance benefits owed, reduced by any amounts owed to us or our affiliates by the executive,

•	pro rata portion of any annual performance bonus that an executive would have earned in the year in which such termination of employment occurs, generally payable within ten days of the termination date,

•	termination payment equal to 150% of the executive’s then effective annual base salary, generally payable within ten business days of the termination date, and an additional termination payment equal to 150% of the executive’s then effective annual base salary, payable in equal monthly payments over the nine month period following termination,

•	continued coverage for a period of eighteen months following termination of employment under our health plans in accordance with the terms thereof, and

•	accelerated vesting of his options equal to the number of shares that would have vested if the executive had continued to be employed by us for an additional six months and a period of 180 days following termination to exercise all vested options.

•	While Activant Group’s common stock is not publicly traded, Mr. Qureshi and Activant will use commercially reasonable efforts to obtain stockholder approval in accordance with the terms of section 280G of the Internal Revenue Code for any payments and benefits contingent upon the occurrence of a change in control. The executive’s employment agreement also contains a clause cutting back such payments and benefits for the purposes of Section 280G of the Internal Revenue Code in the event that such a cutback would allow the executive to obtain a higher after-tax value from such payments and benefits.

•	While employed by us and for a period of eighteen months thereafter, except for the confidentiality covenant whose duration is for an indefinite term, Mr. Qureshi is subject to compliance with various restrictive covenants, including non-competition and non-solicitation/non-hire, for the benefit of us and certain other parties. See “Certain Relationships and Related Party Transactions.”

      At the effective time of the mergers, Mr. Qureshi also entered into an option rollover agreement pursuant to which he agreed to rollover $1 million of spread value of his then outstanding stock options into 333,334 vested stock options to purchase shares of common stock of Holdings at an exercise price of $1.00 per share. Pursuant to the rollover agreement, Activant Group agreed to assume these options pursuant to the terms of the Activant Solutions Holdings Inc. Second Amended and Restated Stock Option Plan for Key Employees, as amended, which is the stock option plan under which these options were originally granted.
      Greg Petersen. Effective May 2, 2006, we entered into a Transition and Severance Agreement with Mr. Petersen. The agreement with Mr. Petersen provides for a transition period through January 5, 2007 in which Mr. Petersen will remain employed by the Company. Per the terms of the agreement, Mr. Petersen was paid $500,000 on January 5, 2007 and terminated from the Company. In addition, Mr. Petersen will be entitled to 12 months of company paid COBRA benefits.
      Bill Wilson. On February 14, 2005, we entered into a letter agreement with Bill Wilson containing the terms of our severance obligations to Mr. Wilson. The letter agreement provides that if his employment is involuntarily terminated by us without cause or if he voluntarily terminates his employment for good reason, Mr. Wilson will be entitled to receive severance in a lump sum amount equal to the sum of (i) nine months of base salary, (ii) nine months of his incentive bonus, and (iii) nine months of COBRA payments, subject to the terms of our severance plans.
      Steve McLaughlin. In September of 2005 we entered into a letter agreement with Steve McLaughlin containing the terms of our severance obligations to Mr. McLaughlin. The letter agreement provides that if his employment is involuntarily terminated by us without cause, Mr. McLaughlin will be entitled to receive severance in a lump sum amount equal to the sum of (i) nine months of base salary, (ii) nine months of his incentive bonus, and (iii) nine months of COBRA payments, subject to the terms of our severance plans. This letter agreement became effective upon his relocation to our Yardley, Pennsylvania offices.
      A. Laurence Jones. On December 15, 2004, and effective as of October 7, 2004, we entered into a written employment agreement with A. Laurence Jones. The employment agreement provided for a signing bonus in the amount of $150,000, an initial base salary of $375,000 subject to increases as determined by the board of directors, and eligibility to receive an annual bonus of 100% of his base salary (which annual bonus may exceed 100% of his base salary if we exceeded certain revenue and other financial targets in our budget for the applicable fiscal year). Mr. Jones was entitled to a minimum annual bonus of 50% of his base salary for fiscal year 2005, provided Mr. Jones continued to be employed by us as of the end of such fiscal year. In the event Mr. Jones’ employment were terminated without cause or in the event he resigned for good reason, in addition to the salary and benefits listed above, Mr. Jones, subject to his execution of a release in our favor, was entitled to a severance payment equal to 18 months of his then effective base salary, payable in a lump sum in cash, a pro-rated annual bonus and any earned but unpaid annual bonus in respect of any full fiscal year ended prior to his termination. If Mr. Jones’ employment were terminated by us for cause or by Mr. Jones other than for good reason, or if his employment were terminated by reason of his death or disability, we had no further payment obligations other than for payment of any accrued benefits, salary and bonus. Mr. Jones’ employment agreement provided for an 18-month non-competition and non-solicitation requirement after his employment with us was terminated.

      Concurrently with the execution of Mr. Jones’s employment agreement, we entered into a stock option agreement with Mr. Jones pursuant to which we granted to Mr. Jones stock options exercisable for an aggregate of 3,000,000 shares of Holdings’ common stock, par value $0.000125, at an exercise price of $2.25 per share. The stock options provided for the following:

•	vesting in four equal installments over four years from October 7, 2004;

•	full vesting upon the occurrence of a change of control; and

•	that upon Mr. Jones’ voluntary termination of his employment or upon termination of his employment by us, Mr. Jones would have 360 days following such termination to exercise any vested but unexercised options.

In addition, if Mr. Jones’ employment were terminated without cause or if he resigned for good reason, Mr. Jones would receive accelerated vesting of stock options covering the lesser of 1,125,000 shares or all remaining unvested stock options. All other unvested stock options would be cancelled. Mr. Jones’ employment was terminated effective May 2, 2006 and he received the termination benefits set forth above pursuant to the terms of his employment agreement.
      Mary Beth Loesch. On February 1, 2005, we entered into a letter agreement with Mary Beth Loesch, effective as of November 1, 2004, containing the terms of Ms. Loesch’s employment as Vice President of Business Development. The agreement with Ms. Loesch provided for (i) an initial annual base salary of $200,000, (ii) an annual incentive bonus with an annualized target of $100,000, (iii) a grant of 300,000 stock options at an exercise price of $2.25 per share and vesting in four equal annual installments beginning on November 2, 2005 and (iv) severance payable in a lump sum amount equal to the sum of (A) nine months of base salary; (B) nine months pro-rated target incentive bonus; and (C) nine months of COBRA payments if Ms. Loesch were involuntarily terminated by us without cause or if Ms. Loesch voluntarily terminated her employment for good reason. Ms. Loesch’s employment was terminated effective May 2, 2006 and she received the termination benefits set forth above pursuant to the terms of her employment agreement.
      Brian E. Agle. On October 17, 2006, we entered into a written employment agreement with Brian E. Agle for the position of Senior Vice President and Chief Financial Officer. Under the employment agreement, Mr. Agle is paid a salary of $313,000 per annum with a target incentive bonus under the Activant Incentive Bonus Plan of $187,000. The employment agreement also provided for (i) a stock option grant for 500,000 shares under the Activant Group 2006 Stock Incentive Plan described below, subject to customary approval by Activant Group’s board of directors and execution of a stock option agreement, (ii) a signing bonus of up to $100,000, which Mr. Agle will reimburse if he voluntarily terminates his employment with us prior to his relocation to Northern California, (iii) an additional bonus of up to $150,000, which Mr. Agle will reimburse on a pro-rata basis if he voluntarily terminates his employment with us within 24 months from his start date, (iv) reimbursement of relocation expenses and temporary housing for up to six months, and (v) severance of (A) nine months of base salary, (B) nine-months pro-rated target incentive bonus, and (C) nine months of COBRA payments in the event Mr. Agle’s employment is involuntarily terminated by us without cause or if Mr. Agle voluntarily terminated his employment for good reason.
      Chris Speltz. Effective May 2, 2006, we entered into a Transition and Severance Agreement with Mr. Speltz. The agreement with Mr. Speltz provides for a transition period through January 5, 2007 in which Mr. Speltz will remain employed by the Company. Under the terms of the agreement, Mr. Speltz will be paid $195,000 on January 5, 2007 and terminate from the company. In addition, Mr. Speltz will be entitled to 9 months of company paid COBRA benefits.
Transition Agreements
      Soon after the consummation of the transactions, we relocated our headquarters to our Livermore, California office. Mr. Petersen and Mr. Speltz indicated that they were unable to relocate to Livermore. Mr. Petersen and Mr. Speltz executed agreements that provide for lump sum severance payments in the amount of $500,000 and $195,000, respectively, in addition to certain other benefits, and the termination of their employment with us in early 2007. These agreements became effective upon consummation of the mergers.
Severance Plans
      On February 1, 2005, we adopted the Activant Executive Severance Plan (the “Executive Plan”) effective as of January 1, 2005. The Executive Plan is available to each employee who is an officer, vice president or other senior executive employee of us (other than our Chief Executive Officer) and who is designated as an “Eligible Employee” by and in the discretion of the plan administrator. An Eligible Employee is entitled to severance under the Executive Plan if such Eligible Employee is involuntarily terminated without cause and not as a result of such Eligible Employee’s death or disability (a “Qualified Termination”). Upon a Qualified Termination, an Eligible Employee is entitled to receive a single lump sum severance payment equal to six months base salary if the Eligible Employee executes a release of all claims against us. Notwithstanding the foregoing, in no event will such severance payment, when aggregated with all other payments to such Eligible Employee on account of the same Qualified Termination under any of our other sponsored severance arrangements, exceed twice the annual compensation of such Eligible Employee for the calendar year immediately preceding the calendar year during which the Qualified Termination occurred.
      On February 1, 2005, we amended and restated the Activant Severance Plan for Select Employees (as amended, the “Select Plan”). The Select Plan is a broad-based plan available to each employee who is designated as an “Eligible Employee” in the sole and absolute discretion of the plan administrator. An Eligible Employee is entitled to severance under the Select Plan if such Eligible Employee’s termination is designated by the plan administrator in its discretion as a qualified termination and such termination is not as a result of the death of such Eligible Employee (a “Qualified Termination”). Upon a Qualified Termination, an Eligible Employee is entitled to a severance payment in an amount determined by the plan administrator in its sole and absolute discretion and approved by our Chief Executive Officer, to be paid as quickly as administratively practicable after termination if the Eligible Employee executes a release of all claims against us. Notwithstanding the foregoing, in no event will such severance payment, when aggregated with all other payments to such Eligible Employee on account of the same Qualified Termination under any of our other sponsored severance arrangements, exceed twice the annual compensation of such Eligible Employee for the calendar year immediately preceding the calendar year during which the Qualified Termination occurred. Mr. Qureshi, Mr. Wilson and Mr. McLaughlin would be entitled to receive severance benefits pursuant to their employment agreements granted pursuant to the Select Plan. Mr. Petersen and Mr. Speltz will receive such benefits pursuant to their transition agreements. See “Executive Employment Agreements—Transition Agreements” above.
2006 Stock Incentive Plan
      Following the completion of the Mergers, Activant Group terminated all of Holdings outstanding equity incentive plans and established the 2006 Stock Incentive Plan (the “Plan”), which governs, among other things, the grant of options to purchase common stock of Activant Group to members of management and other service providers following the completion of the mergers. Each grant of options under the Plan specifies the applicable option exercise period, option exercise price and such other terms and conditions as deemed appropriate. All options granted under the Plan will expire no later than ten years from the date of grant, but generally will terminate earlier upon termination of employment. These options are also be subject to accelerated vesting in the event of a change in control of us.

Option Grants in Fiscal 2006
      The following Named Executive Officer received options to acquire Holdings common stock on or prior to May 2, 2006. All of these options to acquire Holdings common stock were cancelled in connection with the completion of the Mergers for the consideration provided pursuant to the terms thereof, with the exception of certain stock options awarded to Mr. Qureshi that were assumed by Activant Group. See

“Certain Relationships and Related Party Transactions—Agreements Related to Mergers—Merger Agreement” and “Management—Executive Employment Agreement.”

Individual Grants

	Number of	Percentage of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price	Date

Stephen McLaughlin	90,000	15.7%	$3.80	1/24/2016
      Pursuant to a letter agreement entered into in connection with the Merger Agreement, on May 2, 2006, Pervez Qureshi rolled over $1 million of the spread value of his stock options in Holdings into 333,334 stock options to purchase shares of Activant Group as described below. See “Certain Relationships and Related Party Transactions — Agreements Related to the Mergers — Qureshi Letter Agreement.”

	Individual Grants
					Potential Realizable Value at
	Number of	Percentage of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation
	Underlying	Granted to			for Option Term(1)
	Options	Employees in	Exercise	Expiration
Name	Granted	Fiscal Year	Price	Date	0%($)	5%($)	10%($)

Pervez Qureshi	125,000	37.5%	$1.00	2/16/2010	375,000	689,447	1,171,871
Pervez Qureshi	25,000	7.5%	$1.00	1/1/2011	75,000	137,889	234,374
Pervez Qureshi	25,000	7.5%	$1.00	1/1/2012	75,000	137,889	234,374
Pervez Qureshi	29,167	8.75%	$1.00	6/30/2014	87,500	160,873	273,440
Pervez Qureshi	129,167	38.75%	$1.00	2/1/2015	387,500	712,431	1,210,937

(1)	The dollar amounts set forth under these columns are the result of calculations at the zero percent, five percent and ten percent assumed rates set by the SEC. These assumed annual rates of appreciation would result in a stock price in ten years of $4.00, $6.52 and $10.37, respectively. On the date of grant of each of these options, funds affiliated with Hellman & Friedman LLC, Thoma Cressey Equity Partners, Inc. and JMI Equity each acquired shares of Activant Group common stock at a price of $4.00 per share.

Aggregate Option Exercises in Fiscal Year 2006 and Fiscal Year-End Option Values
      No options to acquire Holdings common stock were exercised by the Named Executive Officers on or prior to May 2, 2006. The following table sets forth information concerning the number of unexercised options with respect to the Named Executive Officers as of May 2, 2006. All of these options to acquire Holdings common stock were cancelled in connection with the completion of the Mergers for the consideration provided pursuant to the terms thereof, with the exception of certain stock options awarded to Mr. Qureshi that were assumed by Activant Group. See “Certain Relationships and Related Party Transactions—Agreements Related to Mergers—Merger Agreement” and “Management—Executive Employment Agreement.”

	Number of Securities
	Underlying Unexercised
	Options at
	May 2, 2006

Name	Exercisable	Unexercisable

Pervez Qureshi	409,666	408,334
Greg Petersen	308,333	316,667
Bill Wilson	251,833	119,167
Stephen McLaughlin	153,333	171,667
Chris Speltz	166,333	81,667
A. Laurence Jones	885,416	2,250,834
Mary Beth Loesch	75,000	225,000

      No options to acquire Activant Group common stock were exercised by the Named Executive Officers on or after May 2, 2006. The following table sets forth information concerning the fiscal year end number of unexercised options to acquire Activant Group common stock with respect to the Named Executive Officers as of September 30, 2006. As of such date, no established published trading market exists for Activant Group common stock.

Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	Fiscal Year-End		Fiscal Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Pervez Qureshi	333,334	—	$1,116,669	$—

(1)	The dollar value of unexercised in-the-money options at fiscal year-end represents the difference between the exercise price of such options and the estimated fair market value of $4.35 per share of Activant Group common stock at September 30, 2006, as determined in good faith by the board of directors of Activant Group.
Director Compensation
      In connection with the agreement of Marcel Bernard to serve on the board of directors of Activant Group, Activant Group agreed to grant Mr. Bernard 61,406 options in November 2006 to purchase shares of common stock of Activant Group, which options will vest over five years from May 2, 2006. In addition, Mr. Bernard receives a cash consulting fee of $100,000 per year, payable quarterly in advance. We reimburse non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors, but, except with respect to the agreement with Mr. Bernard above, we do not pay any fees to directors for attendance at meetings or their service as members of the board of directors.
Compensation Committee Interlocks and Insider Participation
      Compensation decisions are made by the Board of Directors and compensation committee of Activant Group. The Board has appointed Messrs. Ballard, Bravo and Tunnell to serve on the compensation committee. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.
      Messrs. Ballard and Tunnell are managing directors of Hellman & Friedman LLC and Mr. Bravo is a partner of Thoma Cressey Equity Partners, Inc. Affiliates of Hellman & Friedman LLC and Thoma Cressey Equity Partners, Inc. together control approximately 95.5% of the outstanding common stock of Activant Group. See “Certain Relationships and Related Party Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      We are a wholly owned subsidiary of Activant Group, which owns all of our issued and outstanding capital stock. All of Activant Group’s issued and outstanding capital stock is owned by funds affiliated with Hellman & Friedman LLC, Thoma Cressey Equity Partners, Inc. and JMI Equity, which funds we refer to as the “Investors” and certain members of our management, which we refer to as the “Management Participants.”
      The Investors are able to control all actions by the board of directors of Activant Group by virtue of their being able to appoint a majority of the directors, their rights under the stockholders agreement to which they and Activant Group are parties and the beneficial ownership by an affiliate of Hellman & Friedman LLC of the only authorized and outstanding share of Series A preferred stock issued in connection with the mergers. In addition, as a result of the voting and transfer provisions of the stockholders agreement, the Investors may be deemed to constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, each of the members of this group may be deemed to beneficially own all of the shares of Activant Group common stock held by the Investors and the Management Participants. Each of the investors disclaims any beneficial ownership of shares of Activant Group common stock held by the other Investors and the Management participants. See “Certain Relationships and Related Party Transactions.”
      All of our issued and outstanding shares of capital stock have been pledged as collateral to the lenders under the senior secured credit agreement described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”. If we were to default on our senior secured credit facilities, the lenders could foreclose on these shares of our common stock, which would result in a change of control.

      The following table sets forth as of December 15, 2006, certain information regarding the beneficial ownership of the voting securities of Activant Group by each person who beneficially owns more than five percent of Activant Group common stock, and by the directors and executive officers of us and Activant Group, individually, and by the directors and executive officers of us and Activant Group as a group.

	Beneficial Ownership of
	Activant Group Common Stock

Name of Beneficial Owner	Number of Shares		Percentage

5% Stockholders:
Funds affiliated with Hellman & Friedman LLC	46,440,270	(1)	75.63%
Funds affiliated with Thoma Cressey Equity Partners, Inc.	12,235,066	(2)	19.92%
Funds affiliated with JMI Equity	2,500,000	(3)	4.07%
Directors and Executive Officers:
C. Andrew Ballard(1)	46,440,270		75.63%
Paul Barber(3)	2,500,000		4.07%
Marcel Bernard(4)	—		—
Orlando Bravo(2)	12,235,066		19.92%
S. Scott Crabill(2)	12,235,066		19.92%
David Tunnell(1)	46,440,270		75.63%
Pervez Qureshi(4)	333,334	(5)	0.54%
Greg Petersen(4)	—		—
Christopher Speltz(4)	—		—
William Wilson(4)	50,000		0.08%
Stephen A. McLaughlin(4)	62,500		0.10%
A. Laurence Jones(4)	—		—
Mary Beth Loesch(4)	—		—
All directors and executive officers as a group(6)	61,621,170		99.81%

(1)	Consists of 40,830,287 shares held by Hellman & Friedman Capital Partners V, L.P. (“HFCP V”), 5,586,763 shares held by Hellman & Friedman Capital Partners V (Parallel), L.P. (“HFCP V (Parallel)”, and 23,220 shares held by Hellman & Friedman Capital Associates V, LLC (“HFCA V”, and together with HFCP V and HFCP V (Parallel), the “H&F Entities”). Hellman & Friedman Investors V, LLC (“H&F V”) is the general partner of HFCP V and HFCP V (Parallel). Hellman & Friedman LLC is the managing member of HFCA V and H&F V. The investment decisions of each of the H&F Entities are made by the investment committee of Hellman & Friedman LLC, which exercises voting and dispositive power over these shares. Mr. Tunnell is a managing director and Mr. Ballard is a director of H&F V. Messrs. Ballard, and Tunnell disclaim beneficial ownership of these shares except to the extent of their individual pecuniary interest in these entities. The address for the H&F Entities, Messrs. Ballard, and Tunnell is One Maritime Plaza, 12th Floor, San Francisco, CA 94111.

(2)	Consists of 6,023,445 shares held by Thoma Cressey Fund VII, L.P. (“TCF VII”), 94,088 shares held by Thoma Cressey Friends Fund VII, L.P. (“TCFF VII”), and 6,117,533 shares held by Thoma Cressey Fund VIII, L.P. (“TCF VIII”, and together with TCF VII and TCFF VII, the “TCEP Entities”). TC Partners VII, L.P. (“TC Partners VII”), as the general partner of TCF VII and TCFF VII, and TC Partners VIII, L.P. (“TC Partners VII”), as the general partner of TCF VIII may, for purposes of Rule I3d-3 under the Securities Exchange Act of 1934, as amended, be deemed to beneficially own the shares held by TCF VII and TCFF VII, and TCF VIII, respectively. Thoma Cressey Equity Partners, Inc. (“TCEP”), as the general partner of TC Partners VII and TC Partners VIII, may, for purposes of Rule 13d-3, be deemed to own beneficially the shares held by TCF VII, TCFF VII and TCF VIII. Carl D. Thoma is the sole stockholder of TCEP and accordingly possesses voting and dispositive power over all of the shares owned by the TCEP entities. Messrs. Bravo and Crabill disclaim beneficial ownership of these shares except to the extent of their individual pecuniary interest in these entities. The address for the TCEP Entities, Messrs. Bravo and Crabill is 600 Montgomery Street, 32nd Floor, San Francisco, CA 94111.

(3)	Consists of 2,363,131 shares held by JMI Equity Fund V, L.P. (“JMI V”) and 136,869 shares held by JMI Equity Fund V (AI), L.P. (“JMI V (Al)”, and together with JMI V, the “JMI Entities”). JMI Associates V, L.L.C. is the general partner of each of the JMI Entities and may be deemed the beneficial owner of the shares held by such entities. Charles E. Noell III, Harry S. Gruner, Paul V. Barber, Robert F. Smith, Bradford D. Woloson and Peter C. Arrowsmith are managing members, and Messrs. Noell and Gruner are executive officers, of JMI Associates V, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by JMI Associates V, L.L.C. Messrs. Noell, Gruner, Barber, Smith, Woloson and Arrowsmith disclaim beneficial ownership of the shares beneficially owned by JMI Associates V, L.L.C., JMI Equity Fund V, L.P. and JMI Equity Fund V (AI), L.P., except to the extent of their respective pecuniary interests therein. The address for the JMI Entities and Mr. Barber is 12680 High Bluff Drive, Suite 200, San Diego, CA 92130.

(4)	The address of this individual is c/o Activant Solutions Inc., 7683 Southfront Road, Livermore, CA 94551,

(5)	Consists of 333,334 shares subject to options that are exercisable within 60 days of December 15, 2006.

(6)	Includes 333,334 shares subject to options that are exercisable within 60 days of December 15, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements Related to the Mergers
      Activant Group and Merger Sub entered into several related party agreements in contemplation of the mergers, to which we succeeded by operation of law as a result of the mergers.
Merger Agreement
      On March 12, 2006, Activant Group, Merger Sub and Holdings entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Merger Sub merged with and into Holdings, subject to the terms and conditions set forth in the merger agreement. The survivor then merged with and into Activant Solutions Inc. At the effective time of the merger of Merger Sub into Holdings, each share of (a) Holdings common stock issued and outstanding immediately prior to the effective time of that merger (other than shares held in the treasury of Holdings, owned by Merger Sub, Activant Group or any direct or indirect wholly-owned subsidiary of Holdings or held by Holdings stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) were converted into the right to receive $4.00 in cash, without interest, and (b) Holdings Class A common stock issued and outstanding immediately prior to the effective time of that merger (other than shares held in the treasury of Holdings, owned by Merger Sub, Activant Group or any direct or indirect wholly-owned subsidiary of Holdings or held by Holdings stockholders who were entitled to and who properly exercised appraisal rights under Delaware law) were converted into the right to receive $7.2965 per share in cash, without interest. As a result of his ownership of 20,000 shares of Holdings common stock, A. Laurence Jones, our former president and chief executive officer received merger proceeds of $80,000.
      In addition, except with respect to Mr. Qureshi, our current President and Chief Executive Officer, who agreed prior to the merger of Merger Sub with and into Holdings to rollover a portion of his existing options to acquire Holdings common stock into options to acquire Activant Group common stock in lieu of such rollover options being cancelled and converted into the right to receive a cash payment, all options to acquire Holdings common stock that were vested and exercisable immediately prior to that merger were cancelled and converted into the right to receive a payment in cash, without interest, equal to the product of (A) the total number of shares of Holdings common stock as to which the option is vested and exercisable immediately prior to that merger and (B) the excess, if any, of $4.00 over the exercise price per share of Holdings common stock subject to such option, less applicable withholding taxes. All other options were cancelled and terminated without the right to receive any payment. As a result of the foregoing, the following payments in excess of $60,000 were received by our current or former executive officers:

Name	Net Proceeds

Pervez Qureshi	$525,000
Greg Petersen	1,306,250
Bill Wilson	694,000
Stephen McLaughlin	447,500
Chris Speltz	594,500
A. Laurence Jones	5,642,187
Mary Beth Loesch	525,000

Equity Commitment Letter
      In connection with the Mergers, Activant Group and certain funds affiliated with Hellman & Friedman LLC, or Hellman & Friedman, and Thoma Cressey Equity Partners, Inc., or Thoma Cressey, which we together refer to as the Investors entered into an equity commitment letter agreement, dated as of March 12, 2006, pursuant to which the parties to the agreement agreed to make cash investments in Activant Group immediately prior to the completion of the Mergers. In connection with the closing of the Mergers, the funds affiliated with Hellman & Friedman invested approximately $195.0 million and the funds affiliated with

Thoma Cressey invested approximately $48.7 million. The commitments of the Investors were reduced on a pro rata basis by the amount of equity investments in Activant Group by the Management Participants. Prior to the Mergers, the funds affiliated with Hellman & Friedman assigned an aggregate of approximately $10.0 million of the amount they committed to invest to affiliates of JMI Equity, at which time these affiliates of JMI Equity became Investors along with the funds affiliated with Hellman & Friedman and Thoma Cressey that made investments in Activant Group. In exchange for these investments, Activant Group issued shares of its common stock to the Investors, at a price of $4.00 per share, and issued one share of its Series A preferred stock to a fund affiliated with Hellman & Friedman.
      The one share of Series A preferred stock, which ranks senior to Activant Group common stock as to rights of payment upon liquidation, is the only outstanding share of Series A preferred stock of Activant Group. The share of Series A preferred stock is not entitled to receive or participate in any dividends. The holder of the Series A preferred stock, voting as a separate class, has the right to elect one director of Activant Group, and the director designated by the holder of the series A preferred stock is entitled at any meeting of the board of directors to exercise one vote more than all votes entitled to be cast by all other directors at such time. Activant Group is required to redeem the series A preferred stock for $1.00 upon the earliest of the following to occur:

•	Hellman & Friedman and its affiliates, in the aggregate, no longer beneficially own a number of outstanding share equivalents that is at least (a) 40% of Activant Group’s outstanding “share equivalents” and (b) 200% more than the number of outstanding share equivalents beneficially owned by Thomas Cressey and its affiliates, in the aggregate;

•	Hellman & Friedman and their affiliates, in the aggregate, no longer beneficially own at least 20% of the outstanding share equivalents of Activant Group; or

•	the consummation of an underwritten public offering of Activant Group common stock registered under the Securities Act.

      For purposes of the Series A preferred stock and the stockholders agreement described below, “share equivalents” are shares of Activant Group common stock and the number of shares of common stock issuable, without payment to Activant Group of additional consideration, upon exercise, conversion or exchange of any other security.

Stockholders Agreement
      In connection with the closing of the Mergers, Activant Group, us, funds affiliated with Hellman & Friedman, which we refer to as the Hellman & Friedman Investors, funds affiliated with Thoma Cressey, which we refer to as the Thoma Cressey Investors, funds affiliated with JMI Equity, which we refer to as the JMI Investors, and certain members of our management, which we refer to as the Management Participants, entered into a stockholders agreement that generally contains the following provisions:
      Board of Directors. The stockholders agreement requires that, until an initial public offering of shares of Activant Group’s common stock, the parties that beneficially own shares of Activant Group common stock will vote those shares to elect a board of directors of Activant Group comprised of the following persons:

•	the chief executive officer of Activant Group,

•	up to two board members designated by the Thoma Cressey Investors,

•	one board member designated by the JMI Investors, and

•	the remaining board members designated by the Hellman & Friedman Investors.

      In addition, in the event that the Thoma Cressey Investors are only entitled to designate one director, the Thoma Cressey Investors will have the right to designate one non-voting observer to the board of directors of Activant Group. The board representation rights of the Thoma Cressey Investors and the JMI Investors are subject to reduction if their beneficial ownership of Activant Group share equivalents decreases below specified thresholds and are not transferable in connection with any transfer of Activant Group shares.

      As described in greater detail in the section above titled “Equity Commitment Letter,” the share of Series A preferred stock held by one of the Hellman & Friedman Investors entitle it to elect a director of Activant Group with the power to determine the outcome of all votes of the board of directors prior to an initial public offering. After an initial public offering of common stock of Activant Group:

•	the Thoma Cressey Investors will have the right to nominate one individual for election to the board of directors, provided the Thoma Cressey Investors and its permitted transferees beneficially own at least a specified amount of the outstanding share equivalents of Activant Group;

•	the JMI Investors will have the right to nominate one individual for election to the board of directors, provided the JMI Investors and its permitted transferees beneficially own at least a specified amount of the outstanding share equivalents of Activant Group; and

•	the Hellman & Friedman Investors and their affiliates will have the right to nominate the number of individuals for election to the board of directors that is equal to the product of the percentage of share equivalents of Activant Group held by the Hellman & Friedman Investors and their affiliates, multiplied by the number of directors then on the board, rounded up to the nearest whole number.

For as long as the Thoma Cressey Investors, the JMI Investors and/or the Hellman & Friedman Investors are entitled to nominate an individual for election to the board of directors, Activant Group is required to nominate such individual for election as a director as part of the slate that is included in the proxy statement or consent solicitation relating to such election and provide the highest level of support for the election of such individual as it provides to any other individual standing for election as part of Activant Group’s slate.
      Voting Rights and Minority Rights. For as long as the Hellman & Friedman Investors own at least 20% of all outstanding share equivalents of Activant Group, all of the other Investors must vote their shares in the same manner as the Hellman & Friedman Investors vote their shares of common stock with respect to any of the following:

•	altering or amending the Activant Group certificate of incorporation or bylaws (except with respect to any alteration or amendment that is detrimental to the rights of the Thoma Cressey Investors or the JMI Investors relative to the Hellman & Friedman Investors);

•	engaging in any liquidation or dissolution; or

•	approving any employee benefit, stock option or equity incentive plan recommended by the board of directors of Activant Group.

      The stockholders agreement also provides the following minority rights with respect to certain of the Investors that will apply prior to an initial public offering:

•	the consent of the Thoma Cressey Investors and the JMI Investors is required with respect to specified types of transactions between the Hellman & Friedman Investors or their affiliates, on the one hand, and Activant Group or any of its subsidiaries, on the other hand;

•	for so long as the Thoma Cressey Investors beneficially own, in the aggregate, at least 5% of the outstanding share equivalents of Activant Group, the consent of the Thoma Cressey Investors are required with respect to any acquisition by Activant Group or its subsidiaries involving a purchase price of more than $100.0 million; and

•	with respect to certain future issuances of equity securities to the Hellman & Friedman Investors or their affiliates, the Thoma Cressey Investors are able to require Activant Group to engage an independent third party to establish the fair market value of such securities.

      Indemnification. Activant Group and Merger Sub generally are required to indemnify and hold harmless each of the stockholders that is party to the stockholders agreement, together with its partners, stockholders, members, affiliates, directors, officers, fiduciaries, controlling persons, employees and agents from any losses arising out of either of the following, subject to limited exceptions:

•	the stockholder’s or its affiliate’s ownership of securities of Activant Group and Merger Sub or its ability to control or influence Activant Group and Merger Sub, and

•	the business, operations, properties, assets or other rights or liabilities of Activant Group, Merger Sub or any of its subsidiaries.

      Participation Rights. Subject to specified exceptions, until an initial public offering, Activant Group may not issue equity securities without permitting each Investor the opportunity to purchase a pro rata share of the securities being issued. Also prior to an initial public offering, if Activant Group or any of its subsidiaries issues debt securities to the Hellman & Friedman Investors or their affiliates, each of the other Investors will be provided the opportunity to purchase a pro rata portion of such debt securities, based on the Investor’s respective ownership of share equivalents at that time.
      Transfer Provisions and Registration Rights. The stockholders agreement also contains (1) transfer restrictions applicable to the share equivalents held by the Thoma Cressey Investors, the JMI Investors and the Management Participants, (2) tag-along rights in favor of the Thoma Cressey Investors, the JMI Investors and the Management Participants, (3) drag-along rights in favor of the Hellman & Friedman Investors, (4) repurchase rights in favor of Activant Group and the Investors with respect to the shares equivalents of the Management Participants, including any share equivalents they receive upon exercise of options, in the event of the termination of a Management Participant’s employment with Activant Group and (5) certain registration rights (including customary indemnification) and Rule 144 sale provisions applicable to the Investors and their affiliates and the Management Participants.

Qureshi Letter Agreement
      In connection with entering into the Merger Agreement and in contemplation of the Mergers, as of March 12, 2006, Pervez Qureshi, who is our chief executive officer and president, entered into a letter agreement with Activant Group, pursuant to which:

•	At the effective time of the Mergers, Mr. Qureshi became our chief executive officer and president.

•	At the effective time of the Mergers, Mr. Qureshi rolled over $1 million of the spread value of his current stock options in Holdings into 333,334 stock options to purchase shares of common stock of Activant Group, with an exercise price of $1.00 per share pursuant to the terms of an option rollover agreement, which is described in “Management—Executive Employment Agreements.”

•	The common stock and options in Activant Group issued to Mr. Qureshi, including the additional stock options granted to him pursuant to his new employment agreement referred to in the following bullet point below, and the other Management Participants are subject to the stockholders agreement described above, which they signed prior to the closing of the Mergers.

•	Activant Group and Mr. Qureshi entered into an employment agreement and related agreements that became effective as of the closing of the Mergers, which set forth the terms and conditions of his employment after the closing of the Mergers, the terms of which are described in “Management—Executive Employment Agreements.”

Management Subscription Agreements
      Prior to the consummation of the Transactions, certain members of our management entered into management subscription agreements pursuant to which, upon the terms and subject to the conditions set forth in the agreements, these members of management agreed to assign to Activant Group a portion of the proceeds they would otherwise be entitled to receive pursuant to the merger agreement for their options to acquire Holdings common stock as consideration for the acquisition of newly-issued shares of common stock of Activant Group for a price of $4.00 per share. The members of our management that entered into management subscription agreements included the following:

•	Steve McLaughlin, our Senior Vice President and general manager of wholesale distribution, who assigned an aggregate of $250,000 of proceeds he would have been entitled to receive for his options in exchange for the issuance to him of 62,500 shares of Activant Group common stock

•	Bill Wilson, our Senior Vice President of product development, who assigned an aggregate of $200,000 of proceeds he would have been entitled to receive for his options in exchange for the issuance to him of 50,000 shares of Activant Group common stock

Transition Agreements
      Soon after the consummation of the Transactions, we relocated our headquarters to our Livermore, California office. Mr. Petersen and Mr. Speltz indicated that they were unable to relocate to Livermore. Mr. Petersen and Mr. Speltz executed agreements that provide for lump sum severance payments in the amount of $500,000 and $195,000, respectively, in addition to certain other benefits and the termination of their employment with us in early 2007. These agreements became effective upon consummation of the Mergers.

Cash Incentive Payments
      We entered into letter agreements with certain of our employees that provided for the payment of cash incentive bonuses to them in an aggregate amount of $16,960,000 upon the consummation of the Mergers, which were subject to prior approval of such payments by our stockholders. These cash payments were in lieu of the granting of shares of our restricted common stock as previously disclosed in our Current Report on Form 8-K filed with the SEC on January 30, 2006. A portion of these cash incentive bonus payments were made to our Named Executive Officers and other executive officers as follows: $3,200,000 to Mr. Qureshi; $2,200,000 to Mr. Petersen; $1,600,000 to Mr. Jones; $1,400,000 to Mr. Wilson; $1,000,000 to Mr. McLaughlin; $1,000,000 to Mr. Speltz; $400,000 to Ms. Loesch and $400,000 to Richard Rew II, our former general counsel.
Indemnification of Directors and Officers
      Activant, as the surviving corporation, for a period of six years following the effective time of the Mergers, will indemnify each of the present and former directors and officers of Holdings to the fullest extent permitted by Delaware law against claims arising out of or pertaining to the fact that the person is or was an officer or director of Holdings or any of its subsidiaries prior to the Mergers. The certificate of incorporation of the surviving corporation provides that it will indemnify each of our directors and officers to the fullest extent permitted by law for claims arising by reason of the fact that he or she is a director, officer or employee of Holdings or any of its subsidiaries.

DESCRIPTION OF OTHER INDEBTEDNESS
Senior Secured Credit Facilities
Overview
      In connection with the Transactions, we entered into a senior secured credit agreement with Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. as co-lead arrangers, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint bookrunners, and the lenders party thereto. Deutsche Bank Trust Company Americas act as administrative agent and JPMorgan Chase Bank, N.A. act as syndication agent for the senior secured credit agreement.
      The senior secured credit facilities provide senior secured financing of $430.0 million, consisting of:

•	$390.0 million in term loan facility; and

•	a $40.0 million revolving credit facility.
      Activant Solutions Inc. is the borrower under the senior secured credit facilities. The revolving credit facility includes borrowing capacity available for letters of credit.
Interest Rate and Fees
      Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas and (2) the federal funds rate plus 1/2 of 1% or (b) a reserve adjusted Eurodollar rate on deposits for one-, two-, three-, six-, nine- or twelve-month periods (in the case of nine or 12 months, to the extent available to all applicable lenders). The initial applicable margin for borrowings is, under the revolving credit facility, 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar rate borrowings and, under the term loan facilities, 1.00% with respect to base rate borrowings and 2.00% with respect to Eurodollar rate borrowings. The applicable margin for borrowings under the revolving credit facility may be reduced subject to our attaining certain leverage ratios.
      In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We must also pay customary letter of credit fees.
Prepayments
      The senior secured credit agreement requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of the net proceeds from non-ordinary course asset sales by Acquisition Holdings and its subsidiaries (with a 100% reinvestment exception to be determined);

•	100% of the net proceeds from issuances of debt, other than proceeds from debt permitted under the senior secured credit agreement;

•	50% (which percentage is reduced to 0% subject to certain leverage tests so long as no default or event of default under the senior secured credit agreement is in existence) of our annual excess cash flow; and

•	100% of the net proceeds from insurance recovery and condemnation events of Acquisition Holdings and its subsidiaries (with a 100% reinvestment exception to be determined).
      The foregoing mandatory prepayments are applied in the direct order of maturity of the remaining amortization payments under the term loan facilities.

      We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurodollar rate loans.
Amortization
      We are required to repay installments on the loans under the term loan facilities in quarterly principal amounts of 1.0% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities.
      Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the senior secured credit facilities.
Guarantee and Security
      All obligations under the senior secured credit agreement are unconditionally guaranteed by Acquisition Holdings and each of our direct and indirect subsidiaries (other than our non-U.S. subsidiaries that are “controlled foreign corporations”), referred to, collectively, as Guarantors.
      All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all the following assets, us and each Guarantor, subject to certain exceptions:

•	all stock, other equity interests and promissory notes owned by us and the Guarantors (but not more than 65% of the total outstanding voting stock of any first-tier non-U.S. subsidiary of that is a “controlled foreign corporation”); and

•	a first priority perfected security interest in all of our and the Guarantors’ tangible and intangible assets (subject to certain exceptions).
Certain Covenants and Events of Default
      The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to exceptions, our ability to:

•	incur additional indebtedness (including contingent liabilities and seller notes);

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or acquisitions;

•	dispose of assets;

•	pay dividends and make restricted payments;

•	make investments (including joint ventures);

•	make capital expenditures;

•	prepay other indebtedness (including the notes);

•	engage in certain transactions with affiliates;

•	amend agreements governing our subordinated indebtedness (including the notes);

•	amend organizational documents and other material agreements; and

•	change the nature of our business.
      In addition, the senior secured credit agreement requires us to maintain the following financial covenants:

•	a maximum total net leverage ratio; and

•	a minimum interest coverage ratio.
      The senior secured credit agreement also contains certain customary affirmative covenants and events of default.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      Activant and the guarantors of the notes have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the issuances of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on May 2, 2006.
      Under the circumstances set forth below, Activant and the guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not consummated within 270 days after the date of issuance of the outstanding notes;

•	if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it within 30 days after the consummation of the exchange offer; or

•	if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes.
      Under the registration rights agreement, if Activant fails to complete the exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 270 days after the issue date (the “target registration date”), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.
      If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”
Resale of Exchange Notes
      Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
      If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
      This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.
Terms of the Exchange Offer
      On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, Activant will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $2,000. Activant will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes surrendered in the exchange offer.
      The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of the Notes.”
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $175 million aggregate principal amount of the 9 1/2% Senior Subordinate Notes due 2016 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. Activant intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.
      Activant will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Activant expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”
      If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date; Extensions, Amendments
      As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on                    , 2007. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.
      To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      Activant reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If Activant amends an exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer
      Despite any other term of the exchange offer, Activant will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, Activant will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.
      Activant expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, Activant may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. Activant will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
      Activant expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. Activant will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      These conditions are for our sole benefit and Activant may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If Activant fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.
      In addition, Activant will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).
Procedures for Tendering Outstanding Notes
      To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent— Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

•	In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.
      Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
      If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
      The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
      Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.
      If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.
      DTC is referred to herein as a “book-entry transfer facility.”
Acceptance of Exchange Notes
      In all cases, Activant will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
      By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
      In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
      Activant will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. Activant reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.
      Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Activant, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
      Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
      Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.
      Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights
      Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

•	Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.
      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.
      If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.
Exchange Agent
      Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. Wells Fargo Bank, N.A. also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail:	By Overnight Courier or Hand Delivery:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
MAC # N9303-121	MAC # N9303-121	Northstar East Building,
Corporate Trust Operations	Corporate Trust Operations	12th Floor
P.O. Box 1517	Sixth Street & Marquette Avenue	Corporate Trust Services
Minneapolis, MN 55480	Minneapolis, MN 55479	608 — 2nd Avenue South Minneapolis, MN 55402
By Facsimile Transmission:
(eligible institutions only):
(612) 667-4927
Telephone Inquiries:
(800) 344-5128
      Note: Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.
      If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.
Fees and Expenses
      The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.
      We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.
Accounting Treatment
      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
      If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.
      Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.
Consequences of Failure to Exchange
      If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.
      In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
Other
      Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES
General
      Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we”, “our” and “us” each refer to (a) prior to the consummation of the Acquisition, Lone Star Merger Corp. and not any of its Affiliates and (b) from and after the consummation of the Acquisition, Activant Solutions Inc. (“Activant”) and its consolidated Subsidiaries, assuming completion of the Transaction; and (ii) the term “Issuer” refers only to (a) prior to the consummation of the Acquisition, Lone Star Merger Corp. and not any of its Affiliates and (b) from and after the consummation of the Acquisition, Activant Solutions Inc. and not any of its Subsidiaries.
      The Issuer issued $175,000,000 aggregate principal amount of 9 1/2% senior subordinated notes due 2016 (the “Notes”) under an indenture to be dated May 2, 2006 (the “Indenture”) among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
      The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Prospectus Summary.”
Brief Description of Notes
      The Notes are:

•	unsecured senior subordinated obligations of the Issuer;

•	subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer;

•	effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities);

•	senior in right of payment to all existing and future Subordinated Indebtedness (as defined with respect to the Notes) of the Issuer;

•	initially guaranteed on an unsecured senior subordinated basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities; and

•	subject to registration with the SEC pursuant to a Registration Rights Agreement.
Guarantees
      The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.
      The Restricted Subsidiaries (other than as detailed below) guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor, subordinated in right of payment to all existing and future Senior Indebtedness of each such entity and is effectively subordinated to all secured Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the Notes.

      Not all of the Issuer’s Subsidiaries Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries, non-Wholly Owned Subsidiaries (subject to certain limited exceptions) or any Receivables Subsidiary guarantee the Notes. As of September 30, 2006, 2006 the substantial majority of our consolidated assets and revenues were attributable to the Issuer and the Guarantors.
      The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.
      Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
      If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors— Risks Related to the Notes— The guarantees of the notes may be subject to judicial review under applicable fraudulent conveyance and bankruptcy laws.”
      A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
Ranking

Senior Indebtedness Versus the Notes
      The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee are subordinated in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.
      The Notes are also effectively subordinated to all of the Issuer’s and the Guarantor’s existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of September 30, 2006, Activant had $388.0 million of Senior Indebtedness (of which $388.0 million was secured Indebtedness), consisting substantially entirely of secured Indebtedness under the Senior Credit Facilities, and $39.5 million of undrawn commitments under the revolving portion of the Senior Credit Facilities, after giving effect to $0.5 million of outstanding letters of credit.

      Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
Paying Agent and Registrar for the Notes
      The Issuer maintains one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.
      The Issuer also maintains a registrar. The initial registrar will be the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitates transfer of Notes on behalf of the Issuer.
      The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.
Subordination of the Notes
      Any Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness ranks senior to the Notes and the Guarantees in accordance with the provisions of the Indenture. The Notes and Guarantees in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.
      We will agree in the Indenture that the Issuer and the Guarantors will not incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.
      Neither the Issuer nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Notes (or pay any other Obligations relating to the Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire or acquire for cash or property any Notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities of the type referred to in clause (2) of the definition thereof) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due; or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;
unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuer is permitted to pay the Notes if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.
      During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer is not permitted to pay the Notes (except in the form of Permitted Junior Securities of the type referred to in clause (2) of the definition thereof) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice

(a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.
      Notwithstanding the provisions described above (but subject to the subordination provisions in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, the Issuer and related Guarantors are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period will be, or be made, the basis for a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).
      In connection with the Notes, in the event of any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution, reorganization, insolvency or bankruptcy of or similar proceeding relating to the Issuer or its property:

(1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes; and

(2) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Notes may receive Permitted Junior Securities.
      If a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.
      The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Issuer must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the Representative thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Issuer is outstanding, neither the Issuer nor any Guarantor may pay the Notes until five Business Days after the Representatives of all the holders of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.
      Each Guarantor’s obligations under its Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the Notes apply equally to the obligations of such Guarantor under its Guarantee.
      A Holder by its acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.
      By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.
      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions and such deposit was otherwise made in accordance with such provisions.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Principal, Maturity and Interest
      The Issuer issued $175,000,000 of Notes in this offering. The Notes will mature on May 1, 2016. Subject to compliance with the covenant described below under the caption “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.
      Interest on the Notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2006, to the Holders of record on the immediately preceding April 15 and October 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest
      Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.
Optional Redemption
      Except as set forth below, the Issuer is not entitled to redeem Notes at its option prior to May 1, 2011.
      At any time prior to May 1, 2011, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
      On and after May 1, 2011, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders— Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage

2011	104.750%
2012	103.167%
2013	101.583%
2014 and thereafter	100.000%
      In addition, until May 1, 2009, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 109.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

      Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection and Notice
      If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis to the extent practicable.
      Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.
      The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Repurchase at the Option of Holders

Change of Control
      The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple thereof; and

(8) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.
      The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
      On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
      The Senior Credit Facilities may prohibit or limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture after any giving of notice and lapse of time.
      The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.
      The Indenture provides that in the event a Change of Control occurs at a time when the Issuer is prohibited by the terms of any Senior Indebtedness from purchasing Notes, then prior to the mailing of the notice of a Change of Control to holders of Notes but in any event within 45 days following any Change of Control, the Issuer undertakes to (1) repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other Senior Indebtedness, the terms of which require repayment and/or termination of commitments upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Senior Credit Facilities and all other such Senior Indebtedness and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer or

(2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If such a consent is not obtained or borrowings repaid, the Issuer will remain prohibited from purchasing the Notes.
      The Issuer shall first comply with the covenant in the immediately preceding paragraph before it shall be required to repurchase Notes pursuant to the provisions described above. The Issuer’s failure to comply with the covenant described in the immediately preceding paragraph (and any failure to send a notice of Change of Control as a result of the prohibition in the preceding paragraph) may (with notice and lapse of time) constitute an Event of Default described in clause (3), but shall not constitute an Event of Default described in clause (1), under “Events of Default” below.
      Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
      The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants— Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.
      We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.
      The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales
      The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.
      Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under Senior Indebtedness; and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto) or reduce Obligations under such Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an Asset Sale Offer (in accordance with the procedures set forth below); provided that in the case of a reduction of Obligations other than under the Notes the Issuer shall use commercially reasonable efforts to equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business or that replace the businesses, properties and/or assets that are the subject of such Asset Sale, provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.
      Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is an integral multiple of $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.
      To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
      Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Senior Notes shall not be deemed Excess Proceeds.
      Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.
      The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
      The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the Notes, the Issuer could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Notes under certain circumstances.
Certain Covenants
      Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants specifically listed under the following captions in this “Description of Notes” section of this offering memorandum will no longer be applicable to the Notes:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “— Limitation on Restricted Payments”;

(3) “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “— Transactions with Affiliates”;

(6) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “— Limitations on Layering”.
      In addition, during any period of time that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenant described under “Repurchase at the Option of Holders— Change of Control” (the “Suspended Covenant”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.
      There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments
      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
      (I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
      (II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

      (III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
      (IV) make any Restricted Investment
(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning April 1, 2006, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment may exceed $20.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.
      The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock of the Issuer) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount no greater than the aggregate amount of dividends that could have been paid on such Treasury Capital Stock in reliance on clause (6) of this paragraph immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with the covenant described under

“— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (or Refunding Capital Stock issued in exchange therefor) issued by the Issuer after the Issue Date, provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer from the sale of such Designated Preferred Stock; or

(b) the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (or Refunding Capital Stock issued in exchange therefor) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $20.0 million and (y) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (x) $20.0 million or (y) 2.0% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent described in the offering memorandum;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with provisions applicable thereto similar to those described under the captions “Repurchase at the Option of Holders— Change of Control” and “Repurchase at the Option of Holders— Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.
      As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (16) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness, Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $15.0 million at any one time outstanding.
      The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $515.0 million outstanding at any one time, less any permanent payments actually made by the borrower thereunder following the Issue Date in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than (v) proceeds of Disqualified Stock of the Issuer, (w) proceeds of sales of Equity Interests to or contributions received from the Issuer or any of its Subsidiaries (x) amounts that increased the amount available for Restricted Payments pursuant to clause (3) of the first paragraph of “— Limitation on Restricted Payments”, (y) proceeds of Refunding Capital Stock and (z) proceeds of Excluded Contributions) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $50.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary, of the Issuer of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Senior Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred or outstanding for the purposes of the first paragraph of this covenant from and after the first date on which the applicable Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant);

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business; and

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments.”
      For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will at all times be deemed to be outstanding in reliance on clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.
      Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.
      For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
      The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens
      The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees and (b) Liens securing Senior Indebtedness of the Issuer or any Guarantor.

Merger, Consolidation or Sale of All or Substantially All Assets
      The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Issuer and its Restricted Subsidiaries would be greater than such Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.
      The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.
      No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders— Asset Sales.”
      In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates
      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.
      The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(4) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(6) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(7) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as disclosed in this offering memorandum;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(12) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

(13) Investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(14) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors in an aggregate amount in any fiscal year not to exceed the greater of (x) $1.0 million and (y) 1.0% of EBITDA for such fiscal year.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date;

(b) the Indenture, the Notes and the Credit Facilities;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, that impose restrictions on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries
      The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;
provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Layering
      The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Notes or such Guarantor’s Guarantee of the Notes, as the case may be; or

(2) expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee of the Notes, as the case may be.
The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Reports and Other Information
      Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;
in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to completion of the exchange offer or the effectiveness of the shelf registration statement with respect to the Notes, in which event the Issuer will post such information on its website and make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
      In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.
      Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of any registration statement or other filing, or any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.
Events of Default and Remedies
      The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.
      If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the Representative under the Senior Credit Facilities.
      Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.
      The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.
      Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
      Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.
      The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than the obligations specified in clause (2) below) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture (“Covenant

Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).
      The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change in the subordination provisions thereof that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantee of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

      Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

      However, no amendment to or waiver of the subordination provisions of the Indenture (or the component definitions used therein) may be made without the consent of a majority of the holders of the Designated Senior Indebtedness of the Issuer and the Guarantors (or their Representative).
      The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Notices
      Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.
Concerning the Trustee
      The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs.
Governing Law
      The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
      “Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Acquisition” means the transactions contemplated by the Transaction Agreement and the merger of the surviving company in the merger between Lone Star Merger Corp. and Activant Solutions Holdings Inc. into Activant Solutions Inc., with Activant Solutions Inc. continuing as the surviving corporation.
      “Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

      “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at May 1, 2011 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through May 1, 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.
      “Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions; in each case, other than:

(a) any disposition of Cash Equivalents or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $5.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture.
      “Business Day” means each day which is not a Legal Holiday.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
      “Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
      “Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any participating member of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.
      Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.
      “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) any Additional Interest, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded.
      Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.
      “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
      “Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
      “Designated Preferred Stock” means Preferred Stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.
      “Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $20.0 million or more and that has been specifically designated by the Issuer as “Designated Senior Indebtedness” for purposes of the Indenture in the instrument evidencing or governing such Senior Indebtedness.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
      “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(i) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(j) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Limitation on Affiliate Transactions”; plus

(k) the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 12 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (k) shall not exceed $10.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
      “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
      “Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.
      “euro” means the single currency of participating member states of the EMU.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

      “Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,
in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”
      “fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith; provided that if the fair market value is equal to or exceeds $20.0 million, such determination shall be made by the board of directors of the Issuer.
      “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
      For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.
      For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
      “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
      “Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.
      “GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.
      “Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
      “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
      “Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.
      “Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.
      “Holder” means the Person in whose name a Note is registered on the registrar’s books.

      “Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.
      “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.
      “Initial Purchasers” means Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such

Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
      “Investors” means Hellman & Friedman Capital Partners V, L.P., Thoma Cressa Fund VII, L.P. and JMI Equity and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.
      “Issue Date” means May 2, 2006.
      “Issuer” has the meaning set forth in the first paragraph under “General”.
      “Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the city in which the corporate trust office or Paying Agent is located.
      “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
      “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
      “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness secured by a Lien on the assets disposed of required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
      “Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

      “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.
      “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.
      “Parent Company” means any direct or indirect parent company of the Issuer which directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer and which the Permitted Holders (other than such Parent Company) holds 50% or more of the total voting power of the Voting Stock of such parent company.
      “Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.
      “Permitted Holders” means each of the Investors and members of management of the Issuer (or its direct parent) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date, any Parent Company and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.
      “Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the creation of liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (5) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $20.0 million and (y) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $2.0 million at any time outstanding; and

(16) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business consistent with past practice.
      “Permitted Junior Securities” means:

(1) Equity Interests in any direct or indirect parent of the Issuer; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes and the related Guarantees are subordinated to Senior Indebtedness under the Indenture and which (i) do not mature or become subject to a mandatory redemption obligation prior to the final maturity of the Notes, (ii) do not require the cash, payment of interest or other cash amounts until all Senior Indebtedness then outstanding has been paid in full in cash and (iii) if guaranteed, are only guaranteed by Subsidiaries of the Issuer that have guaranteed Senior Indebtedness of the Issuer; provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of the Issuer or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

      “Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (18) of the second paragraph under “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $10.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

      For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
      “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
      “Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
      “Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
      “Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
      “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
      “Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
      “Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.
      “Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
      “Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer or any Guarantor.
      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
      “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
      “Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
      “SEC” means the U.S. Securities and Exchange Commission.
      “Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.
      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
      “Senior Credit Facilities” means the Credit Facility under the Credit Agreement to be entered into as of the Issue Date by and among Lone Star Holding Corp., the Issuer, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.
      “Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing at any time to a lender or an affiliate of a lender under any Credit Facilities;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (c);

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; provided, however, that (x) with respect to any Indebtedness incurred under any of the Credit Facilities, no such violation shall be deemed to exist for the purposes of this clause (e) if the holders of such Indebtedness or their representative shall have received an Officer’s Certificate (or representation and warranty) to the effect that the incurrence of the Indebtedness does not (or, in the case of a revolving credit facility thereunder, the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Indenture; or

(f) the Notes or the Guarantees of the Notes.
      “Senior Subordinated Indebtedness” means:

(1) with respect to the Issuer, Indebtedness which ranks equal in right of payment to the Notes issued by the Issuer; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of Notes.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
      “Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.
      “Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.
      “Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which
      (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
      (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
      “Tender Offers” means the offers to purchase all outstanding debt securities of Activant Solutions Holdings Inc. and Activant Solutions Inc. on the Issue Date as described in this offering memorandum.

      “Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.
      “Transaction” means the Acquisition, the issuance of the Notes, the Tender Offers and borrowings under the Senior Credit Facilities as in effect on the Issue Date and the other related transactions to be consummated in connection with the foregoing on or shortly following the Closing Date and any redemption, purchase, defeasance or other acquisition or retirement for value of any debt securities of Activant Solutions Inc. that were outstanding immediately prior to the Issue Date in accordance with the terms of the indentures governing such securities.
      “Transaction Agreement” means the Agreement and Plan of Merger, dated as of March 12, 2006 between Lone Star Holding Corp., Lone Star Merger Corp. and Activant Solutions Holdings Inc. as the same may be amended prior to the Issue Date.
      “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2011; provided, however, that if the period from the Redemption Date to May 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).
      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

      The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
      Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.
      “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
      The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.
      In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.
CERTAIN ERISA CONSIDERATIONS
      The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
      In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although all of the conditions of any such exemptions may not be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
      Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the consummation of the registered exchange offers we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      Certain legal matters in connection with the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS
      The consolidated financial statements of Activant Solutions Inc. (the Company) as of September 30, 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the period from March 7, 2006 (Inception) to September 30, 2006; and the accompanying consolidated balance sheet of Activant Solutions Holdings Inc. (Predecessor Company) as of September 30, 2005 and the related statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the two years in the period ended September 30, 2005 and for the period from October 1, 2005 to May 2, 2006, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      Ernst & Young LLP (“E&Y”) has a business relationship with a company other than Activant that is also controlled by affiliates of Hellman & Friedman, the majority stockholder of Activant. The other company provides expert services to E&Y in connection with E&Y’s defense of certain professional liability litigation matters. E&Y is not the auditor of the other company, and does not believe the services provided, or the amounts paid therefore, are material to either the other company or E&Y. This relationship does not involve Activant nor have any impact on its consolidated financial statements. The audit committee of Activant’s board of directors and E&Y have separately considered the impact that this relationship may have had on E&Y’s independence with respect to Activant. Both the audit committee of Activant’s board of directors and E&Y have concluded that this relationship with the other company does not impact E&Y’s independence. In making this determination, both the audit committee of Activant’s board of directors and E&Y considered, among other things, the immaterial, indirect nature of the relationship as it relates to Activant.
WHERE YOU CAN FIND MORE INFORMATION
      We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statements, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).
      So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by them and their guarantor subsidiaries by Section 13 of the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by their certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Activant Solutions Holdings Inc. and Subsidiaries Financial Statements
Report of Independent Registered Accounting Firm	F-2
Consolidated Balance Sheets as of September 30, 2005 (predecessor) and September 30, 2006	F-3
 Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended September 30, 2004 and 2005 and for the period from October 1, 2005 to May 2, 2006 (predecessor) and the period from Inception to September 30, 2006
F-4
 Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended September 30, 2004 and 2005 and for the period from October 1, 2005 to May 2, 2006 (Predecessor) and the period from Inception to September 30, 2006
F-5
 Consolidated Statements of Cash Flows for the years ended September 30, 2004 and 2005 and for the period from October 1, 2005 to May 2, 2006 (Predecessor) and the period from Inception to September 30, 2006
F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Activant Solutions Inc.
      We have audited the accompanying consolidated balance sheet of Activant Solutions Inc. (the Company) as of September 30, 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the period from March 7, 2006 (Inception) to September 30, 2006; and the accompanying consolidated balance sheet of Activant Solutions Holdings Inc. (Predecessor Company) as of September 30, 2005 and the related statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the two years in the period ended September 30, 2005 and for the period from October 1, 2005 to May 2, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Activant Solutions Inc. at September 30, 2006, and the consolidated results of its operations and its cash flows for the period from March 7, 2006 (Inception) to September 30, 2006; and the consolidated financial position of Activant Solutions Holdings Inc. (Predecessor Company) as of September 30, 2005 and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2005 and for the period from October 1, 2005 to May 2, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Austin, Texas
December 29, 2006

Activant Solutions Inc.
Consolidated balance sheets

	Predecessor	Activant
	Company	Solutions Inc.

	September 30,	September 30,
(In thousands, except share data)	2005	2006

Assets
Current assets:
Cash and cash equivalents	$10,952	$36,383
Trade accounts receivable, net of allowance for doubtful accounts of $5,208 and $2,205 at September 30, 2005 and 2006, respectively	47,133	55,689
Inventories, net	4,103	4,355
Deferred income taxes	4,832	5,401
Income taxes receivable	361	12,906
Prepaid expenses and other current assets	6,662	5,231

Total current assets	74,043	119,965
Property and equipment, net	8,627	8,727
Intangible assets, net	123,644	221,380
Goodwill	344,863	598,532
Deferred financing costs	13,770	15,137
Other assets	4,490	3,945

Total assets	$569,437	$967,686

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$16,076	$13,944
Payroll related accruals	16,261	18,266
Deferred revenue	27,299	29,688
Current portion of long-term debt	149	3,900
Accrued expenses and other current liabilities	18,010	23,436

Total current liabilities	77,795	89,234
Long-term debt, net of discount	455,328	561,150
Deferred tax liabilities	35,183	64,817
Other liabilities	6,805	4,812

Total liabilities	575,111	720,013
Commitments and contingencies (See Note 11)	—	—
Stockholders’ equity (deficit):
Class A Common Stock:
Par value $0.000125, authorized, issued and outstanding, 25,000,000 shares at September 30, 2005,	3	—
Common Stock:
Par value $0.000125, authorized 100,000,000 shares, issued and outstanding, 19,303,332 shares at September 30, 2005,	2	—
Par value $0.01, authorized 1,000 shares, 10 shares issued and outstanding at September 30, 2006	—	—
Additional paid-in capital	85,595	246,744
Retained earnings (deficit)	(91,724)	3,080
Other accumulated comprehensive income (loss):
Unrealized loss on cash flow hedges	—	(2,103)
Cumulative translation adjustment	450	(48)

Total stockholders’ equity (deficit)	(5,674)	247,673

Total liabilities and stockholders’ equity (deficit)	$569,437	$967,686

The accompanying notes are an integral part of these Consolidated Financial Statements.

Activant Solutions Inc.
Consolidated statements of operations and comprehensive income (loss)

				Activant
				Solutions Inc.
	Predecessor Company
				Period from
	Year ended	Year ended	Period from	Inception to
	September 30,	September 30,	October 1, 2005	September 30,
(In thousands)	2004	2005	to May 2, 2006	2006

Revenues:
Systems	$81,956	$104,789	$91,404	$69,243
Services	143,850	161,202	133,811	94,947

Total revenues	225,806	265,991	225,215	164,190
Cost of revenues (exclusive of depreciation and amortization shown separately below):
Systems	45,034	59,179	47,654	35,673
Services	52,103	58,947	49,542	36,185

Total cost of revenues	97,137	118,126	97,196	71,858

Gross profit	128,669	147,865	128,019	92,332
Operating expenses:
Sales and marketing	31,596	38,076	37,098	24,192
Product development	15,562	21,379	23,661	15,934
General and administrative	24,283	28,068	44,574	15,323
Depreciation and amortization	16,584	16,114	15,511	11,773

Total operating expenses	88,025	103,637	120,844	67,222

Operating income	40,644	44,228	7,175	25,110
Interest expense	(19,367)	(25,728)	(33,000)	(20,340)
Write-off of prior deferred financing costs	(524)	—	(15,994)	—
Premium on debt repurchase	—	—	(26,671)	—
Gain on sale of assets	6,270	—	—	—
Other income, net	305	428	733	335

Income (loss) before income taxes	27,328	18,928	(67,757)	5,105
Income tax expense (benefit)	10,561	5,645	(22,553)	2,025

Net income (loss)	$16,767	$13,283	$(45,204)	$3,080

Comprehensive income:
Net income (loss)	$16,767	$13,283	$(45,204)	$3,080
Unrealized loss on cash flow hedges	—	—	—	(2,103)
Foreign currency translation adjustments	(125)	971	(131)	(48)

Comprehensive income (loss)	$16,642	$14,254	$(45,335)	$929

The accompanying notes are an integral part of these Consolidated Financial Statements.

Activant Solutions Inc.
Consolidated statements of stockholders’ equity (deficit)
Predecessor Company

						Other
	Class A	Common stock		Additional		accumulated	Total
	common			paid-in	Retained	comprehensive	stockholders’
(In thousands)	amount	Shares	Amount	capital	deficit	income (loss)	equity (deficit)

Balance, September 30, 2003	$3	19,220	$2	$85,503	$(121,774)	$(396)	$(36,662)
Foreign currency translation adjustments	—	—	—	—	—	(125)	(125)
Net income	—	—	—	—	16,767	—	16,767

Balance, September 30, 2004	3	19,220	2	85,503	(105,007)	(521)	(20,020)
Foreign currency translation adjustments	—	—	—	—	—	971	971
Exercise of options	—	83	—	92	—	—	92
Net income	—	—	—	—	13,283	—	13,283

Balance, September 30, 2005	3	19,303	2	85,595	(91,724)	450	(5,674)
Foreign currency translation adjustments	—	—	—	—	—	(131)	(131)
Stock Compensation	—	—	—	1,393	—	—	1,393
Repurchase of common stock				(840)			(840)
Exercise of options	—	—	—	105	—	—	105
Net loss	—	—	—	—	(45,204)	—	(45,204)

Balance, May 2, 2006	$3	19,303	$2	$86,253	$(136,928)	$319	$(50,351)

Activant Solutions Inc.

					Other
	Common stock		Additional		accumulated	Total
			paid-in	Retained	comprehensive	stockholders’
(In thousands)	Shares	Amount	capital	deficit	income (loss)	equity (deficit)

Issuance of common stock at Inception	10	$—	$245,625	$—	$—	$245,625
Exchange of stock options upon completion of Merger	—	—	1,119	—	—	1,119
Foreign currency translation adjustments	—	—	—	—	(48)	(48)
Unrealized loss on cash flow hedges	—	—	—	—	(2,103)	(2,103)
Net income	—	—	—	3,080	—	3,080

Balance, September 30, 2006	10	$—	$246,744	$3,080	$(2,151)	$247,673

The accompanying notes are an integral part of these Consolidated Financial Statements.

Activant Solutions Inc.
Consolidated statements of cash flows

				Activant
				Solutions Inc.
	Predecessor Company
				Period from
	Year ended	Year ended	Period from	Inception to
	September 30,	September 30,	October 1, 2005	September 30,
(In thousands)	2004	2005	to May 2, 2006	2006

Operating activities
Net income (loss)	$16,767	$13,283	$(45,204)	$3,080
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,415	5,311	3,498	2,551
Stock compensation	—	—	1,393	—
Amortization of intangible assets	11,169	10,803	12,013	9,222
Amortization of deferred financing costs	943	1,402	1,783	842
Deferred income taxes	10,778	(8,253)	(10,192)	2,475
Write-off of prior deferred financing costs	524	—	15,994	—
Lease loss provision	(1,491)	(102)	—	—
Write-off of capitalized IPO costs	—	—	1,776	—
Provision for doubtful accounts	3,019	2,146	1,558	2,205
Gain on sale of assets	(6,270)	—	—	—
Other, net	(192)	1,226	1,331	(96)
Changes in assets and liabilities:
Trade accounts receivable	2,303	(937)	1,797	(14,116)
Inventories	878	(411)	(2,128)	1,876
Investment in leases	4,943	396	—	—
Prepaid expenses and other assets	(1,835)	4,881	(22,531)	5,170
Accounts payable	(653)	(951)	(224)	(2,075)
Deferred revenue	175	(1,532)	(4,944)	9,733
Accrued expenses and other liabilities	(4,129)	(7,054)	56,751	9,825

Net cash provided by operating activities	42,344	20,208	12,671	30,692
Investing activities
Acquisition of Activant Solutions Inc.	—	—	—	(782,894)
Purchase of Speedware, net of cash acquired	—	(100,834)	—	—
Purchase of P-21, net of cash acquired	—	(218,200)	—	—
Purchase of other business	—	(2,646)	—	—
Purchase of property and equipment	(4,558)	(4,410)	(3,586)	(1,909)
Property and equipment sale proceeds	7,212	—	—	—
Capitalized computer software costs and databases	(5,499)	(5,052)	(3,455)	(2,202)
Equity distributions from partnerships	196	542	679	—
Purchase price adjustments	—	—	508	—

Net cash used in investing activities	(2,649)	(330,600)	(5,854)	(787,005)
Financing activities
Issuance of common stock at Inception	—	—	—	245,625
Proceeds from long-term debt	—	300,000	185,000	565,000
Repayment of senior unsecured bridge loan	—	—	(180,000)	—
Deferred financing costs	—	(10,320)	(3,561)	(15,979)
Proceeds from credit facility	—	—	10,000	—
Repayment of credit facility	—	—	(10,000)	—
Payment on long-term debt	(17,845)	(493)	(149)	(1,950)
Exercise of options	—	92	105	—
Repurchase of common stock	—	—	(840)	—

Net cash (used in) provided by financing activities	(17,845)	289,279	555	792,696
Change in cash and cash equivalents	21,850	(21,113)	7,372	36,383
Cash and cash equivalents, beginning of period	10,215	32,065	10,952	—

Cash and cash equivalents, end of period	$32,065	$10,952	$18,324	$36,383

Supplemental disclosures of cash flow information Cash paid during the period for:
Interest	$17,267	$23,023	$26,155	$7,324
Income taxes	$1,556	$6,342	$8,311	$417

The accompanying notes are an integral part of these Consolidated Financial Statements.

Activant Solutions Inc.
Notes to consolidated financial statements
September 30, 2006

Note 1.	Summary of Significant Accounting Policies

Basis of Presentation
      On May 2, 2006, Lone Star Holding Corp., now known as Activant Group Inc. or Activant Group, Lone Star Merger Corp., or Merger Sub, and Activant Solutions Holdings Inc., or Holdings (the “Predecessor Company”), consummated a merger, whereupon Holdings became wholly owned by Activant Group, which is wholly owned by funds affiliated with Hellman & Friedman LLC, Thoma Cressey Equity Partners, Inc. and JMI Equity and certain members of our management. Following the merger, on May 2, 2006, Holdings merged with and into Activant Solutions Inc., with Activant Solutions Inc. (the “Company”) continuing as the surviving corporation and wholly-owned subsidiary of Activant Group. These mergers are referred to as the “mergers” and the transactions related to the mergers are referred to collectively as the “transactions.” The transaction was treated as a purchase and thus the assets and liabilities were recorded at their fair value as of the closing date. Activant Group was incorporated on March 7, 2006 (“Inception”) for the purpose of acquiring Holdings and did not have any operations prior to May 2, 2006 other than in connection with the Holdings acquisition.
      The accompanying consolidated balance sheet as of September 30, 2005 and the consolidated statements of operations and cash flows for the periods ended May 2, 2006, represent the financial position, results of operations and cash flows of the Predecessor Company and its wholly owned subsidiaries. The accompanying consolidated balance sheet as of September 30, 2006 and the accompanying consolidated statements of operations and cash flows from Inception to September 30, 2006 represent the financial position, results of operations and cash flows of the Company and its wholly owned subsidiaries.
      Unless the context otherwise requires, references in this report to “we,” “our,” “us,” and “the Company” refer to Predecessor Company or Activant Solutions Inc. and its consolidated subsidiaries.

Description of Business
      We are a provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses. We have experience serving businesses with complex distribution requirements in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. Using a combination of proprietary software and experience in these vertical markets, we provide complete business management solutions consisting of tailored systems, product support, and content and data services designed to meet the unique requirements of our customers. Our fully integrated systems and services include point-of-sale, inventory management, general accounting and enhanced data management that enable our customers to manage their day-to-day operations.
      The consolidated financial statements include the accounts of our wholly owned subsidiaries. Investments in joint ventures and other subsidiaries in which we have between a 20 percent and 50 percent equity ownership and do not control, but have significant influence are reflected using the equity method. All intercompany accounts and transactions have been eliminated.

Cash Equivalents
      We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Inventories
      Inventories primarily consist of purchased parts and finished goods. Inventories are stated at the lower of cost or market, using the average cost method, and include amounts that ultimately may be transferred to equipment or service parts. Inventories are recorded net of inventory reserves of $0.7 million and $0.8 million at September 30, 2005 and September 30, 2006, respectively.

Property and Equipment
      Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (two to ten years). Leasehold improvements are amortized using the straight-line method over the life of the lease or the estimated useful life, whichever is shorter. Service parts used for servicing installed equipment are stated at cost and are depreciated over a period not exceeding two years using the straight-line method.

Capitalized Computer Software Costs
      Costs relating to the conceptual formulation and design of software products are expensed as product development. Costs incurred subsequent to establishing the technological feasibility of software products are capitalized. Amortization of capitalized software costs begins when the products are available for general release to customers. Costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method, generally over a period of two to five years. Management assesses the recoverability of its capitalized costs periodically based principally upon comparison of the net book value of the asset to the expected future revenue stream to be generated by the asset. If management finds evidence of asset impairment, the net book value is adjusted down to its fair value based upon the discounted cash flows. Amortization of capitalized software is included in the depreciation and amortization line of operating expenses.

Capitalized Database Costs
      Database development costs consist primarily of direct labor costs associated with the accumulation of data received from auto parts manufacturers and the conversion of that information to an electronic format. Costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues bear to the total anticipated future gross revenues or (b) the straight-line method over the approximate life cycle of the data (generally over a period of two to five years). Management assesses the recoverability of its database costs periodically based principally upon comparison of the net book value of the asset to the expected future revenue stream to be generated by the asset. If management finds evidence of asset impairment, its net book value is adjusted to its fair value. Amortization of databases is included in the depreciation and amortization line of operating expenses.

Deferred Financing Costs
      Financing costs are deferred and amortized to interest expense using the straight-line method over the terms of the related debt, which approximates the effective interest method. Amortization of such costs of Predecessor Company for the years ended September 30, 2004 and 2005, totaled approximately $1.3 million, $1.4 million respectively. For the period from October 1, 2005 to May 2, 2006 amortization costs of the predecessor company totaled $1.8 million. From Inception to September 30, 2006, we recognized amortization costs totaling $0.8 million.

Goodwill and Other Intangible Assets
      We account for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Goodwill and indefinite life intangible assets are tested for impairment on an annual basis as of July 1, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. No impairment of goodwill or indefinite life intangible assets has been identified during any of the periods presented.
      We amortize other finite intangible assets using the straight-line method over their estimated period of benefit, ranging from two to ten years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No impairments of finite life intangible assets have been identified during any of the periods presented.

Long-Lived Assets
      We periodically review the carrying amounts of property and equipment and other long-lived assets to determine whether current events or circumstances, as defined in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, future cash inflows exceed the carrying value of the assets; thus, no impairment loss has been recognized.

Revenue Recognition
      We recognize revenue in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and Statement of Position 97-2, Software Revenue Recognition. We derive revenue from software license fees, computer hardware, implementation and training, software and hardware maintenance and support, content and data services and other services. We generally utilize written contracts as the means to establish the terms and conditions by which our licenses, products, maintenance and services are sold to our customers. Revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations remain, the fee is fixed and determinable and collection is probable.
      We use the following revenue recognition policies for sales of our systems, which generally consist of software, hardware, implementation and training:

•	Residual method. For the majority of systems sales, we use the residual method of revenue recognition. Under the residual method, we have established vendor specific objective evidence of fair value for each undelivered element of the system sale (i.e., implementation and training services) and have determined that these services are not essential to the functionality of the delivered system. The revenues of the undelivered element of the system sale are deferred until provided. The revenue for the hardware and software elements of the system sale are recognized upon shipment.

•	Percentage of completion. For those systems that include significant customization or modification of the software and where estimates of costs to complete and monitor the progress of the customization or modification are reasonably dependable, percentage of completion contract accounting is applied to both the software and implementation and training elements of the sale. Systems revenue from the software and implementation and training elements are recognized on a percentage-of-completion method with progress-to-completion measured based upon output measures. Hardware is not essential to the functionality of the overall system and thus the hardware portion of the system is recognized upon delivery. Currently, approximately seven percent of our systems revenue and three percent of our total revenues are recognized using percentage of completion accounting.

•	Completed contract. For those systems that include significant customization or modification of the software and where costs or estimates are not dependable, systems revenue from these sales are recognized at completion of the implementation and training based upon the completed contract method.

•	Upon shipment. When products are shipped to a customer and no contractual obligation exists that would warrant the percentage of completion method or the completed contract method, the revenue is recognized at time of shipment. For example, we recognize revenues when a current customer purchases additional hardware or software licenses, when those items are shipped.

      Product support and data and content services are primarily provided on a monthly subscription basis and are therefore recognized on the same monthly basis.

      These policies require our management, at the time of the transaction, to assess whether the amounts due are fixed and determinable, collection is reasonably assured and future performance obligations exist. These assessments are based on the terms of the agreement with the customer, past history and the customer’s credit worthiness. If management determines that collection is not reasonably assured or future performance obligations exist, revenue recognition is deferred until these conditions are satisfied.

Allowance for Doubtful Accounts
      The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts. We regularly review the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balance, and current economic conditions that may affect a customer’s ability to pay. A specific reserve for individual accounts is recorded when we become aware of a customer’s inability to meet its financial obligations, such as in the case of a bankruptcy filing or deterioration in the customer’s operating results or financial position.

Product Development Costs
      We account for development costs related to products to be sold in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is achieved when the detailed program design is complete. For the years ended September 30, 2004 and 2005, the predecessor company capitalized $5.5 million and $5.1 million, respectively of software and database development costs. During the period from October 1, 2005 to May 2, 2006, Predecessor Company capitalized $3.5 million of software and database development costs. From Inception to September 30, 2006, we capitalized $2.2 million of software and database development costs. Amortization of capitalized software and database development costs for Predecessor Company was $10.1 million and $7.0 million for the years ended September 30, 2004 and 2005 respectively. During the period from October 1, 2005 to May 2, 2006, amortization of software and database development costs was $3.3 million for Predecessor Company. From Inception to September 30, 2006, we amortized $0.1 million of software and database development costs.

Advertising Costs
      We expense all advertising costs as incurred and the amounts were not material for any of the periods presented.

Income Taxes
      Deferred income taxes are provided for all temporary differences based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income taxes are provided on the undistributed earnings of foreign subsidiaries that are not considered to be permanently reinvested.
      There are many transactions and calculations for which the ultimate tax determination is uncertain. We establish reserves when, despite our belief that the tax return positions are fully supportable, we believe that certain positions are likely to be challenged and may not be sustained on review by tax authorities. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit. The provision of income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

Fair Value of Financial Instruments
      The carrying amounts of certain of our financial instruments including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value because of their short maturities.

      Our long-term debt consists of obligations with both variable and fixed interest rates. The carrying value of debt obligations with variable interest rates is considered to approximate fair value. The estimated fair value of debt obligations with fixed interest rates is based on the quoted market prices for such debt obligations. The estimated fair value of long-term debt with fixed interest rates at September 30, 2006 with a carrying value of $175 million is $161.9 million.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Certain Risks and Concentrations
      We perform ongoing credit evaluations of our customers and generally do not require collateral from our customers. Most of our customers are in the automotive parts aftermarket, hardlines and lumber and wholesale distribution industries.
      No customer accounted for more than 10% of our revenues during the years ended September 30, 2004, 2005 and 2006.
      For the year ended September 30, 2006, no supplier accounted for more than 10% of our total supply expense. We have a number of competitive sources of supply for supplies used in our operations.

Foreign Currency
      Assets and liabilities of subsidiary operations denominated in foreign currencies are translated at the year-end rates of exchange and the income statements are translated at the average rates of exchange for the year. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Local currencies are considered to be the functional currencies.

Employee Stock Benefit Plans
      Prior to October 1, 2005, Predecessor Company used the intrinsic value method in accounting for employee stock options. Because the exercise price of the employee stock options was greater than or equal to the market price of the underlying stock, as determined by Predecessor Company’s Board of Directors, on the date of grant, no compensation expense was recognized.
      Pro forma information regarding net income is shown below as if Predecessor Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS No. 123. The Predecessor Company used the minimum value method in determining the option value under SFAS 123 for all options granted prior to June 2005. The Company adopted SFAS 123(R) using the prospective method for all options issued after June 2005. The fair value of these options was estimated at the date of grant using the minimum value option pricing model with the following assumptions:

	Year ended	Period from
	September 30,	October 1, 2005
	2005	to May 2, 2006

Risk-free interest rate	4.2%	4.4%
Weighted-average expected life of the options	6.64 years	6.52 years
Dividend rate	0%	0%
Assumed volatility	50%	50%

      For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting period. Our pro forma information follows:

Predecessor
Company

Year ended
September 30,
(Dollars in thousands)	2005

Net income as reported	$13,283
Pro forma stock-based compensation expense	744

Pro forma net income	$12,539

      The weighted average fair value of options granted during the period from October 1, 2005 to May 2, 2006 was $2.09
      No options were granted from Inception to September 30, 2006.

Recently Issued Accounting Standards
      In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for our fiscal year beginning October 1, 2007. We are currently evaluating the impact of adopting FIN 48 on the consolidated financial statements.
      In February 2006, FASB issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”) which amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS 155 in the first quarter of fiscal 2007 to have a material impact on our results of operations or financial position.

Reclassifications
      Certain Predecessor Company amounts have been reclassified to conform to the current presentation.

Note 2.	Merger and Related Transactions
      On May 2, 2006, Holdings became wholly owned by Activant Group, which is wholly owned by funds affiliated with Hellman & Friedman LLC, Thoma Cressey Equity Partners, Inc. and JMI Equity and certain members of our management. Following the merger, on May 2, 2006, Holdings merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Activant Group. The transaction was treated as a purchase and thus the assets and liabilities were recorded at their estimated fair value as of the closing date.

      The mergers and related transactions were funded by a combination of approximately $245.7 million proceeds of common stock, a $390.0 million senior secured term loan facility and $175.0 million in senior subordinated notes, less cash received. The mergers have been recorded using the purchase method of accounting. The preliminary purchase price allocation is based upon the relative fair values of the identifiable assets acquired and liabilities assumed. The excess purchase price over those fair values is recorded as goodwill. The goodwill recorded as a result of these acquisitions is not expected to be deductible for tax purposes. The purchase price was allocated based on the estimated fair value of net assets acquired as follows (dollars in thousands):

Trade receivables	$43,778
Inventory	6,231
Property and equipment	9,309
Other assets	30,732
Goodwill	598,532
Other intangible assets	228,400
Accounts payable and accrued expenses	(52,708)
Deferred revenue	(19,955)
Deferred taxes	(58,306)
Notes payable	(2,000)

Total purchase price	$784,013

      Acquired intangible assets consist primarily of customer contracts, customer lists and acquired technology with a weighted average estimated useful life of eight years. Additionally, we acquired trademarks and tradenames with an indefinite useful life.

Pro forma results (unaudited)
      The following table presents the unaudited pro forma results of our operations for the years ended September 30, 2005 and 2006, after giving effect to certain pro forma adjustments primarily related to the amortization of acquired intangible assets and interest expense. These unaudited pro forma results are not necessarily indicative of the actual consolidated results of operations had the merger actually occurred on the first day of the respective periods or of future results of operations of the consolidated entities.

	Year ended
	September 30,

(Dollars in thousands)	2005	2006

Total revenues	$265,991	$389,405
Total cost of revenues (exclusive of depreciation and amortization shown separately below)	118,126	167,986

Gross profit	147,865	221,419
Total operating expenses	87,523	131,233
Depreciation and amortization	27,352	27,352

Operating income	32,990	62,834
Interest expense	(47,512)	(47,512)
Other income (expense), net	428	1,068

Income (loss) before taxes	(14,094)	16,390
Income tax expense (benefit)	(7,366)	10,614

Net income (loss)	$(6,728)	$5,776

Note 3.	Acquisitions
      Acquisitions have been recorded using the purchase method of accounting, and, accordingly, the results of operations are included in our consolidated results as of the date of each acquisition. We allocate the purchase price of our acquisitions to the tangible assets, liabilities and intangible assets acquired, based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The goodwill recorded as a result of these acquisitions is not expected to be deductible for tax purposes.

Speedware Corporation Inc.
      In March and April 2005, the Predecessor Company acquired all of the common stock of Speedware Corporation Inc. (“Speedware”) for $100.8 million in cash. The Predecessor Company financial statements for the year ended September 30, 2005 include the results of operations of Speedware beginning April 1, 2005.

Prophet 21, Inc.
      In September 2005, the Predecessor Company acquired all of the common stock of Prophet 21, Inc. (“Prophet 21”). The Predecessor Company paid $218.2 million in cash for 100% of Prophet 21’s common stock.

The Systems House
      In May 2005, the Predecessor Company acquired substantially all of the assets of The Systems House, Inc. for a total purchase price of $2.6 million.

Note 4.	Hedging and Derivative Instruments
      In May 2006, we issued $390.0 million of floating rate debt (See Note 8). During the same period, we entered into four interest rate swaps to manage and reduce the risk inherent in interest rate fluctuations and to effectively convert a notional amount of $245.0 million of floating rate debt to fixed rate debt. As of September 30, 2006, the fair value of our interest rate swaps were as follows (dollars in thousands):

Notional Amount	Maturity Date	Fixed Rate	Fair Value

$140,000	2011	5.42%	$(2,789)
$50,000	2009	5.32%	$(514)
$30,000	2008	5.29%	$(165)
$25,000	2007	5.23%	$—

      We account for the interest rate swaps discussed above as cash flow hedges. The realized gains and losses on these instruments are recorded in earnings as adjustments to interest expense. The unrealized gains and losses are recognized in other comprehensive income. From Inception to September 30, 2006, we recorded an unrealized loss of $3.5 million ($2.1 million, net of tax) in other comprehensive income on these hedges.
      Effective October 31, 2005, the Predecessor Company entered into a two year interest rate swap, for a notional amount of $100 million, to achieve a more equal mix of fixed and floating rate debt. The interest rate swap converts a notional amount of $100 million of floating rate debt to fixed rate debt by fixing the three month London Interbank Offered Rates we pay at 4.72%. In April of 2006, the Predecessor Company also entered into an interest rate swap that converts a notional amount of $200 million of 5.21% fixed rate debt to variable. We accounted for these swaps as derivative financial instruments, thus the change in the fair value of the swaps for the period is recorded into earnings as other income and expense. For the period from October 1, 2005 to May 2, 2006, the Predecessor Company recorded a gain of $0.4 million. We sold these swaps in August of 2006.

Note 5.	Property and Equipment
      Property and equipment consist of the following:

	Predecessor	Activant
	Company	Solutions Inc.

	September 30,	September 30,
(Dollars in thousands)	2005	2006

Furniture and equipment	$34,645	$9,133
Service parts	10,183	944
Leasehold improvements	3,238	1,201

Gross property and equipment	48,066	11,278
Less accumulated depreciation	(39,439)	(2,551)

Net property and equipment	$8,627	$8,727

Note 6.	Goodwill
      The carrying amount of goodwill by reportable segment for fiscal 2005 and 2006 is as follows:

	Predecessor	Activant
	Company	Solutions Inc.

	September 30,	September 30,
(Dollars in thousands)	2005	2006

Systems	$105,902	$183,736
Product Support	188,238	326,625
Content and Data Services	47,714	82,942
Other	3,009	5,229

Total	$344,863	$598,532

      Changes in the carrying amount of goodwill for fiscal 2005 is as follows (dollars n thousands):

Balance as of September 30, 2004	$79,541
Acquisition of Speedware Corporation	89,966
Acquisition of Prophet 21	174,361
Acquisition of Prophet The Systems House	2,535
Purchase accounting adjustments	(1,540)

Balance as of September 30, 2005 (Predecessor)	$344,863

      For the year ended September 30, 2005, Predecessor Company decreased goodwill by $1.5 million, related to the resolution of additional pre-acquisition income tax uncertainties and basis adjustments related to temporary differences of acquired assets that are not expected to reverse.

Note 7.	Intangible Assets
      The components of purchased intangible assets are as follows:

	Predecessor Company

	September 30, 2005

	Gross carrying	Accumulated	Net carrying	Weighted
(Dollars in thousands)	amount	amortization	amount	average life

Technology based	$37,300	$(1,405)	$35,895	6.6 years
Capitalized software and database costs	15,824	(6,984)	8,840	3.0 years
Customer based	61,000	(1,293)	59,707	8.6 years
Trademark and tradenames	14,827	(10,002)	4,825	1.0 years
Other	3,011	(233)	2,778	2.0 years

Total amortizable intangible assets	131,962	(19,917)	112,045
Trademarks and tradenames	11,599	—	11,599	Indefinite

Total	$143,561	$(19,917)	$123,644

	Activant Solutions Inc.

	September 30, 2006

	Gross carrying	Accumulated	Net carrying	Weighted
(Dollars in thousands)	amount	amortization	amount	average life

Technology based	$58,100	$(3,879)	$54,221	6.6 years
Customer based	139,800	(5,246)	134,554	11.2 years
Capitalized software and database costs	2,202	(97)	2,105	3.0 years

Total amortizable intangible assets	200,102	(9,222)	190,880
Trademarks and tradenames	30,500	—	30,500	Indefinite

Total	$230,602	$(9,222)	$221,380

      During the year ended September 30, 2006, we recorded additions to intangible assets of $228.4 in conjunction with the mergers of which $30.5 million was considered to be indefinite lived trademark and tradenames. We estimate that we have no significant residual value related to our finite-lived intangible assets.
      Acquired finite-lived intangibles are generally amortized on a straight-line basis over the weighted average periods. The related amortization expense was $11.2 million and $10.8 million for the years ended September 30, 2004 and 2005, respectively, and $12.0 million from October 1, 2005 to May 2, 2006 and $9.2 million from Inception to September 30, 2006. Estimated amortization expense is approximately $21.9 million in each of the next five fiscal years.
      We will evaluate the purchased intangible assets with an indefinite life on an annual basis as of the beginning of the fourth quarter, and whenever events and changes in circumstances indicate that there may be a potential impairment. Future impairment tests could result in a charge to earnings.

Note 8.	Debt
      Long-term debt consisted of the following:

	Predecessor	Activant
	Company	Solutions Inc.

	September 30,	September 30,
(Dollars in thousands)	2005	2006

10 1/2% senior notes due 2011, net of discount	$155,328	$2,000
Floating rate senior notes due 2010	120,000	—
Senior unsecured bridge loan	180,000	—
Senior secured credit agreement	—	388,050
Senior subordinated notes	—	175,000
Other	149	—

Total debt	455,477	565,050
Current portion	(149)	(3,900)

Long-term debt	$455,328	$561,150

      On March 30, 2006, the Predecessor Company commenced tender offers for all of their outstanding 10 1/2% senior notes due 2011, floating rate senior notes due 2010 and Holdings’ senior floating rate PIK notes due 2011 and solicitations of consents from the holders of these notes with respect to amendments to the indentures governing such notes that would eliminate substantially all of the restrictive covenants contained in such indentures and in such notes and also eliminate certain events of default, certain covenants relating to mergers and certain conditions to legal defeasance and covenant defeasance, but would not eliminate, among other things, certain repurchase obligations in respect of such notes. On April 13, 2006, the Predecessor Company executed the proposed amendments to the indentures for such notes, which amendments became operative immediately prior to the mergers on May 2, 2006. The tender offers closed in conjunction with the mergers on May 2, 2006. After completion of the tender offers, $2.0 million in aggregate principal amount of the 10 1/2% senior notes due 2011 remained outstanding.

Senior Secured Credit Agreement
      On May 2, 2006, in connection with the consummation of the mergers, we entered into a senior secured credit agreement. The senior secured credit agreement provides for (i) a seven-year term loan in the amount of $390.0 million, amortized at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after May 2, 2006, with the balance paid at maturity, and (ii) a five-year revolving credit facility that permits loans in an aggregate amount of up to $40.0 million, which includes a letter of credit facility and a swing line facility. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, five years from May 2, 2006. In addition, subject to certain terms and conditions, the senior secured credit agreement provides for one or more uncommitted incremental term loan and/or revolving credit facilities in an aggregate amount not to exceed $75.0 million. Proceeds of the term loan on the initial borrowing date were used to partially finance the mergers, to refinance certain of our indebtedness and to pay fees and expenses incurred in connection with the mergers and the related financings and transactions.
      The borrowings under the senior secured credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas, and (2) the federal funds rate plus 1/2 of 1%; or (b) a reserve adjusted Eurodollar rate on deposits for periods of one-, two-, three-, or six-months (or, to the extent agreed to by each applicable lender, nine- or twelve-months or less than one month). The initial applicable margin for borrowings is:

•	under the revolving credit facility, 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar rate borrowings, which may be reduced subject to our attainment of certain leverage ratios; and

•	under the term loan facilities, 1.00% with respect to base rate borrowings and 2.00% with respect to Eurodollar rate borrowings.

      In addition to paying interest on outstanding principal under the senior secured credit agreement, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We must also pay customary letter of credit fees for issued and outstanding letters of credit.
      Substantially all of our assets and those of our subsidiaries are pledged as collateral on the senior secured credit agreement.

Senior Subordinated Notes Due 2016
      On April 27, 2006, the Company issued $175.0 million aggregate principal amount of 9.50% senior subordinated notes due May 2, 2016. The notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended, but the notes are expected to be exchanged for substantially identical notes to be registered with the Securities and Exchange Commission pursuant to a registration rights agreement entered into in connection with the indenture.
      Each of our domestic subsidiaries, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all of our obligations under the indenture and the notes. The notes are our unsecured senior subordinated obligations and are subordinated in right of payment to all of our existing and future senior indebtedness (including the senior secured credit agreement), are effectively subordinated to all of our secured indebtedness (including the senior secured credit agreement); and senior in right of payment to all of our existing and future subordinated indebtedness.
      The terms of the senior secured credit agreement and the senior subordinated notes restrict certain activities, the most significant of which include limitations on additional indebtedness, liens, guarantees, payment or declaration of dividends, sale of assets and transactions with affiliates. In addition, the senior secured credit agreement requires us to maintain a maximum total net leverage ratio and a minimum interest coverage ratio. The senior secured credit agreement also contains certain customary affirmative covenants and events of default. At September 30, 2006, we were in compliance with all of the senior secured credit agreement’s and the senior subordinated notes’ covenants.
Aggregate maturities of debt is as follows (dollars in thousands):

2007	$3,900
2008	3,900
2009	3,900
2010	3,900
2011	5,900
Thereafter	543,550

Total	$565,050

Note 9.	Income Taxes
      Significant components of the income tax expense (benefit) attributable to continuing operations are as follows:

	Predecessor
	Company
				Activant
			October 1,	Solutions Inc.
	Year ended	Year ended	2005 to	Inception to
	September 30,	September 30,	May 2,	September 30,
(Dollars in thousands)	2004	2005	2006	2006

Current:
Federal	$669	$8,842	$(3,537)	$108
State	113	1,128	(143)	457
Foreign	285	1,012	540	285

Total Current	1,067	10,982	(3,140)	850
Deferred:
Federal	8,092	(4,805)	(16,959)	1,474
State	1,278	(600)	(2,415)	(254)
Foreign	124	68	(39)	(45)

Total Deferred	9,494	(5,337)	(19,413)	1,175

Income tax expense	$10,561	$5,645	$(22,553)	$2,025

      The provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 35% to income before income taxes as a result of the following:

	Predecessor
	Company
				Activant
			October 1,	Solutions Inc.
	Year ended	Year ended	2005 to	Inception to
	September 30,	September 30,	May 2,	September 30,
(Dollars in thousands)	2004	2005	2006	2006

Income tax expense at U.S. statutory income tax rate	$9,564	$6,708	$(23,717)	$1,787
State taxes, net of U.S. income tax expense (benefit)	1,193	837	(2,488)	232
Permanent differences	(27)	47	4,193	71
Tax credits and other	(169)	(1,947)	(541)	(65)

Income tax expense	$10,561	$5,645	$(22,553)	$2,025

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred taxes are as follows:

	Predecessor	Activant
	Company	Solutions Inc.

	September 30,	September 30,
(Dollars in thousands)	2005	2006

Deferred tax assets:
Inventory and sales return reserves	$1,827	$1,229
Accrued expenses	2,223	4,226
Bad debts and other	2,001	2,826
Deferred income	—	813
Unrealized losses	—	1,365
Net operating losses and tax credit carryforwards	4,752	12,721
Depreciation and amortization	5,698	9,092

	16,501	32,272
Valuation allowance	(2,088)	(2,076)

Total deferred tax assets	14,413	30,196

Deferred tax liabilities:
Software and intangible assets	(42,877)	(88,267)
Other	(1,887)	(1,345)

Total deferred tax liabilities	(44,764)	(89,612)

Net deferred tax assets/ (liabilities)	$(30,351)	$(59,416)

      As of September 30, 2006, we had $14.3 million of federal net operating loss carryforwards and $10.7 million of business tax credit carryforwards. The tax effected asset is $12.7 million, against which we are carrying a valuation allowance of $2.1 million.
      Substantially all of our operating income was generated from domestic operations during 2006. Undistributed earnings, if any, of our foreign subsidiaries are considered to be permanently reinvested and, accordingly, no U.S. Federal or state income taxes have been provided thereon.

Note 10.	Employee Stock and Savings Plans

Predecessor Company
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This revised standard addresses the accounting for stock-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged.
      The Predecessor Company adopted SFAS 123R in the quarter ended December 31, 2005 using the prospective method for all options granted prior to June 2, 2005, the date they became a public company as defined by SFAS 123. Under this transition method, awards continue to be accounted for under APB 25 until they are modified, cancelled, or settled. As a result, there is no compensation cost recognized in the income statement for these awards. For all awards granted after June 2, 2005, they used the modified prospective method. Under this transition method, compensation cost recognized in fiscal 2006 includes compensation cost for all share-based payments granted subsequent to June 2, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. The Predecessor Company recorded a charge of approximately $0.2 million to cost of sales, $0.2 million to sales and marketing expense, $0.3 million to product development expense, and $0.7 million in general and administrative operating expenses for the period October 1, 2005 through May 2, 2006. The total income tax benefit recognized in the income statement was approximately $0.5 million.
      Predecessor Company information on stock option activity is as follows:

		1998 option plan		2000 option plan		2001 option plan

			Weighted		Weighted		Weighted
	Total		average		average		average
		Number of	exercise	Number of	exercise	Number of	exercise
	Total options	shares	price	shares	price	shares	price

Total options outstanding at September 30, 2005	10,819,440	1,351,700	$5.00	9,241,115	$1.87	226,625	$1.46
Options granted	575,000	—	—	575,000	3.80	—	—
Options forfeited	(1,672,020)	(1,351,700)	5.00	(311,170)	1.04	(9,150)	1.29
Options exercised	(9,275,991)	—	—	(9,058,516)	2.34	(217,475)	1.74

Total options outstanding at May 2, 2006	446,429	—	$—	446,429	$2.24	—	$—

      The intrinsic value of options exercised during the period October 1, 2005 to May 2, 2006 was approximately $1.4 million. The weighted average estimated grant date fair value, as defined by SFAS 123R, for options granted under the Predecessor Company three stock option plans for the period October 1, 2005 to May 2, 2006 was $2.09 per share. The fair value of each award granted from the Predecessor Company stock option plans during that time was estimated at the date of grant using the Black-Scholes option pricing model, that uses the assumptions in the following table.

Expected term	6.52 years
Expected volatility	50%
Expected dividends	0%
Risk-free rate	4.4%

      The expected term is based on historical data and represents the period of time that stock options granted are expected to be outstanding. Due to the lack of public company stock trading experience, the expected volatility is based on a comparable group of companies for the period. The Predecessor Company did not intend to pay dividends on its common stock for the foreseeable future, and accordingly, they used a dividend yield of zero. The risk-free rate for periods within the contractual life of the option is based on the T-Bill coupon rate for U.S. Treasury securities in effect at the time of the grant with a maturity approximating the expected term.

Activant Solutions Inc.
      In connection with the mergers, the Predecessor Company canceled all outstanding options in exchange for an $18.1 million cash payment to option holders. Predecessor Company also entered into an agreement with Activant Group, which provides for the rollover of $1.1 million of the fair value of the remaining 446,429 outstanding stock options in Predecessor Company into 333,334 common stock options of Activant Group issued with an exercise price of $1.00 per share which was included in the purchase price. These stock options were fully vested.

      Information on stock options from Inception through September 30, 2006 is as follows:

2006 Option plan

Weighted
average
	Number of	exercise
	shares	price

Total options outstanding at Inception	—	—
Options granted	333,334	$1.00
Options forfeited	—	—
Options exercised	—	—

Total options outstanding at September 30, 2006	333,334	$1.00

      We have a savings and investment plan known as the Activant Solutions Inc. Savings and Investment Plan (the “Plan”) as allowed under Sections 401(k) and 401(a) of the Internal Revenue Code. The Plan provides employees with tax deferred salary deductions and alternative investment options. Employees are eligible to participate the first day of hire and are able to apply for and secure loans from their account in the Plan.
      The Plan provides for contributions as determined annually by the Board of Directors. We match 50% of the first 6% of compensation contributed by each employee and the deferred amount cannot exceed 25% of the annual aggregate salaries of those employees eligible for participation. Highly compensated executive participants are limited to a maximum of 10%. Contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants and amounted to $1.5 million and $1.4 million in the years ended September 30, 2004 and 2005, respectively. We contributed $1.0 million for the period from October 1, 2005 to May 2, 2006 and $1.1 million from Inception to September 30, 2006.

Note 11.	Commitments and Contingencies

Operating Leases
      We rent integration and distribution, software development and data entry facilities; administrative, executive, sales, and customer support offices; and, certain office equipment under non-cancelable operating lease agreements. Certain lease agreements contain renewal options and rate adjustments. Rental expense related to all operating leases was $6.6 million, $7.5 million for the years ended September 30, 2004 and 2005, respectively. Predecessor Company recorded rental expense of $5.9 million for the period from October 1, 2005 to May 2, 2006. We recorded rental expense of $4.1 million from Inception to September 30, 2006. Future minimum rental commitments under all non-cancelable operating leases are as follows (in thousands):

2007	$7,952
2008	7,589
2009	6,472
2010	6,184
2011	5,996
Thereafter	8,341

Total	$42,534

Legal Matters
      We are involved in litigation arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the resolution of these matters is not expected to have a material adverse effect on our results of operations or financial position.

Note 12.	Related Party Transactions
      In February 1997, the Predecessor Company entered into a ten-year Monitoring and Oversight Agreement with Hicks, Muse & Co. Partners, L.P. (“Hicks Muse Partners”), pursuant to which they agreed to pay an annual fee for services provided to them. Cash paid in the years ended September 30, 2004, 2005 and for the period from October 1, 2005 to May 2, 2006 was $390,000, $403,000 and $203,000, respectively. In February, 1997, the Predecessor Company entered into a ten-year Financial Advisory Agreement with Hicks Muse Partners, pursuant to which they agreed to pay Hicks Muse Partners a fee equal to 1.5% of the transaction value for each add-on acquisition in which they were involved. The Predecessor Company paid no fees in the year ended September 30, 2004. For the year ended September 30, 2005, they paid fees of $5.0 million related to the acquisitions of Speedware and Prophet 21. For the period ended May 2, 2006, Predecessor Company paid fees of $3.5 million related to the mergers and the transactions.
      As of September 30, 2006, we own approximately 47.5% of Internet Autoparts, Inc. (“Internet Autoparts”), a Web-based parts ordering and communication company. We, as general partner, own an approximate 20% interest in two separate partnerships with certain customers. We provide management information systems and services to these partnerships. During 2004, and 2005, we recorded service revenue from these partnerships of $3.9 million and $3.7 million, respectively. For the period from October 1, 2005 to May 2, 2006 and the period from Inception to September 30, 2006, we recorded service revenue from these partnerships of $1.2 million and $0.4 million, respectively. During 2004 and 2005, we recorded equity income from these partnerships of $245,000 and $291,000, respectively. For the period from October 1, 2005 to May 2, 2006, we recorded equity income from these partnerships of $0.1 million.

Note 13.	Segment Reporting
      We have organized our business around our products and services (“Segments”) as follows:

•	Systems, which is comprised primarily of proprietary software applications, third-party hardware and peripherals and implementation and training;

•	Product Support, which is comprised of daily operating support through our advice line, software updates, preventive and remedial on-site maintenance and depot repair services;

•	Content and Data Services, which is comprised primarily of databases, exchanges and other information services, including our electronic catalog in the automotive parts aftermarket, and

•	Other Services, which is comprised primarily of business products, such as forms and other paper products.

      Each reportable Segment is managed separately on a revenue and gross profit basis. We do not allocate operating expenses, interest expense, other expenses or assets to each Segment, as this information is not used to measure the operating performance of the Segments. Organizationally, the functional operating areas that support all of our Segments, including systems integration, installation and training, product support, data services, product development and sales and marketing, are integrated under a common reporting and management structure to achieve operating efficiencies.

      The following tables set forth, for the periods indicated, our revenues, cost of revenues, gross profit and gross profit as a percentage of revenue by Segment:

	Predecessor Company
	Year ended September 30, 2004

		Product	Content &	Other
(Dollars in thousands)	Systems	Support	Data Services	Services	Total

Revenues	$81,956	$79,193	$57,345	$7,312	$225,806
Cost of Revenues (exclusive of depreciation and amortization)	45,034	35,209	12,592	4,302	97,137

Gross Profit	$36,922	$43,984	$44,753	$3,010	$128,669

Gross Profit as a Percentage of Revenues	45.1%	55.5%	78.0%	41.2%	57.0%

	Predecessor Company
	Year ended September 30, 2005

		Product	Content &	Other
(Dollars in thousands)	Systems	Support	Data Services	Services	Total

Revenues	$104,789	$96,267	$57,094	$7,841	$265,991
Cost of Revenues (exclusive of depreciation and amortization)	59,179	41,616	12,036	5,295	118,126

Gross Profit	$45,610	$54,651	$45,058	$2,546	$147,865

Gross Profit as a Percentage of Revenues	43.5%	56.8%	78.9%	32.5%	55.6%

	Predecessor Company
	Period from October 1, 2005 to May 2, 2006

		Product	Content &	Other
(Dollars in thousands)	Systems	Support	Data Services	Services	Total

Revenues	$91,404	$91,739	$36,665	$5,407	$225,215
Cost of Revenues (exclusive of depreciation and amortization)	47,654	37,732	8,046	3,764	97,196

Gross Profit	$43,750	$54,007	$28,619	$1,643	$128,019

Gross Profit as a Percentage of Revenues	47.9%	58.9%	78.1%	30.4%	56.8%

	Activant Solutions Inc.
	Inception to September 30, 2006

		Product	Content &	Other
(Dollars in thousands)	Systems	Support	Data Services	Services	Total

Revenues	$69,243	$64,226	$27,011	$3,710	$164,190
Cost of Revenues (exclusive of depreciation and amortization)	35,673	27,066	6,446	2,673	71,858

Gross Profit	$33,570	$37,160	$20,565	$1,037	$92,332

Gross Profit as a Percentage of Revenues	48.5%	57.9%	76.1%	28.0%	56.2%

Geographic segments
      A breakdown by geographic area of revenues and total assets is shown below. The Americas geographic area covers the United States and Canada. The Europe geographic area covers the United Kingdom, Ireland and France.

	Predecessor Company			Activant
				Solutions Inc.
			Period from
	Year ended	Year ended	October 1,	Inception to
	September 30,	September 30,	2005 to	September 30,
(Dollars in thousands)	2004	2005	May 2, 2006	2006

Revenues:
Americas	$219,132	$258,864	$221,247	$161,489
Europe	6,674	7,127	3,968	2,701

Total revenues	$225,806	$265,991	$225,215	$164,190

	vr,1
	September 30,	September 30,
	2005	2006

Assets:
Americas	$566,917	$965,217
Europe	2,520	2,469

Total assets	$569,437	$967,686

Note 14.	Guarantor Consolidation
      The senior secured credit agreement and the senior subordinated notes are guaranteed by our existing, wholly-owned domestic subsidiaries Triad Systems Financial Corporation, HM COOP LLC, Speedware USA, Inc., Prelude Systems Inc., Enterprise Computer Systems Inc., Prophet 21, Inc. Speedware Holdings, Inc., Prophet 21 Investment Corporation, Prophet 21 New Jersey, Inc. and STANPAK Systems, Inc. Our other subsidiaries (the “Non-Guarantors”) are not guarantors of the senior secured credit agreement and the senior subordinated notes. The following consolidated balance sheet as of September 30, 2005 and the consolidated statements of operations and cash flows for the periods ended September 30, 2004, September 30, 2005, and May 2, 2006, represent the financial position, results of operations and cash flows of the Predecessor Company’s Guarantors and Non-Guarantors. The accompanying consolidated balance sheet as of September 30, 2006 and the accompanying consolidated statements of operations and cash flows from Inception to September 30, 2006 represent the financial position, results of operations and cash flows of the Company’s Guarantors and Non-Guarantors.

Consolidating Balance Sheet as of September 30, 2006

	Guarantor

	Principal	Guarantor	Non-Guarantor
(In thousands)	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$26,498	$7,772	$2,113	$—	$36,383
Trade accounts receivable, net of allowance for doubtful accounts	39,134	12,681	3,874	—	55,689
Inventories, net	3,724	467	164	—	4,355
Income taxes receivable	12,195	406	305	—	12,906
Deferred income taxes	4,184	946	271	—	5,401
Prepaid expenses and other current assets	(26,400)	32,843	(1,212)	—	5,231

Total current assets	59,335	55,115	5,515	—	119,965
Property and equipment, net	6,717	1,341	669	—	8,727
Intangible assets, net	221,380	—	—	—	221,380
Goodwill	598,532	—	—	—	598,532
Investments in subsidiaries	16,911	(7,772)	3,437	(12,576)	—
Deferred financing costs	15,137	—	—	—	15,137
Other assets	3,734	127	84	—	3,945

Total assets	$921,746	$48,811	$9,705	$(12,576)	$967,686

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,996	$2,597	$351	$—	$13,944
Intercompany payables (receivables)	—	—	—	—	—
Payroll related accruals	13,362	3,362	1,542	—	18,266
Deferred revenue	14,186	11,763	3,739	—	29,688
Current portion of long-term debt	3,900	—	—	—	3,900
Accrued expenses and other current liabilities	21,798	1,585	53	—	23,436

Total current liabilities	64,242	19,307	5,685	—	89,234
Long-term debt, net of discount	561,150	—	—	—	561,150
Deferred tax liabilities and other liabilities	61,006	7,599	1,024	—	69,629

Total liabilities	686,398	26,906	6,709	—	720,013
Total stockholders’ equity (deficit)	235,348	21,905	2,996	(12,576)	247,673

Total liabilities and stockholders’ equity	$921,746	$48,811	$9,705	$(12,576)	$967,686

Predecessor Company
Consolidating Balance Sheet as of September 30, 2005

		Guarantor

	Parent	Principal	Guarantor	Non-Guarantor
(In thousands)	Company	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$—	$5,800	$3,943	$1,209	$—	$10,952
Trade accounts receivable, net of allowance for doubtful accounts	—	27,419	15,321	4,393	—	47,133
Inventories, net	—	3,213	820	70	—	4,103
Income taxes receivable	—	251	18	92	—	361
Deferred income taxes	—	2,367	1,319	1,146	—	4,832
Prepaid expenses and other current assets	679	2,886	2,799	298	—	6,662

Total current assets	679	41,936	24,220	7,208	—	74,043
Property and equipment, net	—	5,277	2,702	648	—	8,627
Intangible assets, net	—	119,058	—	4,586	—	123,644
Goodwill	—	344,863	—	—	—	344,863
Investments in subsidiaries	32,868	33,907	6,807	2,832	(76,414)	—
Deferred financing costs	1,014	12,756	—	—	—	13,770
Other assets	—	4,322	137	31	—	4,490

Total assets	$34,561	$562,119	$33,866	$15,305	$(76,414)	$569,437

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	—	$10,299	$4,790	$987	—	$16,076
Intercompany payables (receivables)	—	71,606	(73,571)	1,965	—	—
Payroll related accruals	—	11,222	4,071	968	—	16,261
Deferred revenue	—	12,854	10,552	3,893	—	27,299
Current portion of long-term debt	—	—	149	—	—	149
Accrued expenses and other current liabilities	235	11,296	5,887	592	—	18,010

Total current liabilities	235	117,277	(48,122)	8,405	—	77,795
Long-term debt, net of discount	40,000	415,328	—	—	—	455,328
Deferred tax liabilities and other liabilities	—	34,091	8,329	(432)	—	41,988

Total liabilities	40,235	566,696	(39,793)	7,973	—	575,111
Total stockholders’ equity (deficit)	(5,674)	(4,577)	73,659	7,332	(76,414)	(5,674)

Total liabilities and stockholders’ equity	$34,561	$562,119	$33,866	$15,305	$(76,414)	$569,437

Consolidating Statement of Operations from Inception to September 30, 2006

	Guarantor

	Principal	Guarantor	Non-Guarantor
(In thousands)	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues:
Systems	$45,903	$22,151	$1,193	$(4)	$69,243
Services	63,529	25,131	6,287	—	94,947

Total Revenues	109,432	47,282	7,480	(4)	164,190
Cost of revenues (exclusive of depreciation and amortization shown separately below):
Systems	24,482	8,791	2,400	—	35,673
Services	25,858	7,152	3,179	(4)	36,185

Total cost of revenues	50,340	15,943	5,579	(4)	71,858
Gross profit	59,092	31,339	1,901	—	92,332
Operating expenses:
Sales and marketing	15,093	7,319	1,780	—	24,192
Product development	8,555	6,279	1,100	—	15,934
General and administrative	10,926	2,917	1,480	—	15,323
Depreciation and amortization	11,230	421	122	—	11,773

Total operating expenses	45,804	16,936	4,482	—	67,222

Operating income	13,288	14,403	(2,581)	—	25,110
Interest expense	(20,308)	(25)	(7)	—	(20,340)
Other income, net	70	148	117	—	335

Income (loss) before income taxes	(6,950)	14,526	(2,471)	—	5,105
Income tax expense	1,164	509	352	—	2,025

Net income (loss)	$(8,114)	$14,017	$(2,823)	$—	$3,080

Predecessor Company
Condensed Consolidating Statement of Operations for the period from October 1, 2005 to May 2, 2006

		Guarantor

	Parent	Principal	Guarantor	Non-Guarantor
(In thousands)	Company	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues:
Systems	$—	$62,373	$27,108	$1,923	$—	$91,404
Services	—	89,292	35,759	8,760	—	133,811

Total revenues	—	151,665	62,867	10,683	—	225,215
Cost of revenues (exclusive of depreciation and amortization shown separately below):
Systems	—	35,108	11,201	1,345	—	47,654
Services	—	33,357	10,146	6,039	—	49,542

Total cost of revenues	—	68,465	21,347	7,384	—	97,196
Gross profit	—	83,200	41,520	3,299	—	128,019
Operating expenses:
Sales and marketing	—	26,924	8,256	1,918	—	37,098
Product development	—	13,281	9,037	1,343	—	23,661
General and administrative	679	36,828	4,951	2,116	—	44,574
Depreciation and amortization	—	14,310	613	588	—	15,511

Total operating expenses	679	91,343	22,857	5,965	—	120,844

Operating income	(679)	(8,143)	18,663	(2,666)	—	7,175
Interest expense	(3,213)	(29,760)	(9)	(18)	—	(33,000)
Write-off of prior deferred financing costs	(1,774)	(14,220)	—	—	—	(15,994)
Premiums on debt repurchase	(5,120)	(21,551)	—	—	—	(26,671)
Other income, net	—	281	234	218	—	733

Income (loss) before income taxes	(10,786)	(73,393)	18,888	(2,466)	—	(67,757)
Income tax expense (benefit)	(1,436)	(21,708)	7	584	—	(22,553)

Net income (loss)	$(9,350)	$(51,685)	$18,881	$(3,050)	$—	$(45,204)

Predecessor Company
Consolidating Statement of Operations for the Year Ended September 30, 2005

		Guarantor

	Parent	Principal	Guarantor	Non-Guarantor
(In thousands)	Company	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues:
Systems	$—	$89,601	$12,252	$2,940	$(4)	$104,789
Services	—	130,295	17,277	13,630	—	161,202

Total Revenues	—	219,896	29,529	16,570	(4)	265,991
Cost of revenues (exclusive of depreciation and amortization shown separately below):
Systems	—	52,901	4,887	1,391	—	59,179
Services	—	44,218	6,911	7,822	(4)	58,947

Total cost of revenues	—	97,119	11,798	9,213	(4)	118,126
Gross profit	—	122,777	17,731	7,357	—	147,865
Operating expenses:
Sales and marketing	—	33,108	2,231	2,737	—	38,076
Product development	—	16,514	3,549	1,316	—	21,379
General and administrative	—	20,816	5,321	1,931	—	28,068
Depreciation and amortization	—	15,188	302	624	—	16,114

Total operating expenses	—	85,626	11,403	6,608	—	103,637

Operating income	—	37,151	6,328	749	—	44,228
Interest expense	(235)	(25,499)	(18)	24	—	(25,728)
Other income (expense), net	—	651	70	(293)	—	428

Income (loss) before income taxes	(235)	12,303	6,380	480	—	18,928
Income tax expense	—	3,210	2,035	400	—	5,645

Net income (loss)	$(235)	$9,093	$4,345	$80	$—	$13,283

Predecessor Company
Consolidating Statement of Operations for the Year Ended September 30, 2004

		Guarantor

	Parent	Principal	Guarantor	Non-Guarantor
(In thousands)	Company	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues:
Systems	$—	$80,059	$—	$1,944	$(47)	$81,956
Services	—	132,282	1,046	10,522	—	143,850

Total Revenues	—	212,341	1,046	12,466	(47)	225,806
Cost of revenues (exclusive of depreciation and amortization shown separately below):
Systems	—	43,770	—	1,311	(47)	45,034
Services	—	46,617	—	5,486	—	52,103

Total cost of revenues	—	90,387	—	6,797	(47)	97,137
Gross profit	—	121,954	1,046	5,669	—	128,669
Operating expenses:
Sales and marketing	—	31,087	(1,460)	1,969	—	31,596
Product development	—	15,259	—	303	—	15,562
General and administrative	—	15,448	7,022	1,813	—	24,283
Depreciation and amortization	—	16,455	—	129	—	16,584

Total operating expenses	—	78,249	5,562	4,214	—	88,025

Operating income	—	43,705	(4,516)	1,455	—	40,644
Interest expense	—	(19,302)	(63)	(2)	—	(19,367)
Write-off of deferred financing costs	—	(524)	—	—	—	(524)
Gain on sale of assets	—	6,270	—	—	—	6,270
Other income (expense), net	—	315	—	(10)	—	305

Income (loss) before income taxes	—	30,464	(4,579)	1,443	—	27,328
Income tax expense	—	10,354	—	207	—	10,561

Net income (loss)	$—	$20,110	$(4,579)	$1,236	$—	$16,767

Consolidating Statement of Cash Flows from Inception to September 30, 2006

	Guarantor

	Principal	Guarantor	Non-Guarantor
(In thousands)	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$20,762	$7,857	$2,073	$—	$30,692
Investing activities
Purchase of Activant Solutions Inc, net of cash	(782,894)	—	—	—	(782,894)
Purchase of property and equipment	(1,864)	(85)	40	—	(1,909)
Capitalized software costs and databases	(2,202)	—	—	—	(2,202)

Net cash used in investing activities	(786,960)	(85)	40	—	(787,005)
Financing activities
Issuance of common stock at Inception	245,625	—	—	—	245,625
Proceeds from long-term debt	565,000	—	—	—	565,000
Payment on long-term debt	(1,950)	—	—	—	(1,950)
Deferred financing costs	(15,979)	—	—	—	(15,979)

Net cash used in financing activities	792,696	—	—	—	792,696
Change in cash and cash equivalents	26,498	7,772	2,113	—	36,383
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$26,498	$7,772	$2,113	$—	$36,383

Predecessor Company
Condensed Consolidating Statement of Cash Flows for the period from October 1, 2005 to May 2, 2006

		Guarantor

	Parent	Principal	Guarantor	Non-Guarantor
(In thousands)	Company	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$(6,856)	$20,888	$(998)	$(363)	$—	$12,671
Investing activities
Purchase of property and equipment	—	(3,232)	(210)	(144)	—	(3,586)
Capitalized software costs and databases	—	(3,455)	—	—	—	(3,455)
Purchase price adjustments	—	508	—	—	—	508
Equity distributions from partnerships	—	679	—	—	—	679

Net cash used in investing activities	—	(5,500)	(210)	(144)	—	(5,854)
Financing activities
Proceeds from long-term debt	40,000	145,000	—	—	—	185,000
Repayment of senior unsecured bridge loan	(40,000)	(140,000)	—	—	—	(180,000)
Proceeds from credit facility	—	10,000	—	—	—	10,000
Repayment on credit facility	—	(10,000)				(10,000)
Payment on long-term debt	—	—	(149)	—	—	(149)
Repurchase of common stock	(840)	—	—	—	—	(840)
Dividend to/from parent	8,384	(8,384)	—	—	—	—
Exercise of stock options	105	—	—	—	—	105
Deferred financing costs	(793)	(2,768)	—	—	—	(3,561)

Net cash provided by (used in) financing activities	6,856	(6,152)	(149)	—	—	555
Net change in cash and cash equivalents	—	9,236	(1,357)	(507)	—	7,372
Cash and cash equivalents, beginning of period	—	5,800	3,943	1,209	—	10,952

Cash and cash equivalents, end of period	$—	$15,036	$2,586	$702	$—	$18,324

Predecessor Company
Consolidating Statement of Cash Flows for the Year Ended September 30, 2005

		Guarantor

	Parent	Principal	Guarantor	Non-Guarantor
(In thousands)	Company	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$(679)	$38,304	$(5,336)	$(12,081)	$—	$20,208
Investing activities
Purchase of Speedware, net of cash		(117,062)	6,071	10,157		(100,834)
Purchase of Prophet 21 , net of cash		(221,848)	3,648			(218,200)
Purchase of other businesses	—	(2,646)	—	—	—	(2,646)
Purchase of property and equipment	—	(3,922)	(40)	(448)	—	(4,410)
Capitalized software costs and databases	—	(5,052)	—	—	—	(5,052)
Equity distributions from partnerships	—	542	—	—	—	542

Net cash used in investing activities	—	(349,988)	9,679	9,709	—	(330,600)
Financing activities
Proceeds from long-term debt	40,000	260,000	—	—	—	300,000
Deferred finance costs	(1,014)	(9,306)	—	—	—	(10,320)
Payment on long-term debt	—	(200)	(293)	—	—	(493)
Exercise of stock options	92	—	—	—	—	92
Capital contribution from parent	(38,399)	38,399	—	—	—	—

Net cash used in financing activities	679	288,893	(293)	—	—	289,279
Change in cash and cash equivalents	—	(22,791)	4,050	(2,372)	—	(21,113)
Cash and cash equivalents, beginning of period	—	28,591	(107)	3,581	—	32,065

Cash and cash equivalents, end of period	$—	$5,800	$3,943	$1,209	$—	$10,952

Predecessor Company
Consolidating Statement of Cash Flows for the Year Ended September 30, 2004

		Guarantor

	Parent	Principal	Guarantor	Non-Guarantor
(In thousands)	Company	Operations	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$—	$40,262	$431	$1,651	$—	$42,344
Investing activities
Purchase of property and equipment	—	(4,496)	—	(62)	—	(4,558)
Property and equipment sale proceeds	—	7,212	—	—	—	7,212
Capitalized software costs and databases	—	(5,499)	—	—	—	(5,499)
Equity distributions from partnerships	—	188	—	8	—	196

Net cash used in investing activities	—	(2,595)	—	(54)	—	(2,649)
Financing activities
Payment on debt facility	—	369	(369)	—	—	—
Payment on long-term debt facility	—	(17,845)	—	—	—	(17,845)

Net cash used in financing activities	—	(17,476)	(369)	—	—	(17,845)
Change in cash and cash equivalents	—	20,191	62	1,597	—	21,850
Cash and cash equivalents, beginning of period	—	8,400	(169)	1,984	—	10,215

Cash and cash equivalents, end of period	$—	$28,591	$(107)	$3,581	$—	$32,065

Note 15. Unaudited Quarterly Results
Our unaudited quarterly results for the years ended September 30, 2005 and 2006 are presented below.

	Predecessor Company

(In thousands)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2005
Total revenues	$60,939	$58,148	$73,422	$73,482
Gross profit	34,537	32,611	40,863	39,854
Net income (loss)	5,044	4,128	4,710	(599)

	Predecessor Company			Activant Solutions Inc.

			April 1, 2006	Inception to
(In thousands)	1st Quarter	2nd Quarter	to May 2, 2006	June 30, 2006	4th Quarter

2006
Total revenues	$98,131	$99,053	$28,031	$63,416	$100,774
Gross profit	57,502	55,738	14,779	35,284	57,048
Net income (loss)	3,251	1,367	(49,822)	979	2,101

________________________________________________________________________________

Activant Solutions Inc.
Offers to Exchange
         $175,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2016, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9 1/2% Senior Subordinated Notes due 2016.
      Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      (a) Triad Systems Financial Corporation is incorporated under the laws of California.
      Under Section 317 of the California General Corporation Law (“CGCL”), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.
      Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized under Section 317.
      The bylaws of each corporation provides that the corporation may indemnify any director, officer, employee or other agent of the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a proceeding to which that person was or is threatened to be made a party by reason of the fact that he was or is an agent of the corporation, but only to the extent allowed by CGCL and subject to director or shareholder approval as required by the CHCL.
      (b) Speedware Holdings, Inc. is incorporated under the laws of Delaware.
      Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.
      In accordance with these provisions, the articles of incorporation and the bylaws of Speedware Holdings, Inc. provide for indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the full extent permitted by the DGCL, as amended from time to time.
      (c) HM Coop, LLC is a limited liability company organized under the laws of Delaware
      Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

      In accordance with this provisions, the Limited Liability Company Agreement of HM Coop, LLC states that HM Coop, LLC shall indemnify any person who was, is, or is threatened to be made a party to a proceeding to the fullest extent permitted by the DLLCA.
      A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the IBA.
      The bylaws of SDI Merger Corporation permit the corporation to indemnify its officers and directors to the fullest extent permissible under the IBA.
      (d) STANPAK Systems, Inc. is incorporated under the laws of Massachusetts.
      Chapter 156B, Section 67 of the Annotated Laws of Massachusetts (the Massachusetts Business Corporation Act) (“MBCA”) states that indemnification of directors, officers, employees and other agents of a corporation may be provided by it to whatever extent authorized by the articles of organization or a bylaw adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or bylaws otherwise require, indemnification of any such persons who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification.
      No indemnification may be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.
      A corporation shall also have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation whether or not the corporation would have the power to indemnify him against such liability.
      The bylaws of STANPAK Systems, Inc. provide that any person made party to or involved in any litigation by reason of the fact that he is or was a director or officer or by reason of his alleged negligence or misconduct in the performance of his duties as such director or officers shall be indemnified by the corporation against the reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defence of such litigation.
      Each corporation, acting through its board of directors, has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization in which it has an interest, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.
      (f) Prophet 21 (New Jersey), Inc. is incorporated under the laws of New Jersey.
      Section 14A of the Business Corporation Act (the “BCA”) states that any corporation organized for any purpose under any general or special law of New Jersey shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

      The bylaws of Prophet 21 (New Jersey), Inc. state that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation shall be indemnified to the fullest extent permitted under the BCA.
      (g) Enterprise Computer Systems, Inc. is incorporated under the laws of South Carolina.
      Under Section 33 of the South Carolina Code of Laws (the “SCCL”), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.
      The bylaws of Enterprise Computer Systems, Inc. state that the corporation shall indemnify any individual made a party to a proceeding because he is or was a director or officer of the corporation against liability incurred in the proceeding to the fullest extent permitted by the
      (h) Prelude Systems, Inc. is incorporated under the laws of Texas.
      The Texas Business Corporation Act (the “TBCA”) provides that an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defence of the proceeding. A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.
      An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the TBCA if it is determined in accordance with Section 8.103 that the person acted in good faith; reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and, in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.
      The articles of incorporation and bylaws of Prelude Systems, Inc. provide that the corporation shall indemnify its present and former officers and directors to the fullest extent permitted by the TBCA.
Item 21. Exhibits and Financial Statement Schedules.
      (a) Exhibits

2.1	Agreement and Plan of Merger, dated as of March 12, 2006, by and among Lone Star Holding Corp., Lone Star Merger Corp. and Activant Solutions Holdings Inc. (incorporated herein by reference to the exhibits filed with Activant Solutions Inc.’s Current Report on Form 8-K dated March 12, 2006 and filed March 13, 2006) (Commission File No. 333-49389))
3.1	Articles of Incorporation of Activant Solutions Inc.*
3.2	Bylaws of Activant Solutions Inc.*
3.9	Articles of Incorporation of Enterprise Computer Systems, Inc.*
3.10	Bylaws of Enterprise Computer Systems, Inc.*
3.11	Certificate of Formation of HM Coop, Inc.*
3.12	Limited Liability Company Agreement of HM Coop, Inc.*
3.13	Articles of Incorporation of Prelude Systems, Inc.*
3.14	Bylaws of Prelude Systems, Inc.*

3.17	Articles of Incorporation of Prophet 21, Inc.*
3.18	Bylaws of Prophet 21, Inc.*
3.21	Articles of Incorporation of Prophet 21 (New Jersey), Inc.*
3.22	Bylaws of Prophet 21 (New Jersey), Inc.*
3.25	Articles of Incorporation of Speedware Holdings, Inc.*
3.26	Bylaws of Speedware Holdings, Inc.*
3.27	Articles of Incorporation of Speedware USA Inc.*
3.28	Bylaws of Speedware USA Inc.*
3.29	Articles of Incorporation of STANPAK Systems, Inc.*
3.30	Bylaws of STANPAK Systems, Inc.*
3.37	Articles of Incorporation of Triad Systems Financial Corporation*
3.38	Bylaws of Triad Systems Financial Corporation*
4.1	Indenture, dated as of May 2, 2006 Among Lone Star Merger Corp., Activant Solutions Inc., Activant Solutions Holdings Inc., the Guarantors therein and Wells Fargo Bank, National Association, as Trustee, relating to the 9 1/2% Senior Subordinated Notes due 2016*
5.1	Opinion of Simpson Thacher & Bartlett LLP**
5.2	Opinions of DLA Piper US LLP**
5.3	Opinion of Moore & Van Allen PLLC**
10.1	Credit Agreement, dated as of May 2, 2006, among Lone Star Merger Corp., a Delaware corporation (to be merged with, and into, Activant Solutions Holdings Inc., which, in turn shall be merged with, and into, Activant Solutions Inc.), Lone Star Holding Corp., a Delaware corporation, Deutsche Bank Trust Company Americas, as Administrative Agent, Swing Line Lender and an L/ C Issuer, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Syndication Agent*
10.2	Guarantee Agreement, dated as of May 2, 2006, among Lone Star Merger Corp., a Delaware corporation (to be merged with, and into, Activant Solutions Holdings Inc., which, in turn, will be merged with, and into, Activant Solutions Inc., “Merger Sub”), Lone Star Holding Corp., a Delaware corporation (“Holdings”), the Subsidiaries of the Borrower identified therein and Deutsche Bank Trust Company Americas, as Administrative Agent*
10.3	Security Agreement, dated as of May 2, 2006, among Lone Star Merger Corp., a Delaware corporation (to be merged with, and into, Activant Solutions Holdings Inc., which, in turn, will be merged with, and into, Activant Solutions Inc., “Merger Sub”), Lone Star Holding Corp., a Delaware corporation (“Holdings”), the Subsidiaries of Holdings identified therein and Deutsche Bank Trust Company Americas, as Collateral Agent for the Secured Parties (as defined therein)*
10.4	Intellectual Property Security Agreement, dated as of May 2, 2006, among Lone Star Merger Corp., a Delaware corporation (to be merged with, and into, Activant Solutions Holdings Inc., which, in turn, will be merged with, and into, Activant Solutions Inc., “Merger Sub”), Lone Star Holding Corp., a Delaware corporation (“Holdings”), the Subsidiaries of Holdings identified therein and Deutsche Bank Trust Company Americas, as Collateral Agent for the Secured Parties (as defined therein)*
10.6	Employment Agreement between Pervez Qureshi and Lone Star Holding Corp, dated as of May 2, 2006*
10.7	Stockholders Agreement, dated as of May 2, 2006, among Lone Star Holding Corp., Lone Star Merger Corp., Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, LLC, Thoma Cressey Fund VII, L.P., Thoma Cressey Friends Fund VII, L.P., Thoma Cressey Fund VIII, L.P., JMI Equity Fund V, L.P., JMI Equity Fund V (AI), L.P. and the other signatories thereto*
12.1	Computation of Ratio of Earnings to Fixed Charges**
21.1	List of Subsidiaries**
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of DLA Piper US LLP (included as part of its opinions filed as Exhibit 5.2 hereto)
23.3	Consent of Moore & Van Allen PLLC (included as part of its opinion filed as Exhibit 5.3 hereto)

23.4	Consent of Ernst & Young LLP**
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of with respect to the Indenture governing the Notes*
99.1	Form of Letter of Transmittal**
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees**
99.3	Form of Letter to Clients**
99.4	Form of Notice of Guaranteed Delivery**

* Previously filed

** Filed herewith

      (b) Financial Statement Schedules
ACTIVANT SOLUTIONS INC.
Schedule II—Valuation and Qualifying Accounts

		Additions
	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
Description	of Period	Expenses	Deductions	Period

	(Dollars in thousands)
Year ended September 30, 2004:
Allowance for doubtful accounts	$7,748	3,019	$5,128	$5,639
Inventory valuation	948	399	627	720
Year ended September 30, 2005:
Allowance for doubtful accounts	$5,639	$2146	$2,577	$5,208
Inventory valuation	720	797	838	679
Inception to September 30, 2006:
Allowance for doubtful accounts	$—	$2,205	$—	$2,205
Inventory valuation	—	133	129	3

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

ACTIVANT SOLUTIONS INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title:	President, Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President, Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)	January 11, 2007

/s/ Andy Ballard Andy Ballard	Director	January 11, 2007

/s/ Paul Barber Paul Barber	Director	January 11, 2007

/s/ Marcel Bernard Marcel Bernard	Director	January 11, 2007

/s/ Orlando Bravo Orlando Bravo	Director	January 11, 2007

/s/ S. Scott Crabill S. Scott Crabill	Director	January 11, 2007

/s/ David Tunnell David Tunnell	Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

ENTERPRISE COMPUTER SYSTEMS, INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title: President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Chief Financial Officer, Vice President, Treasurer (Principal Accounting Officer) and Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

HM COOP, LLC

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title:	President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Chief Financial Officer, Vice President, Treasurer (Principal Accounting Officer) and Director	January 11, 2007

/s/ Andy Ballard Andy Ballard	Director	January 11, 2007

/s/ Paul Barber Paul Barber	Director	January 11, 2007

/s/ Marcel Bernard Marcel Bernard	Director	January 11, 2007

/s/ Orlando Bravo Orlando Bravo	Director	January 11, 2007

/s/ S. Scott Crabill S. Scott Crabill	Director	January 11, 2007

/s/ David Tunnell David Tunnell	Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

PRELUDE SYSTEMS, INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title: President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Chief Financial Officer, Vice President, Treasurer (Principal Accounting Officer) and Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

PROPHET 21, INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title: President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Vice President, Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

PROPHET 21 (NEW JERSEY), INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title: President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Vice President, Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

SPEEDWARE HOLDINGS, INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title: President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Chief Financial Officer, Vice President, Treasurer (Principal Accounting Officer) and Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

SPEEDWARE USA INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title: President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Chief Financial Officer, Vice President, Treasurer (Principal Accounting Officer) and Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

STANPAK SYSTEMS, INC.

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title: President and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Vice President, Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	January 11, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 11, 2007.

TRIAD SYSTEMS FINANCIAL CORPORATION

By:	/s/ Pervez Qureshi

Name: Pervez Qureshi

Title:	President, Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pervez Qureshi Pervez Qureshi	President, Chief Executive Officer (Principal Executive Officer) and Director	January 11, 2007

/s/ Brian E. Agle Brian E. Agle	Senior Vice President, Chief Financial Officer, Assistant Secretary (Principal Accounting Officer) and Director	January 11, 2007